                             Mercantile Bank, N.A

                                                              Filed Pursuant to
                                                              Rule 424 (b)(3)
                                                              File No. 333-71639

     The board of directors of Mercantile Bank, National Association has approved the acquisition of Mercantile Bank by Wells Fargo & Company under the terms of an Agreement and Plan of Reorganization and a related Agreement and Plan of Consolidation. The acquisition requires the approval of Mercantile Bank's shareholders. A special meeting of shareholders will be held to vote on the acquisition. The date, time, and place of the meeting are as follows:

     WEDNESDAY, FEBRUARY 24, 1999
     1:30 P.M., LOCAL TIME
     835 EAST LEVEE STREET
     BROWNSVILLE, TEXAS  78520

     Wells Fargo also proposes to acquire Mercantile Financial Enterprises, Inc. ("MFE") in a merger immediately before the acquisition of Mercantile Bank. MFE owns approximately 96.0% of the outstanding common stock of Mercantile Bank. The one and only shareholder of MFE has agreed with Wells Fargo to consent to the merger.

     In the acquisitions, Wells Fargo will exchange $174,000,000 of its common stock for all of the outstanding MFE common stock and the outstanding Mercantile Bank common stock held by shareholders of Mercantile Bank other than MFE. Of
                                                          -----
this total amount, Mercantile Bank shareholders other than MFE will receive Wells Fargo common stock equal to approximately 4.0% of the sum of $174,000,000 plus approximately $14.0 million in net liabilities of MFE. Based on 110,551 shares of outstanding Mercantile Bank common stock held by Bank shareholders other than MFE, this works out to approximately $68.00 per share of Mercantile
-----
Bank common stock.

     The approximate number of shares of Wells Fargo common stock you would receive for each share of Mercantile Bank common stock you own may be calculated by dividing $68.00 by a "measurement price," based on the average closing price of a share of Wells Fargo common stock as reported on the New York Stock Exchange for the 10-trading day period ending on the day immediately before the special meeting. Under the Reorganization Agreement, the minimum and maximum measurement prices have been fixed at $37.00 and $41.00, even if the actual average of the closing prices over the 10-day trading period is lower than $37.00 or higher than $41.00.

     For example, if the special meeting were held on February 11, 1999, the date of this proxy statement-prospectus, the actual average for the 10-trading day period ending February 10 would be $34.00, the measurement price would be $37.00, and you would receive approximately 1.84 shares of Wells Fargo common stock for each share of Mercantile Bank common stock you own.

     Whether or not you plan to attend the special meeting, please complete and return the enclosed proxy card.

     Please read this proxy statement-prospectus carefully. It describes the proposed acquisitions and provides important information about the special meeting.

          Graciela Gutierrez
          Chief Executive Officer

                         ____________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE WELLS FARGO COMMON STOCK TO BE ISSUED OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              Proxy Statement-Prospectus dated February 11, 1999.
First mailed to shareholders of Mercantile Bank on or about February 12, 1999.

                              MERCANTILE BANK, N.A.
                              835 EAST LEVEE STREET
                            BROWNSVILLE, TEXAS 78520

--------------------------------------------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 24, 1999

--------------------------------------------------------------------------------

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Mercantile Bank, National Association (the "Bank") has been called by the board of directors of the Bank and will be held at the offices of the Bank, 835 East Levee Street, Brownsville, Texas 78520 on Wednesday, February 24, 1999 at 1:30 p.m., local time.

    The purposes of the special meeting are:

        (1) to consider and vote on a proposal to approve the acquisition of the Bank (the "Consolidation") by Wells Fargo & Company ("Wells Fargo"), pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of October 28, 1998, by and among Mercantile Financial Enterprises, Inc. ("Mercantile"), the Bank, and Wells Fargo, and a related Agreement and Plan of Consolidation, substantially in the form attached as Exhibit A-2 to the Reorganization Agreement (the "Consolidation Agreement").

        (2) to transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

    Holders of record of shares of the Bank common stock at the close of business on January 15, 1999, the record date for the special meeting, are entitled to notice of and to vote at the special meeting or at any postponements or adjournments thereof. The affirmative vote of two-thirds of the outstanding shares of common stock of the Bank is required to approve the Consolidation.

    The board of directors of the Bank has concluded that the Consolidation is fair to and in the best interests of the Bank and its shareholders and unanimously recommends that the Bank shareholders vote for the approval of the Consolidation.

    The terms of the Consolidation and the Wells Fargo common stock to be issued in the Consolidation are described in detail in the accompanying proxy statement-prospectus. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you currently plan to attend the special meeting. You may revoke your proxy in the manner described in the accompanying proxy statement-prospectus at any time before it is voted at the special meeting.

                                              By Order of the Board of Directors


                                              Graciela Gutierrez
                                              Chief Executive Officer

Brownsville, Texas
February __, 1999

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE                      Stock Exchange Listing.....................  30
MERGER AND CONSOLIDATION TRANSACTIONS                Accounting Treatment.......................  30
AND THIS PROXY-STATEMENT-PROSPECTUS.........   1
                                                    THE REORGANIZATION AGREEMENT................  30
SUMMARY.....................................   3     Basic Plan of Reorganization...............  30
 Parties to the Transactions................   3     Representations and Warranties.............  32
 Reasons for the Transactions;                       Certain Covenants..........................  33
  Recommendation of the Board                        Conditions to the Completion of the
  of Directors of Mercantile Bank...........   4      Transactions..............................  34
 Opinion of Financial Advisor...............   4     Termination of the Reorganization
 Required Vote; Voting Agreements...........   5      Agreement.................................  34
 The Transactions...........................   5     Effect of Termination......................  36
 Comparative Per Common Share Data..........  11     Waiver and Amendment.......................  36
 Selected Historical Financial                       Expenses...................................  36
  Information...............................  12
 Share Prices and Dividends for Wells               COMPARISON OF RIGHTS OF HOLDERS OF
  Fargo Common Stock........................  14    MERCANTILE BANK COMMON STOCK AND
                                                    WELLS FARGO COMMON STOCK....................  36
SPECIAL MEETING OF BANK SHAREHOLDERS........  16     Capital Stock..............................  37
 Date, Time, and Place of                            Rights Plan................................  37
  Special Meeting...........................  16     Directors..................................  37
 Matters to be Considered at the                     Amendment of Charter Document
  Special Meeting...........................  16      and Bylaws................................  38
 Record Date................................  16     Approval of Mergers and Asset Sales........  38
 Voting Rights; Votes Required                       Preemptive Rights..........................  39
  for Approval..............................  16     Appraisal Rights...........................  39
 Voting and Revocation of Proxies...........  17     Special Meetings...........................  39
 Solicitation of Proxies....................  17     Directors' Duties..........................  39
 Security Ownership of Certain                       Action Without a Meeting...................  40
  Beneficial Owners and Management;                  Limitation of Director Liability...........  40
  Voting Agreements.........................  17     Indemnification of Officers and
                                                      Directors.................................  40
THE TRANSACTIONS............................  18     Dividends..................................  41
 Background of and Reasons for the                   Corporate Governance Procedures;
  Transactions..............................  18      Nomination of Directors...................  41
 Opinion of Financial Advisor...............  19
 Additional Interests of Mercantile Bank's          INFORMATION ABOUT THE ENTITIES
  Management in the Transactions............  23    TO BE ACQUIRED..............................  42
 Appraisal Rights...........................  24     General....................................  42
 Exchange of Certificates...................  25     Legal Proceedings..........................  42
 Regulatory Approvals.......................  25     Market Price and Dividends.................  42
 Effect on Mercantile Bank's                         Voting Securities and Principal
  Employee Benefit Plans....................  26      Shareholders of MFE and
 Material U.S. Federal Income Tax                     Mercantile Bank...........................  43
  Consequences of the Transactions..........  26     Year 2000 Compliance.......................  44
 Resale of Wells Fargo Common Stock.........  29

                                      (i)

MANAGEMENT'S DISCUSSION AND                                  APPENDIX D    UNITED STATES CODE
ANALYSIS OF FINANCIAL CONDITION                                            TITLE 12, SECTION 215,
AND RESULTS OF OPERATIONS...................  45                           PARAGRAPHS (A)-(C)............ D-1
Results of Operations.......................  45
Financial Condition.........................  54             APPENDIX E    BANKING CIRCULAR 259.......... E-1
Impact on Inflation, Changing Prices
 and Monetary Policies......................  62

CERTAIN REGULATORY AND OTHER
CONSIDERATIONS PERTAINING TO
WELLS FARGO.................................  63
 Bank Regulatory Agencies...................  63
 Bank Holding Company Activities;
  Interstate Banking........................  63
 Dividend Restrictions......................  64
 Holding Company Structure..................  65
 Regulatory Capital Standards and
  Related Matters...........................  66
 FDIC Insurance.............................  68
 Fiscal and Monetary Policies...............  69
 Competition................................  69

EXPERTS.....................................  70

LEGAL MATTERS...............................  70

INFORMATION CONCERNING WELLS
FARGO MANAGEMENT............................  70

WHERE YOU CAN FIND MORE
INFORMATION.................................  71

FINANCIAL STATEMENTS OF
MERCANTILE BANK............................. F-1

APPENDIX A    AGREEMENT AND PLAN
              OF REORGANIZATION
              (INCLUDING THE AGREEMENT
              AND PLAN OF MERGER AS
              EXHIBIT A-1).................. A-1

APPENDIX B    AGREEMENT AND PLAN
              OF CONSOLIDATION.............. B-1

APPENDIX C    OPINION OF ALEX
              SHESHUNOFF & CO............... C-1

                                     (ii)

                             QUESTIONS AND ANSWERS
                ABOUT THE MERGER AND CONSOLIDATION TRANSACTIONS
                      AND THIS PROXY STATEMENT-PROSPECTUS


Q:   WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You can also attend the special meeting and vote your shares of Mercantile Bank common stock in person.

Q:   IS IT IMPORTANT THAT I VOTE AT THE SPECIAL MEETING?

Q. Yes. In order for Wells Fargo's acquisition of Mercantile Bank to be approved, the holders of at least two-thirds of the outstanding shares of Mercantile Bank common stock must vote in favor of the acquisition. You should be aware that Mercantile Bank Financial Enterprises, Inc. ("MFE") has agreed with Wells Fargo to vote all shares of Mercantile Bank common stock MFE owns in favor of the acquisition. Because MFE owns 96% of this stock, it has the ability to approve the acquisition of Mercantile Bank by Wells Fargo even if every other shareholder votes against it.

     You should carefully read the information under the heading "The Transactions-Appraisal Rights" in the enclosed proxy statement-prospectus, as well as Appendix D and E to this document, before deciding how to vote. If you disagree with the acquisition and wish to dissent, you are entitled to an appraisal of the value of your shares of Mercantile Bank common stock. IN ORDER TO EXERCISE THIS APPRAISAL RIGHT, A DISSENTING SHAREHOLDER MUST VOTE AGAINST THE ACQUISITION AND STRICTLY FOLLOW THE PROCEDURES OUTLINED IN APPENDIX D ATTACHED TO THE PROXY STATEMENT-PROSPECTUS. A DISSENTING SHAREHOLDER WHO FAILS TO FOLLOW THESE PROCEDURES WILL LOSE HIS OR HER APPRAISAL RIGHTS.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger and consolidation transactions are completed, Wells Fargo will send you written instructions for exchanging your stock certificates.

Q:   WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as a proxy statement for Mercantile Bank and as a prospectus of Wells Fargo. As a proxy statement it is being provided to Bank shareholders because Mercantile Bank's board of directors is soliciting their proxy to use at the special meeting. As a prospectus, it is being provided to both the MFE shareholder and Mercantile Bank shareholders because Wells Fargo will exchange shares of its common stock for shares of MFE common stock and Mercantile Bank common stock.

Q:   DO I NEED TO READ THE ENTIRE DOCUMENT, INCLUDING THE APPENDICES?

A: Absolutely. Much of this proxy statement-prospectus summarizes information that is set forth in greater detail elsewhere in this document or in the appendices to this document. Each summary is qualified in its entirety by reference to the information being summarized. For example, the summary of the terms of the Reorganization Agreement is qualified in its entirety by reference to the full text of the Reorganization Agreement, a copy of which is included as Appendix A. If there are any differences, the information in the Reorganization Agreement will control over the information in the summary. As a result, to fully understand the transactions and your rights as a Bank shareholder, you will need to read carefully this entire document including appendices.

Q:   IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: This proxy statement-prospectus incorporates important business and financial information about Wells Fargo that is included in the documents being delivered together with this proxy statement-prospectus.

     For example, Wells Fargo's supplemental restated consolidated financial statements for the year ended December 31, 1997 are not included in this document. Instead, they are incorporated from Wells Fargo's current report on Form 8-K filed with the SEC on January 19, 1999.

INFORMATION THAT IS INCORPORATED FROM ANOTHER DOCUMENT IS CONSIDERED PART OF THIS PROXY-STATEMENT PROSPECTUS. IT'S CONSIDERED TO HAVE BEEN DISCLOSED TO YOU WHETHER OR NOT YOU ACTUALLY REVIEW THIS INFORMATION.

Q:   WHERE CAN I FIND THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE?

A: The documents containing the information incorporated in this proxy-statement-prospectus are being delivered with this copy of the proxy statement-prospectus. See page 71 under "Where you Can Find More Information" for a list of the documents that Wells Fargo has incorporated by reference into this proxy statement-prospectus that accompany this document.

Q: WHAT ABOUT REPORTS FILED BY WELLS FARGO AFTER THE DATE OF THIS PROXY STATEMENT-PROSPECTUS?

A: Reports filed by Wells Fargo with the SEC after the date of this proxy statement-prospectus may update, modify, or correct information in the documents incorporated by reference. You should review these reports, as they could disclose a change in the business prospects, financial condition, or other affairs of Wells Fargo since the date of this proxy statement-prospectus.

                                    SUMMARY
                                    -------

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the transactions in which Wells Fargo will acquire MFE and Mercantile Bank fully, and for a more complete description of the transactions' legal terms, you should carefully read this document and the other information available to you. See "Where You Can Find More Information."

 PARTIES TO THE TRANSACTIONS
   WELLS FARGO & COMPANY.......................  Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial,
   420 Montgomery Street                         real estate and mortgage banking, asset management and consumer finance, as well as
   San Francisco, California  94163              a variety of other financial services. These financial services include equipment
    (415) 477-1000                               leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

                                                 At September 30, 1998, Wells Fargo had assets of $195.9 billion, deposits of $130.0 billion and stockholders' equity of $20.6 billion. Based on assets at September 30,
                                                 1998, Wells Fargo was the 7th largest commercial banking organization in the United
                                                 States.

   MERCANTILE FINANCIAL ENTERPRISES,
   INC. ("MFE")................................  MFE is incorporated in Delaware and is wholly-owned by Hemisphere Financial Ltd., a
   835 East Levee Street                         privately held British Virgin Islands corporation. MFE currently holds 96.0% of the
   Brownsville, Texas  78520                     outstanding common stock of Mercantile Bank, which constitutes substantially all of
    (956) 548-6248                               MFE's assets. Other than holding common stock of Mercantile Bank, MFE does not actively engage in any other investment or business activities.

   MERCANTILE BANK, NATIONAL ASSOCIATION.......  Mercantile Bank is a national banking association and one of the largest
   835 East Levee Street                         independently owned banks in South Texas providing continuous personal commitment,
   Brownsville, Texas  78520                     financial strength and export services to the Rio Grande Valley, the Coastal bend
    (956) 546-2421                               and northern Mexico. Mercantile Bank currently operates a total of 12 offices in
                                                 South Texas, of which two are located in Brownsville, seven are located in Corpus
                                                 Christi, one in Portland, one in Harlingen, and one in Ingleside. At September 30,
                                                 1998, Mercantile Bank had approximately $841.2 million in total assets and $658.7 million in total deposits.

   REASONS FOR THE TRANSACTIONS; RECOMMENDATION
   OF THE BOARD OF
   DIRECTORS OF MERCANTILE BANK
  (SEE PAGE 18)..................................  The board of directors of Mercantile Bank has identified various benefits that are likely to result from the transactions in which Wells Fargo will acquire
                                                   Mercantile Bank. The board of directors believes that this acquisition will:

                                                   .  Offer the shareholders of Mercantile Bank the opportunity to acquire a publicly traded equity interest in a larger, more diversified financial institution with a history of paying dividends and which is looking to expand its presence in Southern Texas;


                                                   .  Expand the portfolio of banking products and services offered to customers and the Brownsville community and enable Mercantile Bank to better compete with other banks and financial institutions in the market; and

                                                   .  Increase the profitability of the companies involved through cost savings, operating efficiencies, economies of scale and stronger market positions.

                                                   See "The Transactions-Background of and Reasons for the Transactions" for the
                                                   factors considered by the board of directors of Mercantile Bank in recommending that shareholders of Mercantile Bank approve its acquisition by Wells Fargo.

                                                   MERCANTILE BANK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BANK
                                                   SHAREHOLDERS VOTE "FOR" THE APPROVAL OF WELLS FARGO'S ACQUISITION OF MERCANTILE
                                                   BANK.

   OPINION OF FINANCIAL ADVISOR..................  In deciding to approve the acquisition of Mercantile Bank, its board of directors considered the opinion of Alex Sheshunoff & Co. Investment Banking, its financial advisors, as to the fairness of the consideration to be received by Mercantile
                                                   Bank's minority shareholders from a financial point of view. The opinion is included as Appendix C to this proxy statement-prospectus, and we encourage you to read it.

REQUIRED VOTE; VOTING AGREEMENTS..............   Shareholders who hold at least two-thirds of the outstanding shares of Mercantile
                                                 Bank common stock must vote to approve the acquisition of Mercantile Bank by Wells
                                                 Fargo. MFE has agreed to vote all of the shares of Mercantile Bank common stock it holds, which constitutes approximately 96.0% of the outstanding Mercantile Bank common stock, for approval of this acquisition. As a result, MFE has the ability to approve the acquisition even if every other Mercantile Bank shareholder votes against it. Shareholders should carefully read the information under the heading
                                                 "The Transactions-Appraisal Rights" on page 24 in the proxy statement-prospectus before deciding how to vote.

THE TRANSACTIONS

   HOW WELLS FARGO WILL ACQUIRE MFE AND
   MERCANTILE BANK............................   MFE and a subsidiary of Wells Fargo will merge. MFE will be the surviving company in the merger and will become a subsidiary of Wells Fargo. Immediately after,
                                                 Mercantile Bank will consolidate with a bank subsidiary of Wells Fargo under the name and charter of Mercantile Bank.

   WHAT MERCANTILE BANK SHAREHOLDERS
   Will Receive (see page 31).................   In the transactions, Wells Fargo will exchange $174,000,000 of its common stock for all of the outstanding MFE common stock and the outstanding Mercantile Bank common stock held by shareholders of Mercantile Bank other than MFE. Of this total amount, the shareholder of MFE will receive Wells Fargo common stock equal to approximately
                                                 96.0% of an amount equal to $174,000,000 minus the net liabilities of MFE. Because the shares of Mercantile Bank common stock held by MFE will be indirectly acquired by Wells Fargo in the Merger, MFE will not receive any additional shares of Wells
                                                 Fargo common stock for those shares. Mercantile Bank shareholders other than MFE will receive Wells Fargo common stock equal to approximately 4.0% of the sum of
                                                 $174,000,000 plus the net liabilities of MFE. Based on estimated net cash liabilities of MFE of $14.0 million as of September 30, 1998, and 110,551 shares of outstanding Mercantile Bank common stock held by Bank shareholders other than MFE, this works out to approximately $68.00 per share of Mercantile Bank common stock.

                                                 You may calculate the approximate number of shares of

                                                 Wells Fargo common stock you would receive for each share of Mercantile Bank common stock you own by dividing $68.00 by a "measurement price," based on the average of the closing prices of a share of Wells Fargo common stock as reported on the New
                                                 York Stock Exchange composite tape for the period of 10 trading days ending on the day immediately before the special meeting. Under the terms of the transactions, the minimum and maximum measurement prices have been fixed at $37.00 and $41.00, even if the actual average of the closing prices over the 10-day trading period is lower than $37.00 or higher than $41.00.

                                                 For example, if the special meeting were held on February 11, 1999, the date of this proxy statement-prospectus, the actual average for the 10-day trading period ending February 10 would be $34.00, the measurement price would be $37.00, and you would receive approximately 1.84 shares of Wells Fargo common stock for each share of Mercantile Bank common stock you own.

                                                 The actual number of shares to be received by Mercantile Bank shareholders other than MFE will be determined using a formula which is explained in detail under the heading "The Reorganization Agreement-Basic Plan of Reorganization-Structure and
                                                 Consideration" on page 31 of this proxy statement-prospectus.


   MANAGEMENT AND OPERATIONS OF THE
   MERCANTILE BANK AFTER THE TRANSACTIONS......  When the transactions are complete, Wells Fargo will own all of the outstanding shares of Mercantile Bank common stock. As a result, Wells Fargo will be able to elect or appoint all of the directors and officers of Mercantile Bank.

                                                 As a result of the transactions, Mercantile Bank will become a subsidiary of Wells
                                                 Fargo. Wells Fargo expects that Mercantile Bank will operate at its current location, providing products and services offered by Wells Fargo affiliates.

   ADDITIONAL INTERESTS OF MERCANTILE BANK'S
   MANAGEMENT IN THE TRANSACTIONS
   (SEE PAGE 23) ..............................  Mercantile Bank's management will receive the same consideration for their shares of Mercantile Bank common stock as you will. In considering the recommendation of the board of directors of Mercantile Bank to approve the Reorganization Agreement and the

                                                 Consolidation Agreement, you should be aware that Mercantile Bank's directors and executive officers have interests in the transactions that are different from, or in addition to, the interests of Mercantile Bank shareholders generally. These interests include, among other things, the following:

                                                 .  Wells Fargo has entered into employment agreements with Ms. Graciela Gutierrez and Messrs. James A. Scott and Edward J. Bacak, pursuant to which each of them will be employed by Wells Fargo for a one-year period.

                                                 .  The employment agreement of Ms. Gutierrez and Messrs. Scott and Bacak contain economic incentives to refrain from competing with Wells Fargo for a period of one year after the terms of their respective employment agreements expire.

                                                 Mercantile Bank's board of directors was aware of these interests when it approved the transactions.

 CONDITIONS TO THE COMPLETION OF THE
 TRANSACTIONS (SEE PAGE 34)...................   A number of conditions must be satisfied before the transactions can be completed, including the following:

                                                 .  The transactions must be consented to in writing by the shareholder of the outstanding MFE common stock and must be approved by the holders of at least two-thirds of the outstanding Mercantile Bank common stock. Under a voting agreement with Wells Fargo, the MFE shareholder and MFE (which holds 96.0% of the Mercantile Bank common stock) have agreed to approve the transactions.

                                                 .  The transactions must be approved by the holders of at least two-thirds of the outstanding Mercantile Bank common stock. Under a voting agreement with Wells
                                                    Fargo, MFE has agreed to vote all of its shares of Mercantile Bank common stock in favor of the transactions.

                                                 .  The transactions must be approved by governmental authorities.

                                                 .  MFE and Mercantile Bank must receive a legal opinion that their shareholders will not recognize any gain or loss for federal income tax purposes as a result of the transactions (except for cash received in lieu of fractional shares).

                                                 .  Wells Fargo must receive an opinion from MFE's and Mercantile Bank's outside auditors that there are

                                                       no facts that would prevent Wells Fargo from accounting for the transactions as a pooling of interests.

                                                    .  There cannot be any change since December 31, 1997 that has had, or might reasonably be expected to have, a material adverse effect on MFE and
                                                       Mercantile Bank taken as a whole.

                                                    .  Either Mercantile Bank must be in full compliance with current Year 2000 requirements or there must not be any feature of Mercantile Bank's data processing, operating, or platform systems that would prevent those systems from being converted to Wells Fargo's systems.

                                                    Some of the conditions to the transactions are subject to exceptions and/or to a "materiality" standard. Some conditions may also be waived by the party entitled to assert the condition.


REGULATORY APPROVALS (SEE PAGE 25)............      The transactions are subject to the prior approval of the Federal Reserve Board, as the regulator of bank holding companies such as Wells Fargo. The transaction involving Mercantile Bank is also subject to the approval of the Office of the
                                                    Comptroller of the Currency (the "OCC"), as the regulator of Mercantile Bank.
                                                    The Federal Reserve Board approved the transactions on January 27, 1999. OCC approval has not yet been received as of the date of this proxy statement-
                                                    prospectus.

                                                    Because Wells Fargo will acquire control of Mercantile Bank, Wells Fargo is also required to notify the Texas Division of Banking.

                                                    The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by the shareholder of MFE and Mercantile Bank shareholders other than MFE is fair.
                                                    Regulatory approval does not constitute an endorsement or recommendation of the transactions.

   TERMINATION OF THE AGREEMENTS TO COMPLETE THE
   TRANSACTION  (SEE PAGE 34)................... Wells Fargo, MFE, and Mercantile Bank can mutually agree to terminate the agreements to complete the transactions. Also, either party can terminate these agreements under the following circumstances:

                                                 .  if a court or other governmental authority prohibits the transactions; or

                                                 .  if the transactions are not completed by April 30, 1999, unless the failure to complete the transactions on or before that date is the fault of the party seeking to terminate. MFE can terminate the agreements within five business days after a 20-day trading day period ending on the day before MFE's shareholder consents to the transactions using a formula based on the Wells Fargo measurement price, the closing price of Wells Fargo common stock on the trading day before the agreements were signed, and the stock prices of a group of publicly traded bank holding companies. Shareholders should review the information under the heading "Termination of the Reorganization Agreement-
                                                    Termination by MFE" (see page 34) for a description of this termination right and the formula.

   ACCOUNTING TREATMENT (SEE PAGE 30)........... Wells Fargo expects to account for the transactions under the pooling method of accounting, assuming all of the criteria for a pooling transaction are satisfied.
                                                 Under the pooling of interests accounting method, Wells Fargo will carry forward the assets and liabilities of MFE and Mercantile Bank at their historical recorded values. Because the transactions are not material to the consolidated financial statements of Wells Fargo, Wells Fargo will not restate its balance sheet amounts and results of operations for prior periods to reflect the combination of MFE and
                                                 Mercantile Bank with Wells Fargo.

   APPRAISAL RIGHTS (SEE PAGE 24 AND
   APPENDIX D) ...........................       Mercantile Bank shareholders who dissent are entitled to an appraisal of the value of their shares of Mercantile Bank common stock. To exercise this right, dissenting shareholders must follow the procedures outlined in Appendix D. Failure to comply strictly with these procedures will result in the forfeiture of dissenters' rights.


   MATERIAL U.S. FEDERAL INCOME TAX
   CONSEQUENCES IN THE TRANSACTIONS (SEE
   PAGE 26) ..............................       The transactions have been structured so that the MFE shareholder and Mercantile
                                                 Bank shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the transactions except for cash received in lieu of fractional shares. The transactions are conditioned on the receipt by MFE and Mercantile Bank of a legal opinion to this effect.

                                                 THIS TAX TREATMENT MAY NOT APPLY TO ALL SHAREHOLDERS. YOU SHOULD CONSULT YOUR OWN
                                                 TAX ADVISOR FOR A FULL UNDERSTANDING OF THE SPECIFIC TAX CONSEQUENCES OF THE
                                                 TRANSACTIONS TO YOU.

   MARKET INFORMATION (SEE PAGE 14)........      Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago
                                                 Stock Exchange under the symbol "WFC." Before November 3, 1998, the common stock traded under the symbol "NOB." The symbol was changed following the combination of
                                                 Norwest Corporation and old Wells Fargo on November 2, 1998.

                                                 On October 27, 1998, the last full trading day before MFE, Mercantile Bank, and
                                                 Wells Fargo signed the Reorganization Agreement, Wells Fargo common stock closed at
                                                 $36.1875 per share. On February 10, 1999, Wells Fargo common stock closed at $32.75 per share.

                                                 There is no public market for MFE common stock or Mercantile Bank common stock.

   CERTAIN REGULATORY AND OTHER                  Wells Fargo, its banking subsidiaries, and many of its nonbanking subsidiaries are
   CONSIDERATIONSWELLS FARGO                     subject to extensive regulation by a number of federal and state agencies.
   (SEE PAGE 63)                                 This regulation may affect, among other things, Wells Fargo's earnings and/or restrict its ability to pay dividends on Wells Fargo common stock.

COMPARATIVE PER COMMON SHARE DATA

     The following table presents selected comparative per common share data for Wells Fargo common stock on a historical and pro forma combined basis and for Mercantile Bank common stock on a historical and pro forma equivalent basis. The historical information for Wells Fargo has been restated to reflect the combination of Norwest Corporation and old Wells Fargo under the "pooling of interests" accounting method.

     The pro forma information in the table assumes that Wells Fargo will exchange approximately 1.8 shares of its common stock for each share of Mercantile Bank common stock not held by MFE. This is the "assumed exchange ratio" that would result if the Wells Fargo measurement price were $38.00 and the "Bank Consolidation Value" were $187,950,000. See "The Reorganization Agreement-Basic Plan of Reorganization." The pro forma information also assumes the transactions are accounted for using the pooling method of accounting. See "The Transactions-Accounting Treatment."

     As you review the table, keep the following in mind:

     . Pro Forma Combined Book Value. The pro forma combined book value per share of Wells Fargo common stock represents the historical total combined common stockholders' equity for Wells Fargo and Mercantile Bank divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Mercantile Bank common stock represents the pro forma combined book value per share of Wells Fargo common stock multiplied by the assumed exchange ratio of 1.8.

     . Dividends Declared. This information assumes no changes in cash dividends per share by Wells Fargo. The pro forma equivalent dividends per share of Mercantile Bank common stock represent cash dividends declared per share of Wells Fargo common stock multiplied by the assumed exchange ratio.

     . Pro Forma Combined Net Income. The pro forma combined net income per share of Wells Fargo common stock (based on weighted average number of common and common equivalent shares) is the combined historical net income for Wells Fargo and Mercantile Bank divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Mercantile Bank common stock represents the pro forma combined net income per share multiplied by the assumed exchange ratio.

     The information in the table should be read with (a) the selected historical information (and related notes) for Wells Fargo and Mercantile Bank appearing elsewhere in this proxy statement-prospectus, (b) the complete financial statements of Mercantile Bank appearing elsewhere in this proxy statement-prospectus, and (c) the restated financial statements of Wells Fargo included in the documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information." The information in the table is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the transactions become effective prior to the periods indicated.

                                                             WELLS FARGO                                    BANK
                                                             COMMON STOCK                               COMMON STOCK
                                               --------------------------------------     --------------------------------------
                                                                         PRO FORMA                                  PRO FORMA
                                                   HISTORICAL            COMBINED             HISTORICAL           EQUIVALENT
                                               ----------------     -----------------     ----------------     -----------------
BOOK VALUE:
 09/30/98                                            $ 12.40              12.42                 33.02                 22.36
 12/31/97                                              11.92              11.94                 30.10                 21.46

DIVIDENDS DECLARED:
 Nine Months Ended 09/30/98                            0.515              0.515                    --                 0.927
 Year Ended 12/31/97                                  0-.615              0.615                    --                 1.107
 Year Ended 12/31/96                                   0.525              0.525                 1.000                 0.945
 Year Ended 12/31/95                                   0.450              0.450                    --                 0.810

NET INCOME:
Basic:
 Nine Months Ended 09/30/98                             1.31               1.31                  2.15                  2.36
 Year Ended 12/31/97                                    1.50               1.50                  2.85                  2.70
 Year Ended 12/31/96                                    1.38               1.38                  2.95                  2.48
 Year Ended 12/31/95                                    1.66               1.66                  3.03                  2.99

DILUTED:
 Nine Months 0 9/30/98                                  1.29               1.29                  2.15                  2.32
 Year Ended 12/31/97                                    1.48               1.48                  2.85                  2.66
 Year Ended 12/31/96                                    1.36               1.36                  2.95                  2.45
 Year Ended 12/31/95                                    1.62               1.62                  3.03                  2.92

SELECTED HISTORICAL FINANCIAL INFORMATION

     Wells Fargo. The following selected financial information is to aid you in your analysis of the financial aspects of the transactions. Except for the balance sheet data for September 30, 1997, the information for Wells Fargo is derived from information contained in its current report on Form 8-K filed with the SEC on January 19, 1999 and should be read with that information. A copy of the current report on Form 8-K, which is incorporated by reference, is being delivered to Bank shareholders with this proxy statement-prospectus. See "Where You Can Find More Information." The balance sheet data for September 30, 1997 for Wells Fargo is derived from the quarterly reports on Form 10-Q for the quarter ended September 30, 1997 of Norwest Corporation and old Wells Fargo. The information for Mercantile Bank is derived from its historical financial statements (and related notes) contained elsewhere in this proxy statement-prospectus.

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30                      YEARS ENDED DECEMBER 31
                                       --------------------  ----------------------------------------------------
                                           1998       1997       1997       1996     1995      1994      1993
                                           ----       ----       ----       ----     ----      ----      ----
 (In millions, except per share data)
INCOME STATEMENT DATA
   Interest income................     $ 10,458     10,159     13,602     12,841    9,802     8,159     7,707
   Interest expense...............        3,769      3,691      4,954      4,619    3,879     2,745     2,547
                                       --------    -------    -------    -------  -------   -------    ------
   Net interest income                    6,689      6,468      8,648      8,222    5,923     5,414     5,160
   Provision for credit losses....          921        799      1,140        500      312       365       708
   Non-interest income                    4,815      4,138      5,599      4,724    3,141     2,805     2,640
   Non-interest expenses..........        7,042      6,675      8,914      8,679    5,551     5,217     5,183
                                       --------    -------    -------    -------  -------   -------   -------
   Income before income taxes             3,541      3,132      4,193      3,767    3,201     2,637     1,909
   Income tax expense.............        1,397      1,283      1,694      1,539    1,213       995       779
                                       --------    -------    -------    -------  -------   -------   -------
   Net income.....................     $  2,144      1,849      2,499      2,228    1,988     1,642     1,130
                                       ========    =======    =======    =======  =======   =======   =======

PER COMMON SHARE DATA
   Net income:
     Basic........................     $   1.31       1.11       1.50       1.38     1.66      1.40      1.85
     Diluted......................         1.29       1.09       1.48       1.36     1.62      1.36      1.74
   Dividends declared.............        0.515      0.450      0.615      0.525    0.450     0.383     0.320

BALANCE SHEET DATA
   At period end:
    Total assets..................     $195,863    182,907    185,685    188,633  122,200   112,674   107,170
    Long-term debt................       18,486     17,516     17,335     18,142   16,726    12,039    11,072
    Total stockholders' equity           20,558     19,743     19,778     20,051    9,239     7,629     7,947

    Mercantile Bank. The following selected financial data for Mercantile Bank should be read in conjunction with the financial statements of Mercantile Bank and the notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Mercantile Bank." The selected financial data at December 31 for each of the years 1993 through 1997 have been derived from Mercantile Bank's Financial Statements which have been audited by Burton, McCumber & Cortez, L.L.P., independent public accountants. The selected financial data at and for the nine months ended September 30, 1998 and 1997 have been derived from financial statements of Mercantile Bank which have not been audited but, in the opinion of management, contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations of Mercantile Bank at and for those time periods.

    Because MFE does not conduct any other investment or business activities other than holding approximately 96.0% of the outstanding Mercantile Bank common stock, MFE's selected financial data is materially the same as that of Mercantile Bank's. Instead of including MFE's selected financial data, reference is hereby made to the selected financial data of Mercantile Bank below.


                                            NINE MONTHS
                                         ENDED SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                       ---------------------   ---------------------------------------------------------
                                          1998        1997        1997        1996        1995        1994         1993
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Interest income                      $  41,603   $  40,648   $  55,288   $  54,318   $  54,414   $  46,789   $  41,541
  Interest expense                        21,187      20,548      27,720      26,753      26,315      18,632      16,632
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------

     Net interest income                  20,416      20,100      27,568      27,565      28,099      28,157      24,909

  Provision for loan losses                  575         525         845         263         100         265      (1,285)
  Non-interest income                      5,020       4,993       6,447       5,334       7,078       8,060       8,190
  Non-interest expense                    16,252      16,622      22,005      22,028      23,019      22,407      22,917
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------

     Income before income taxes            8,609       7,946      11,165      10,608      12,058      13,545      11,467
  Income taxes                             2,725       2,403       3,364       2,537       3,778       4,333       3,540
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------

     Net income                        $   5,884   $   5,543   $   7,801   $   8,071   $   8,280   $   9,212   $   7,927
                                       =========   =========   =========   =========   =========   =========   =========

BASIC EARNINGS PER SHARE
  Net income per share:                $    2.15   $    2.02   $    2.85   $    2.95   $    3.03   $    3.38   $    2.98
                                       =========   =========   =========   =========   =========   =========   =========

  Dividends declared per common
  share                                $       -   $       -   $       -   $    1.00   $       -   $       -   $       -

                                       =========   =========   =========   =========   =========   =========   =========

BALANCE SHEET DATA
  At end of period:
     Total assets                      $ 841,174   $ 807,673   $ 862,436   $ 834,281   $ 812,903   $ 758,134   $ 774,726
     Total liabilities                   750,710     728,027     779,974     761,906     743,838     708,083     723,319
     Total shareholders' equity           90,464      79,646      82,462      72,375      69,065      50,051      51,407

SHARE PRICES AND DIVIDENDS FOR WELLS FARGO COMMON STOCK

     The following table sets forth the high and low sales prices per share of the Wells Fargo common stock, and the cash dividends paid on Wells Fargo common stock, for the quarterly periods indicated. Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "WFC." Before November 3, 1998, the common stock was traded under the symbol "NOB." The symbol was changed following the combination of Norwest Corporation and old Wells Fargo on November 2, 1998. The prices for Wells Fargo common stock are as reported on the New York Stock Exchange. The cash dividend and stock price information for 1996 and the first three quarters of 1997 has been adjusted to reflect the two-for-one split, effected in the form of a 100% stock dividend, of Wells Fargo common stock on October 10, 1997. There is no public market for MFE or Mercantile Bank common stock.

                                                                   WELLS FARGO COMMON STOCK
                                                                   ------------------------
                                                        HIGH                  LOW               DIVIDENDS
                                                       -----                  ----              ---------
         1996
           First Quarter                              18.5625                15.2500               0.120
           Second Quarter                             18.7500                16.5000               0.135
           Third Quarter                              20.5000                16.0000               0.135
           Fourth Quarter                             23.4375                20.3750               0.135

         1997
           First Quarter                              26.6250                21.3750               0.150
           Second Quarter                             29.6250                22.1875               0.150
           Third Quarter                              32.1563                28.1250               0.150
           Fourth Quarter                             39.5000                29.7500               0.165

         1998
           First Quarter                              43.8750                34.7500               0.165
           Second Quarter                             43.7500                34.0000               0.165
           Third Quarter                              39.7500                27.5000               0.185
           Fourth Quarter                             40.8800                30.1900               0.185

         1999
           First Quarter
           (through February 10, 1999)                40.4375                32.1875                  --

  The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors. As described in "Certain Regulatory and Other Considerations Pertaining to Wells Fargo-Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo. Because of limitations on the ability of Wells Fargo Bank, N.A. to pay dividends, OCC approval will likely be required before Wells Fargo Bank, N.A. may pay dividends to the parent company. See "Certain Regulatory and Other Considerations Pertaining to Wells Fargo-Dividend Restrictions."

                SPECIAL MEETING OF MERCANTILE BANK SHAREHOLDERS

  Mercantile Bank is sending you this proxy statement-prospectus to provide you with information concerning the acquisition by Wells Fargo of Mercantile Bank in a consolidation transaction (the "Consolidation") under the terms of an Agreement and Plan of Reorganization among Wells Fargo, MFE, and Mercantile Bank (the "Reorganization Agreement") and a related Agreement and Plan of Consolidation (the "Consolidation Agreement") and to solicit your proxy for use at the special meeting. At the special meeting, Bank shareholders will be asked to approve the Consolidation and Reorganization Agreement and the related Consolidation Agreement.

DATE, TIME, AND PLACE OF SPECIAL MEETING

  The date, time and place of the special meeting are as follows:

          Wednesday, February 24, 1999
          1:30 p.m., local time
          Mercantile Bank, National Association
          835 East Levee Street
          Brownsville, Texas  78520

  Mercantile Bank shareholders are requested to promptly sign, date, and return the accompanying proxy card in the enclosed postage-paid and pre-addressed envelope. Failure to return a properly executed proxy card or to vote at the meeting will have the same effect as a vote against approval of the Reorganization Agreement and the Consolidation Agreement.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  The purposes of the special meeting are (a) to consider and vote upon the approval of the Reorganization Agreement and the Consolidation Agreement, and
(b) to transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

  For the reasons set forth, Mercantile Bank's board of directors has, by unanimous vote, approved the Reorganization Agreement and the Consolidation Agreement and recommends a vote "FOR" approval of the Reorganization Agreement and the Consolidation Agreement.

RECORD DATE

  Mercantile Bank has established January 15, 1999 as the record date for the meeting (the "Mercantile Bank Record Date"). Only Mercantile Bank shareholders of record on that date are entitled to attend and vote at the special meeting.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

  On the Mercantile Bank Record Date, there were 2,739,928 shares of Mercantile Bank common stock outstanding and entitled to vote at the special meeting. The holders of Mercantile Bank common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares is necessary for a quorum. Approval of the Consolidation requires the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of Mercantile Bank common stock on the Mercantile Bank Record Date.

VOTING AND REVOCATION OF PROXIES

  Shares represented by proxies properly executed and received in time to be voted at the special meeting will be voted in accordance with the instructions indicated on the proxies. Proxies which do not contain voting instructions will be voted "FOR" the proposal to approve the Reorganization Agreement and the Consolidation Agreement. All proxies voted "FOR" such matters, including proxies on which no instructions are indicated, may, at the discretion of the proxy holder, be voted "FOR" a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; provided however, that no proxy which is voted against approval of the Reorganization Agreement and the Consolidation Agreement or on which the relevant shareholder specifically abstains from voting with respect to such approval will be voted in favor of any such adjournment or postponement.

  You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of Mercantile Bank before or at the special meeting, or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

  It is not expected that any matters other than as described herein will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, persons appointed as proxies will have discretion to vote or act thereon in their best judgment.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers and employees of Mercantile Bank may solicit proxies from Mercantile Bank shareholders personally or by telephone or other means without additional remuneration therefor. Mercantile Bank will also provide persons, trusts, firms, banks, and corporations holding shares in their names or in the names of nominees, which in any case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. Mercantile Bank will bear the cost of solicitation of proxies from Bank shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT; VOTING
AGREEMENTS

  As of the Mercantile Bank Record Date, MFE and the directors and officers of Mercantile Bank beneficially held, in the aggregate, the ability to direct the voting with respect to 2,712,258 shares of Mercantile Bank common stock, comprising approximately 99.02% of the voting power of Mercantile Bank common stock outstanding on the Mercantile Bank Record Date. In addition, pursuant to a voting agreement between Wells Fargo and MFE, MFE, which holds 2,629,371 shares, or approximately 96.0% of the voting power of Mercantile Bank common stock, has agreed to vote its shares in favor of the Consolidation.

                               THE TRANSACTIONS

BACKGROUND OF AND REASONS FOR THE TRANSACTIONS

  Merger activity among financial institutions has continued at a heightened level during the past several years. From time to time during this period, Mercantile Bank was approached informally by various parties to see if it would consider a business combination. The board of directors of Mercantile Bank was interested in a combination because it recognized that a stronger and bigger institution would be more likely to possess the financial resources to compete more effectively in the rapidly changing marketplace for banking and financial services in the southern Texas area.

  In 1996, Mercantile Bank agreed to be acquired by Laredo National Bancshares, Inc. However, the proposed combination failed to receive permission from the Federal Reserve Board and Laredo National Bancshares, Inc. withdrew its application to acquire Mercantile Bank in January of 1998.

  After the termination of the proposed combination with Laredo National Bancshares, Inc., the board of directors of Mercantile Bank retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") to seek potential partners for a business combination, and Sheshunoff approached a number of possible acquirors to assess their level of interest in an acquisition. Wells Fargo (formerly Norwest Corporation) expressed strong interest because it was looking to increase its presence in the Rio Grande Valley, the Coastal Bend, and northern Mexico. In the Rio Grande Valley, Wells Fargo operates through its wholly-owned subsidiary, First Valley Bank, which has 16 branches in four Texas counties.

  A number of conversations took place in August and September of 1998 between the management of Wells Fargo and the management of both Mercantile Bank and MFE as the only shareholder of Mercantile Bank. As a result of these discussions, which included a purchase price and other terms, Wells Fargo commenced a due diligence investigation of Mercantile Bank and MFE, and the parties began negotiating a definitive acquisition agreement, under which Wells Fargo would acquire both MFE by a merger of MFE with a subsidiary of Wells Fargo (the "Merger") and Mercantile Bank in the Consolidation (the "Transactions"). The Reorganization Agreement was approved by Mercantile Bank's board of directors and the MFE board of directors on October 19, 1998, and executed on October 28, 1998.

  In reaching its decision to enter into the Reorganization Agreement, the boards of directors of Mercantile Bank and MFE consulted with its legal, tax, and other advisors and considered a number of factors including, but not limited to, the following:

     (i) the price to be received by Mercantile Bank shareholders and the MFE shareholder, including how the price to be received related to prices received by other comparable banking organizations;

     (ii) the fairness opinion of Sheshunoff to Mercantile Bank's minority shareholders that the exchange ratio was fair, from a financial point of view, to the minority holders of Mercantile Bank common stock;

     (iii) the increased investment liquidity that the receipt of Wells Fargo common stock would provide to Mercantile Bank shareholders and the MFE shareholder;

     (iv) the fact that Wells Fargo is a diversified financial services company with banking operations in 21 states and nonbanking operations (including insurance, investment services, mortgages, and consumer finance) in all 50 states;

     (v) the ability to expand the portfolio of banking products and services offered to customers and the Brownsville community, thus enabling Mercantile Bank to better compete with other banks and financial institutions in the Brownsville and surrounding markets;

     (vi) the tax-free nature of the exchange of Mercantile Bank common stock and MFE common stock for Wells Fargo common stock; and

     (vii) the opportunity for cost savings, operating efficiencies, and economies of scale.

OPINION OF FINANCIAL ADVISOR

  General. Mercantile Bank retained Sheshunoff to provide its opinion of the fairness of the consideration to be received by Mercantile Bank's shareholders other than MFE in connection with the Consolidation and related matters. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Mercantile Bank's board of directors decided to retain Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions. On October 9, 1998, Sheshunoff rendered its written opinion that, as of such date, the consideration was fair, from a financial point of view, to the holders of Mercantile Bank's common stock other than MFE.

  The full text of the Sheshunoff's opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix C to this proxy statement-prospectus. Mercantile Bank's shareholders are urged to read the Sheshunoff opinion carefully and in its entirety. Sheshunoff's opinion is addressed to Mercantile Bank's board of directors and is not a recommendation to any shareholder of Mercantile Bank as to how such shareholder should vote at the special meeting.

  In connection with its opinion, Sheshunoff: (i) reviewed the Reorganization Agreement, including the Consolidation Agreement; (ii) reviewed certain publicly available financial statements and other information of Mercantile Bank and Wells Fargo, respectively; (iii) reviewed certain internal financial statements and other financial and operating data of Mercantile Bank provided to Sheshunoff by its management; (iv) reviewed the reported prices and share trading activity for Wells Fargo; (v) discussed the past and current operations, financial condition, and future prospects of Mercantile Bank with its executive management; (vi) compared Mercantile Bank and Wells Fargo from a financial point of view with certain other banking companies that Sheshunoff deemed to be relevant; (vii) compared the financial performance of Wells Fargo and the prices and trading activity of Wells Fargo common stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions nationally, in the Southern United States, and in Texas, and; (ix) performed such other analyses and reviews as Sheshunoff deemed appropriate.

  In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the information listed above and provided to it or made publicly available. Sheshunoff did not assume any responsibility for independent verification of such information. With respect to internal confidential financial projections, Sheshunoff assumed that such projections were reasonably prepared on the basis that reflects the best currently available estimates and judgments of the future financial performance of Mercantile Bank. Sheshunoff did not independently verify the validity of such assumptions. Sheshunoff also did not make any independent evaluation or appraisal of the assets or liabilities of Mercantile Bank, nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of Mercantile Bank. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

  With respect to Wells Fargo, Sheshunoff relied solely upon publicly available data regarding Wells Fargo's financial condition and performance. Sheshunoff did not meet with or discuss this publicly available information with the management of Wells Fargo. Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Wells Fargo, was not furnished with any evaluations or appraisals, and did not review any individual credit files of Wells Fargo.

  Sheshunoff's opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to Sheshunoff as of October 9, 1998, the date of its opinion.

  In connection with rendering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a result, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the minority shareholders of Mercantile Bank is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of Mercantile Bank.

  In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Mercantile Bank. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of Mercantile Bank's board of director's or Mercantile Bank's management's opinion with respect to the value of Mercantile Bank.

  The following is a summary of the analyses performed by Sheshunoff in connection with its opinion dated as of October 9, 1998. Where available, the following discussion contains financial information updated to January 11, 1999:

  Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Texas, in the southern United

States, and nationally, with comparable characteristics to Mercantile Bank and Wells Fargo transaction. Three sets of comparable transactions were analyzed to ensure a thorough comparison.

  The first set of comparable transactions (the "state transactions") was comprised to reflect the asset size and regional location of Mercantile Bank. The regional transactions specifically consisted of six (6) mergers and acquisitions of banks with total assets above $250 million and located in Texas which sold for common stock between June 1, 1997 and January 11, 1999. The analysis yielded multiples of the regional transactions' purchase price relative to: (i) book value ranging from 2.08 times to 4.65 times with an average of 2.99 times and a median of 2.84 times (compared with the multiple implied in the Consolidation, based on the closing price of Wells Fargo common stock at January 11, 1999, of 1.99 times September 30, 1998 book value); (ii) last 12 months earnings ranging from 14.6 times to 28.2 times with an average of 20.3 times and a median of 19.2 times (compared with the multiple implied in the Consolidation, based on the closing price of the Wells Fargo common stock at January 11, 1999, of 22.1 times last 12 months earnings as of September 30, 1998); (iii) total assets ranging between 21.9% and 29.4% with an average of 23.7% and a median of 22.8% (compared with the multiple implied in the Consolidation, based on the closing price of the Wells Fargo common stock at January 11, 1998, of 21.4% of September 30, 1998 total assets); and (iv) total deposits ranging from 23.9% to 34.6% with an average of 26.6% and a median of 25.6% (compared with the multiple implied in the Consolidation, based on the closing price of the Wells Fargo common stock at January 11, 1999, of 27.3% of deposits as of September 30,
1998).

  The second set of comparable transactions (the "southern transactions") was comprised to reflect a broader defined group of comparable transactions based on the asset size, location and type of consideration received. The southern transactions specifically consisted of six (6) mergers and acquisitions of banks in the southern United States with total assets between $500 million and $1 billion and located in the South which sold for common stock between January 1, 1998 and January 11, 1999. The analysis yielded multiples of the regional transactions' purchase price relative to: (i) book value ranging from 2.08 times to 4.65 times with an average of 3.08 times and a median of 2.82 times (compared with the multiple implied in the Consolidation, based on the closing price of Wells Fargo common stock at January 11, 1999, of 1.99 times September 30, 1998 book value); (ii) last 12 months earnings ranging from 16.6 times to 29.7 times with an average of 24.1 times and a median of 26.6 times (compared with the multiple implied in the Consolidation, based on the closing price of the Wells Fargo common stock at January 11, 1999, of 22.1 times last 12 months earnings as of September 30, 1998); (iii) total assets ranging between 20.2% and 29.8% with an average of 26.1% and a median of 27.2% (compared with the multiple implied in the Consolidation, based on the closing price of the Wells Fargo common stock at January 11, 1998, of 21.4% of September 30, 1998 total assets); and (iv) total deposits ranging from 23.2% to 36.8% with an average of 30.7% and a median of 31.2% (compared with the multiple implied in the Consolidation, based on the closing price of the Wells Fargo common stock at January 11, 1999, of 27.3% of deposits as of September 30, 1998).

  The third set of comparable transactions (the "national transactions") was comprised to reflect a broader universe than exhibited by the southern transactions. These national transactions specifically consisted of fifteen
(15) mergers and acquisitions of banks in the United States with total assets between $500 million and $1 billion which sold for common stock between January 1, 1998 and January 11, 1999. The analysis yielded multiples of the regional transactions' purchase price relative to: (i) book value ranging from 2.08 times to 4.65 times with an average of 3.17 times and a median of 3.16 times (compared with the multiple implied in the Consolidation, based on the closing price of Wells Fargo common stock at January 11, 1999, of 1.99 times September 30, 1998 book value); (ii) last 12 months earnings ranging from 16.6 times to 37.6 times with an average of 26.7 times and a median of 26.0 times

(compared with the multiple implied in the Consolidation, based on the closing price of the Wells Fargo common stock at January 11, 1999, of 22.1 times last 12 months earnings as of September 30, 1998); (iii) total assets ranging between 20.2% and 36.4% with an average of 28.4% and a median of 29.4% (compared with the multiple implied in the Consolidation, based on the closing price of the Wells Fargo common stock at January 11, 1998, of 21.4% of September 30, 1998 total assets); and (iv) total deposits ranging from 23.2% to 43.0% with an average of 33.0% and a median of 34.6% (compared with the multiple implied in the Consolidation, based on the closing price of the Wells Fargo common stock at January 11, 1999, of 27.3% of deposits as of September 30, 1998).

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flow that Mercantile Bank could produce through the year 2003, under various circumstances, assuming that Mercantile Bank performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for Mercantile Bank at the end of the period by applying multiples of earnings ranging from 15 times to 20 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12% to 14% chosen to reflect different assumptions regarding the required rates of return of Mercantile Bank and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $53 per share to $67 per share based on 2,739,928 fully diluted shares outstanding.
This compares favorably to the value of the consideration for Mercantile Bank of $65.562 per share, based on the closing price per share of Wells Fargo common stock at January 11, 1999.

  Sheshunoff also performed a cash flow analysis using an estimated terminal value for Mercantile Bank at the end of the period by applying multiples of book value ranging from 2.00 times to 3.00 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12% to 14% chosen to reflect different assumptions regarding the required rates of return of Mercantile Bank and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $47 per share to $64 per share. This compares favorably to the value of the consideration for Mercantile Bank of $65.562 per share, based on the closing price per share of Wells Fargo common stock at January 11, 1999.

  Sheshunoff stated that the discounted cash flow analysis is a widely-used valuation methodology but noted that that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Mercantile Bank common stock.

  Comparable Company Analysis. Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at or for the twelve months ended September 30, 1998 and market data as of January 11, 1999 for Wells Fargo to a group of selected bank holding companies which Sheshunoff deemed to be relevant.

  The group of selected bank holding companies (the "Comparable Composite") included BankAmerica Corporation, Citigroup, Inc., Chase Manhattan Corporation, First Union Corporation, J.P. Morgan & Company and Bank One Corporation Capital City Bank Group, Inc., Hamilton Bancorp, Inc., Republic Banking Corporation of Florida, and Republic Bancshares, Inc. This comparison, among other things, showed that: (i) Wells Fargo's tangible equity to tangible asset percentage was 6.22%, compared to an average of 5.77% and a median of 5.59% for the Comparable Composite; (ii) for the last twelve months ended September 30, 1998, Wells Fargo's return on average equity was 20.9%, compared to an average of 14.7% and a median of 15.9% for the Comparable Composite; (iii) for the last twelve months ended September 30, 1998, Wells Fargo's return on average assets was 1.66%, compared to an average of 1.01% and a median of 0.94% for the Comparable Composite; (iv) as of September 30, 1998, Wells Fargo's nonperforming loans to total loans ratio was 0.48%, compared to an average of 0.73% and a median of 0.60% for the Comparable Composite; (v) as of January 11, 1999, Wells Fargo's price per share to September 30, 1998 book value per share was 4.03 times, compared to an average of 2.94 times and median of 3.06 times for the Comparable Composite; and (vi) as of January 11, 1999, Wells Fargo Corporation's price per share to projected 1999 earnings per share was 17.2 times, compared to an average of 15.5 times and median of 15.0 times for the Comparable Composite.

  Sheshunoff also compared selected stock market results of Wells Fargo to the publicly available corresponding data of other composites which Sheshunoff deemed to be relevant, including SNL Securities, L.P.'s ("SNL") index of all publicly traded banks, the aforementioned Comparable and the S&P 500.

  No company or transaction used in the comparable company and comparable transaction analyses is identical to Mercantile Bank or the Consolidation. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Mercantile Bank and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

  Pursuant to an engagement letter dated February 12, 1998, between Mercantile Bank and Sheshunoff, Mercantile Bank agreed to pay Sheshunoff a retainer fee of $10,000 and a transaction fee based upon the consideration paid to Mercantile Bank. Mercantile Bank also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

ADDITIONAL INTERESTS OF MERCANTILE BANK MANAGEMENT IN THE TRANSACTIONS

  In considering the recommendation of Mercantile Bank's board of directors to approve the Reorganization Agreement and the Consolidation Agreement, you should be aware that Mercantile Bank's directors and executive officers have interests in the Consolidation that are different from, or in addition to, the interests of Bank shareholders generally. Mercantile Bank's board of directors was aware of these interests when it approved the Consolidation.

  Employment Agreements. Ms. Graciela Gutierrez and Messrs. James S. Scott and Edward J. Bacak have entered into employment agreements with Wells Fargo, pursuant to which each of them will be employed by Wells Fargo for a one-year period following the effective date of the Consolidation. Ms. Gutierrez will receive base annual compensation of $180,000, Mr. Scott will receive base annual compensation of $170,000 and Mr. Bacak will receive base annual compensation of $100,000. Ms. Gutierrez and Messrs. Scott and Bacak will also be eligible for all benefits available to similarly-situated, regular, full-time employees of Wells Fargo and its affiliates (other than participation in Wells Fargo's severance plan). The employment agreement of Ms. Gutierrez and Messrs. Scott and Bacak contain economic incentives to refrain from competing with Wells Fargo for a period of one year after the terms of their respective employment agreements expire. Specifically, Ms. Gutierrez will receive a total of $180,000, payable in two semiannual installments, Mr. Scott will receive a total of $170,000 payable in two semi-annual installments, and Mr. Bacak will receive a total of $100,000, also payable in two semiannual installments.

APPRAISAL RIGHTS

  Under federal law, any shareholder of Mercantile Bank who dissents from the Consolidation has the right to receive cash equal to the value of the shareholder's shares as measured on the effective date of the Consolidation. This right is subject to the following conditions: (a) the shareholder must vote against approval of the Consolidation at the special meeting or give notice in writing at or before the special meeting to the presiding officer that such shareholder dissents from the proposed Consolidation; (b) the shareholder must, within 30 days after the effective date of the Consolidation, make a written request for payment to the surviving bank; (c) the written request must be accompanied by surrender of the shareholder's stock certificate(s). Any shareholder who votes against the Consolidation at the special meeting, or who gives notice in writing at or before the special meeting to the presiding officer that such shareholder dissents, will be notified in writing of the effective date of the Consolidation. Failure to comply strictly with each of the foregoing conditions will result in the loss of appraisal rights.

  The value of the shares of any dissenting shareholder will be determined by an appraisal made by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders, one by the board of directors of the surviving bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder, that shareholder may, within five days after being notified of the appraised value of such shareholder's shares, appeal to the OCC, who will cause a reappraisal to be made which will be final and binding as to the value of such shares. If a shareholder dissents and, within 90 days from the effective date of the Consolidation, one or more of the appraisers is not selected for any reason, or the appraisers fail to determine the value of such shares, the OCC will, upon written request of any interested party, cause an appraisal to be made which will be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, will be paid by the surviving bank.. The value of the shares ascertained will be promptly paid to the dissenting shareholder by the surviving bank.

  The foregoing is a summary of Title 12, Section 215 of the United States Code. It is not a complete statement of the provisions of Section 215 and is qualified in its entirety by reference to the relevant provisions of Section 215, the text of which is attached to this proxy statement-prospectus as Appendix D. Any shareholder of Mercantile Bank who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of
Section 215. APPRAISAL RIGHTS WILL BE FORFEITED IF THE PROCEDURAL REQUIREMENTS OF SECTION 215 ARE NOT STRICTLY COMPLIED WITH.

  Attached to this proxy statement-prospectus as Appendix E is a copy of Banking Circular 259 regarding the valuation methods used by the OCC to estimate the value of a bank's shares when the OCC is involved in the appraisal of shares held by dissenting shareholders. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized in Appendix
E. YOU SHOULD CONSIDER CAREFULLY THE INFORMATION IN BANKING CIRCULAR 259 BEFORE DECIDING WHETHER TO EXERCISE YOUR APPRAISAL RIGHTS.

EXCHANGE OF CERTIFICATES

  After completion of the Transactions, Norwest Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of MFE common stock and Mercantile Bank common stock a form of letter of transmittal, together with instructions for the exchange of the holder's MFE or Mercantile Bank stock certificates for a certificate representing Wells Fargo common stock.

  SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

  No dividend or other distribution declared on Wells Fargo common stock after completion of the Transactions will be paid to the holder of any certificates for shares of MFE common stock or Mercantile Bank common stock until after the certificates have been surrendered for exchange.

  When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Wells Fargo common stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued.
No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

  A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

  The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for MFE common stock or Mercantile Bank common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

  After completion of the Transactions, no transfers will be permitted on either the books of MFE or Mercantile Bank. If, after completion of the Transactions, certificates for MFE common stock or Mercantile Bank common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

  None of Wells Fargo, MFE, Mercantile Bank, the exchange agent, or any other person will be liable to any former holder of MFE common stock or Mercantile Bank common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat, or similar laws.

REGULATORY APPROVALS

  The Transactions are subject to the prior approval of the Federal Reserve Board. The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act of 1956 (the "Bank Holding Company Act"). Wells Fargo filed an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") requesting approval of the Transactions and the Federal Reserve Board approved the application on January 27, 1999 The Consolidation of Mercantile Bank with Norwest Interim Bank is subject to the approval of the Office of the Comptroller of the Currency ("OCC"), because transactions like the Consolidation, which involve national banks like Mercantile Bank, must be approved by the OCC, the primary regulator of national banks. An application for approval of the Consolidation was filed with the OCC on January 8, 1999. The OCC's approval has not yet been received.

  Because the Transactions will result in the acquisition by Wells Fargo of Mercantile Bank, Wells Fargo must give notice of the Transactions to the Texas Division of Banking.

  The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by the shareholder of MFE and Mercantile Bank shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the Transactions.

  Wells Fargo, MFE, and Mercantile Bank are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Transactions to become effective other than those described above. Wells Fargo, MFE, and Mercantile Bank intend to seek any other approval and to take any other action that may be required to effect the Transactions. There can be no assurance that any required approval or action can be obtained or taken prior to the effective date of the consent of the MFE shareholder or the special meeting.

  The Transactions cannot be completed unless all necessary regulatory approvals are granted. In addition, Wells Fargo may elect not to complete the Transactions if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Reorganization Agreement-Conditions to the Completion of the Transactions" and "-Termination of the Reorganization Agreement."

EFFECT ON MERCANTILE BANK'S EMPLOYEE BENEFIT PLANS

  The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Mercantile Bank will be entitled to participate in those Wells Fargo employee benefit and welfare plans specified in the Reorganization Agreement. Eligible employees of Mercantile Bank will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the Consolidation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. THE SHAREHOLDER OF MFE AND THE SHAREHOLDERS OF MERCANTILE BANK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND CONSOLIDATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME OR OTHER TAX LAWS.

  Set forth below is a summary of the opinion to be provided by Kilpatrick Stockton LLP concerning the material federal income tax consequences to the shareholder of MFE common stock who disposes of its MFE common stock in the Merger and the shareholders of Mercantile Bank common stock who dispose of their Mercantile Bank common stock in the Consolidation. This discussion is primarily based on the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder.

  Material Federal Income Tax Aspects of the Merger. The following discussion is limited to the material federal income tax aspects of the Merger to a holder of MFE common stock who is a citizen or resident of the United States and who, on the date of disposition of his shares of MFE common stock, holds such shares as a capital asset. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, "S" corporations, limited liability corporations, foreign corporations and tax payers subject to alternative minimum tax. Further, this discussion does not consider the state, local, or foreign tax consequences of the Merger to a holder of MFE common stock.

  MFE has been advised by its special tax counsel, Kilpatrick Stockton LLP, that based on the Code, judicial decisions, and certain factual assumptions, the Merger will qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The following is a summary of the federal income tax consequences set forth in the form of legal opinion to be delivered by Kilpatrick Stockton LLP, a copy of which is included as an exhibit to the registration statement filed by Wells Fargo. In rendering this opinion, Kilpatrick Stockton LLP has assumed, among other matters, that no shareholder of MFE receiving Wells Fargo common stock in the Merger has the intention, at the time of the Merger, of disposing of any Wells Fargo common stock received or requesting registration of any shares except as permitted under the Reorganization Agreement or the agreement executed by the affiliates of MFE in favor of Wells Fargo.

  The Merger will qualify for federal income tax purposes as a "Reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and, as such, will result in the following federal income tax consequences to the shareholder of MFE common stock:

     1. No gain or loss will be realized by the shareholder of MFE common stock to the extent it exchanges its shares of MFE common stock for shares of Wells Fargo common stock pursuant to the terms of the Merger.

     2. The aggregate basis of Wells Fargo common stock received by the MFE shareholder in the Merger will be the same as the aggregate basis of the MFE common stock surrendered and exchanged therefor, decreased by the amount of cash received and increased by the amount of gain realized by the such MFE shareholder under the exchange.

     3. The holding period of Wells Fargo common stock received by the MFE shareholder will include the period during which MFE common stock surrendered therefor was held, provided the MFE common stock is a capital asset in the hands of the MFE shareholder on the date of the exchange. The payment of cash in lieu of fractional shares of Wells Fargo common stock will be treated as a sale or exchange of such fractional shares potentially eligible for capital gains treatment.

     4. Dissenting shareholders whose shares of MFE common stock are disposed of pursuant to the exercise of appraisal rights will realize gain or loss equal to the difference between the amount of cash received from the exercise of such dissenters rights and such dissenting shareholder's aggregate adjusted tax basis in the stock exchanged.

     5.  Unless an exemption applies, under the backup withholding rules of
  Section 3406 of the Code, an exchange agent shall be required to withhold, and will withhold, 31% of all cash payments to which the MFE shareholder is entitled pursuant to the Merger (unless such MFE shareholder provides its taxpayer identification number-social security number in the case of an individual, or Employer Identification Number in other cases) and certifies that such number is correct.

  Neither the foregoing discussion nor the opinion of Kilpatrick Stockton LLP to MFE is binding on the Internal Revenue Service ("IRS") or the courts. AS SUCH, THE FOREGOING PRESENTS ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS OF MFE COMMON STOCK OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER. ACCORDINGLY, THE MFE SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO ALL TAX CONSEQUENCES STEMMING FROM THE MERGER THAT MAY SPECIFICALLY AFFECT THE MFE SHAREHOLDER.

  Material Federal Income Tax Aspects of the Consolidation. The following discussion is limited to the material federal income tax aspects of the Consolidation to a holder of Mercantile Bank common stock who is a citizen or resident of the United States and who, on the date of disposition of his shares of Mercantile Bank common stock, holds such shares as a capital asset. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, "S" corporations, limited liability corporations, foreign corporations and tax payers subject to alternative minimum tax. Further, this discussion does not consider the state, local, or foreign tax consequences of the Consolidation to a holder of Mercantile Bank common stock.

  Mercantile Bank has been advised by its special counsel, Kilpatrick Stockton LLP, that based on the Code, judicial decisions, and certain factual assumptions, the Consolidation will qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. The following is a summary of the federal income tax consequences set forth in the form of legal opinion to be delivered by Kilpatrick Stockton LLP, a copy of which is included as an exhibit to the registration statement filed by Wells Fargo. In rendering this opinion, Kilpatrick Stockton LLP has assumed, among other matters, that no shareholder of Mercantile Bank receiving Wells Fargo common stock in the Consolidation has the intention, at the time of the Consolidation, of disposing of any Wells Fargo common stock received or requesting registration of any shares except as permitted under the Reorganization Agreement or the agreement executed by the affiliates of Mercantile Bank in favor of Wells Fargo.

  The Consolidation will qualify for federal income tax purposes as a "Reorganization" within the meaning of Section 368(a)(1)(B) of the Code, and, as such, will result in the following federal income tax consequences to holders of Mercantile Bank common stock:

     1. No gain or loss will be realized by holders of Mercantile Bank common stock to the extent they exchange their shares of Mercantile Bank common stock for shares of Wells Fargo common stock pursuant to the terms of the Consolidation.

     2. The aggregate basis of Wells Fargo common stock received by each Mercantile Bank shareholder in the Consolidation will be the same as the aggregate basis of Mercantile Bank common stock surrendered and exchanged therefor, decreased by the amount of cash received and increased by the amount of gain realized by the shareholder under the exchange.

     3. The holding period of Wells Fargo common stock received by each Mercantile Bank shareholder will include the period during which Mercantile Bank common stock surrendered therefor was held, provided Mercantile Bank common stock is a capital asset in the hands of Mercantile Bank shareholder on the date of the exchange. The payment of cash in lieu of fractional shares of Wells Fargo common stock will be treated as a sale or exchange of such fractional shares potentially eligible for capital gains treatment.

     4. Dissenting shareholders whose shares of Mercantile Bank common stock are disposed of pursuant to the exercise of appraisal rights will realize gain or loss equal to the difference between the amount of cash received from the exercise of such dissenters rights and such dissenting shareholder's aggregate adjusted tax basis in the stock exchanged.

     5.  Unless an exemption applies, under the backup withholding rules of
  Section 3406 of the Code, an exchange agent shall be required to withhold, and will withhold, 31% of all cash payments to which a Bank shareholder is entitled pursuant to the Consolidation (unless such shareholder provides his taxpayer identification number-social security number in the case of an individual, or Employer Identification Number in other cases) and certifies that such number is correct.

  Neither the foregoing discussion nor the opinion of Kilpatrick Stockton LLP to Bank is binding on the Internal Revenue Service ("IRS") or the courts. AS SUCH, THE FOREGOING PRESENTS ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS OF MERCANTILE BANK COMMON STOCK OF THE TRANSACTIONS CONTEMPLATED BY THE CONSOLIDATION. ACCORDINGLY, EACH MERCANTILE BANK SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL TAX CONSEQUENCES STEMMING FROM THE CONSOLIDATION THAT MAY SPECIFICALLY AFFECT HIM OR HER.

RESALE OF WELLS FARGO COMMON STOCK

  The Wells Fargo common stock issued in the Merger will be freely transferable under the Securities Act, except for shares issued to MFE's shareholder and those shareholders of Mercantile Bank who are considered to be "affiliates" of MFE, Mercantile Bank, or Wells Fargo under Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders, and other persons with the power to direct the management and policies of the company in question.

  Affiliates of MFE and Mercantile Bank may not sell the shares of Wells Fargo common stock received in the Transactions except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act, or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions. In addition, because the Transactions will be accounted for as a "pooling of interests," affiliates of MFE and Mercantile Bank may not sell or otherwise reduce their economic interest in Wells Fargo common stock after the Transactions are completed until Wells Fargo has published financial results
                           ------
which include at least 30 days of combined financial results of Wells Fargo, MFE, and Mercantile Bank.

  MFE and Mercantile Bank have agreed to use their best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of MFE and Mercantile Bank that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the Transactions except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated under pooling of interests rules.

  This proxy statement-prospectus does not cover any resales of Wells Fargo common stock received by affiliates of MFE.

STOCK EXCHANGE LISTING

  The shares of Wells Fargo common stock to be issued in the Transactions will be listed on the New York Stock Exchange and the Chicago Stock Exchange.

ACCOUNTING TREATMENT

  Wells Fargo will account for the Transactions as a pooling of interests, assuming all of the criteria for a pooling transaction are satisfied. Under the pooling of interests accounting method, Wells Fargo will carry forward the assets and liabilities of MFE and Mercantile Bank at their historical recorded values. Because the Transactions are not material to the consolidated financial statements of Wells Fargo, Wells Fargo will not restate its balance sheet amounts and results of operations for prior periods to reflect the combination of MFE and Mercantile Bank with Wells Fargo.

  The unaudited pro forma data included in this proxy statement-prospectus for the Transactions have been prepared using the pooling of interests method of accounting. See "Summary-Comparative Per Common Share Data."


                          THE REORGANIZATION AGREEMENT

  The following is a summary of certain provisions of the Reorganization Agreement which includes a related Merger Agreement as Exhibit A-1 and the Consolidation Agreement as Exhibit A-2 attached to this proxy statement-prospectus as Appendix A. A copy of the Consolidation Agreement is also attached to this proxy statement-prospectus as Appendix B. The Reorganization Agreement is incorporated by reference into this proxy statement-prospectus.

  This summary is qualified in its entirety by reference to the full text of the Reorganization Agreement. Mercantile Bank shareholders are encouraged to read the Reorganization Agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the Reorganization Agreement.


BASIC PLAN OF REORGANIZATION

  STRUCTURE AND CONSIDERATION.

  The Merger and the Merger Consideration. Under the Reorganization Agreement, a wholly-owned subsidiary of Wells Fargo, will merge into MFE, with MFE as the surviving corporation. In the Merger, each outstanding share of MFE common stock outstanding at the Effective Time of the Merger, will be exchanged for a number of shares of Wells Fargo common stock computed as follows (paragraph 1(a)(i)):

     (A) If the Wells Fargo Measurement Price is equal to or less than $37.00, the number of shares of Wells Fargo common stock will be determined by (i) dividing the Merger Value by $37.00, and (ii) dividing the result by the total number of outstanding shares of MFE common stock.

     (B) If the Wells Fargo Measurement Price is between $37.00 and $41.00, the number of shares of Wells Fargo common stock will be determined by (i) dividing the Merger Value by the Wells Fargo Measurement Price, and (ii) dividing the result thereof by the total number of outstanding shares of MFE common stock.

     (C) If the Wells Fargo Measurement Price is equal to or greater than $41.00, the number of shares of Wells Fargo common stock will be determined by
  (i) dividing the Merger Value by $41.00, and (ii) dividing the result thereof by the total number of outstanding shares of MFE common stock.

  The Consolidation and the Consolidation Consideration. Following the Effective Time of the Merger, Wells Fargo will contribute Norwest Interim Bank to MFE and, immediately thereafter, Norwest Interim Bank will consolidate with Mercantile Bank under the charter of Mercantile Bank pursuant to the Consolidation Agreement. In the Consolidation, each share of Mercantile Bank common stock outstanding immediately prior to the Effective Time of the Consolidation (other than shares owned by MFE and other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Wells Fargo common stock determined as follows:

     (A) If the Wells Fargo Measurement Price is equal to or less than $37.00, the number of shares of Wells Fargo common stock will be determined by (i) dividing the Bank Consolidation Value (defined below) by $37.00, and (ii) dividing the result thereof by the total number of shares of Bank common stock then outstanding held by shareholders of Mercantile Bank other than MFE.

     (B) If the Wells Fargo Measurement Price is between $37.00 and $41.00, the number of shares of Wells Fargo common stock will be determined by (i) dividing the Bank Consolidation Value by the Wells Fargo Measurement Price, and (ii) dividing the result thereof by the total number of shares of Bank common sock then outstanding held by shareholders of Mercantile Bank other than MFE.

     (C) If the Wells Fargo Measurement Price is equal to or greater than $41.00, the number of shares of Wells Fargo common stock will be determined by
  (i) dividing the Bank Consolidation Value by $41.00, and (ii) dividing the result thereof by the total number of shares of Mercantile Bank common stock then outstanding held by shareholders of Mercantile Bank other than MFE.

  Definitions of Capitalized Terms. As used in the above paragraphs, the terms "Effective Time of the Merger," "Effective Time of the Consolidation," "Wells Fargo Measurement Price," "Merger Value," and "Bank Consolidation Value" and related terms are defined as follows:

     Effective Time of the Consolidation - 12:01 a.m., on the Effective Date of
     -----------------------------------
  the Consolidation.

     Effective Date of the Consolidation - The date occurring immediately after
     -----------------------------------
  the Effective Date of the Merger on which the OCC issues its Certificate of Approval for the Consolidation.

     Effective Time of the Merger - 11:59 p.m., Wilmington, Delaware time, on
     ----------------------------
  the Effective Date of the Merger, or such other time as may be specified in the articles of merger for the Merger.

     Effective Date of the Merger - The day on which articles of merger for the
     ----------------------------
  Merger have been filed with and accepted by the Delaware Secretary of State or such later date as may be specified in the articles of merger.

     Merger Value - $174,000,000 minus the Mercantile Bank Consolidation Value.
     ------------

     Nominal Value - The number obtained by adding to $174,000,000 the cash
     -------------
  liabilities, and then subtracting the cash assets of MFE as of the end of the month that occurs immediately prior to February 24, 1999, the date of the special meeting. As of September 30, 1998, the assets and liabilities of MFE were $138,000 and $14,088,000, respectively.

     Bank Consolidation Value - The number obtained by dividing the Nominal
     ------------------------
  Value by 2,739,928, and then multiplying the result of that division by 110,551.

  THE PRICE OF WELLS FARGO COMMON STOCK ON THE EFFECTIVE DATE OF THE TRANSACTIONS MAY BE HIGHER OR LOWER THAN THE WELLS FARGO MEASUREMENT PRICE. NO ADJUSTMENT WILL BE MADE TO THE NUMBER OF SHARES OF WELLS FARGO COMMON STOCK YOU WILL RECEIVE TO REFLECT FLUCTUATIONS IN THE PRICE OF WELLS FARGO COMMON STOCK OCCURRING AFTER THE SPECIAL MEETING. HOWEVER, MFE HAS THE RIGHT TO TERMINATE THE REORGANIZATION AGREEMENT WITHIN FIVE BUSINESS DAYS OF THE EFFECTIVE DATE OF THE CONSENT OF MFE'S SHAREHOLDER APPROVING THE REORGANIZATION AGREEMENT AND THE MERGER, IF THE WELLS FARGO MEASUREMENT PRICE IS LESS THAN $28.00 AND LESS THAN A NUMBER OBTAINED BY A CALCULATION BASED ON AN INDEX OF STOCK PRICES OF CERTAIN SPECIFIED BANK HOLDING COMPANIES. THIS TERMINATION RIGHT AND THE FORMULA ON WHICH IT IS BASED IS DESCRIBED IN MORE DETAIL BELOW UNDER THE HEADING "TERMINATION OF THE REORGANIZATION AGREEMENT."

  Cash in Lieu of Fractional Shares. If the aggregate number of shares of Wells Fargo common stock you will receive in the Transactions does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the Wells Fargo Measurement Price. (paragraph 1(c))

  Completion of the Transactions. Wells Fargo, MFE, and Mercantile Bank expect the Transactions to be completed promptly after approval of the Merger by the MFE shareholder and approval of the Consolidation by Mercantile Bank shareholders and the satisfaction (or waiver) of the other conditions to completion contained in the Reorganization Agreement, including the receipt of all required regulatory approvals. (paragraph 1(d))

REPRESENTATIONS AND WARRANTIES

   The Reorganization Agreement contains various representations and warranties by Wells Fargo, MFE, and Mercantile Bank as to, among other things, (a) their organization and legal authority to engage in their respective businesses, (b) their capitalization, (c) their corporate authority to enter into the Reorganization Agreement and complete the Transactions, (d) the absence of certain material changes, (e) compliance with laws, (f) material contracts, (g) absence of certain litigation, and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the Transactions, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the Transactions are completed).

CERTAIN COVENANTS

  The Reorganization Agreement has a number of covenants and agreements that govern the actions of Wells Fargo, MFE, and Mercantile Bank pending completion of the Transactions. Some of the covenants and agreements are summarized below.

  CONDUCT OF BUSINESS.

  MFE and Mercantile Bank. Under the Reorganization Agreement, MFE and Mercantile Bank are each required to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, MFE and Mercantile Bank are each required to obtain the consent of Wells Fargo before it makes any new loan or modifies, restructures or renews any existing loan if the amount of the resulting loan, when combined with all other loans to the customer, would exceed $1,000,000. The Reorganization Agreement places restrictions on the ability of MFE and Mercantile Bank to take certain actions without Wells Fargo's consent, including (a) incurring indebtedness, (b) granting rights to acquire shares of its capital stock, (c) declaring dividends or purchasing its capital stock, (d) selling its assets, and (e) raising the compensation of its officers and directors. (paragraphs 4(a) and (b)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

  Wells Fargo. Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

  Competing Transactions. Neither MFE nor Mercantile Bank nor any director, officer, representative, or agent of either may, directly or indirectly, solicit, authorize the solicitation of, or enter into any discussions with, any third party concerning any offer or possible offer to (a) purchase its common stock, any security convertible into its common stock, or any other equity security of MFE or Mercantile Bank, (b) make a tender or exchange offer for any shares of its common stock or other equity security of MFE or Mercantile Bank,
(c) purchase, lease or otherwise acquire the assets of MFE or Mercantile Bank except in the ordinary course of business, or (d) merge, consolidate, or otherwise combine with MFE or Mercantile Bank. MFE and Mercantile Bank have also agreed to promptly inform Wells Fargo if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

  Other Covenants. The Reorganization Agreement contains various other covenants, including covenants relating to the preparation and distribution of this proxy statement-prospectus, access to information, and the listing on the New York Stock Exchange and Chicago Stock Exchange of the shares of Wells Fargo common stock to be issued in the Transactions. In addition, MFE and Mercantile Bank have agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of MFE's and Mercantile Bank's business after the Transactions, and (b) use their best efforts to deliver to Wells Fargo prior to completion of the Transactions signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of MFE and Mercantile Bank who may reasonably be deemed an "affiliate" of MFE and Mercantile Bank within the meaning of each term used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m)) and Exhibit B) See "The Transactions-Resale of Wells Fargo Common Stock."

CONDITIONS TO THE COMPLETION OF THE TRANSACTIONS

  Under the Reorganization Agreement, various conditions are required to be met before the parties are obligated to complete the Transactions. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by MFE and Mercantile Bank of a favorable tax opinion. (paragraphs 6 and 7) See "The Transactions-Material U.S. Federal Income Tax Consequences of the Transactions."

  The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Reorganization Agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on MFE and Mercantile Bank. Some of the conditions to the Transactions are subject to exceptions and/or a "materiality" standard. Certain conditions to the Transactions may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

TERMINATION OF THE REORGANIZATION AGREEMENT

  Termination by Mutual Consent. Wells Fargo and MFE can agree to terminate the Reorganization Agreement at any time before completion of the Transactions. (paragraph 9(a)(i))

  Termination by Either Wells Fargo or MFE. Either Wells Fargo or MFE can terminate the Reorganization Agreement if any of the following occurs:

  . The Merger has not been completed by April 30, 1999 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization Agreement resulted in the failure of the Merger to occur on or before that date). (paragraph 9(a)(iii))

  . A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (paragraph 9(a)(iv))

  Termination by MFE. MFE may also terminate the Reorganization Agreement at any time within five days after the effective date of the MFE shareholder consent but prior to the Effective Time, if the Wells Fargo Measurement Price is less than $28.00 per share and the number obtained by dividing the Wells Fargo Measurement Price by 36.1875 (the closing price of one share of Wells Fargo common stock on October 27, 1998, the trading day that immediately preceded the date of the Reorganization Agreement) is less than the number obtained by (i) dividing the Final Index Price by the Initial Index Price, and then (ii) subtracting a number equal to 15.0% of the number resulting from that division. (paragraph 9(a)(v))

  As used in the above paragraph, the terms "Final Index Price" and "Initial Index Price" (and certain related terms) are defined below:

  Final Index Price. The sum of the following, calculated for each of the companies in the Index Group: (i) the Final Price for each such company multiplied by (ii) the Weighting Factor for each company.

  Initial Index Price. The sum of the following, calculated for each of the companies in the Index Group: (i) the closing price per share of common stock of each such company on October 27, 1998 (the trading day immediately preceding the date of the Reorganization Agreement) multiplied by (ii) the Weighting Factor for each such company.

  Index Group. The companies listed below, each of whom must meet the following criteria:

  .  Such company's common stock must be publicly trade, and

  .  During the Index Measurement Period, with respect to that company

     .  No publicly-announced proposal to acquire such company may be pending.

     . No proposal by such company to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of the SEC's Regulation S-X has been publicly announced after October 27, 1998 (the day before the date of the Reorganization Agreement.)

     . No program to repurchase 5% or more of the outstanding shares of such company's common stock has been publicly announced after October 27, 1998.

The companies in the Index Group are: BB&T Corporation, BancOne Corporation, BankBoston Corporation, Bank of New York Company, Inc., Bankers Trust Corporation, Chase Manhattan Corporation, Citicorp, Comerica, Inc., Fifth Third Bancorp, First Union Corporation, Fleet Financial Group, Inc., Huntington Bancshares, KeyCorp, Mellon Bank Corporation, Mercantile Bancorp, National City Corporation, BankAmerica Corporation, Northern Trust Corporation, PNC Financial Corporation, Republic Financial Corporation, Republic New York Corporation, SouthTrust Corporation, State Street Boston Corporation, Summit Bancorp, Suntrust Banks, Inc., UnionBanCal Corporation, U.S. Bancorp, Wachovia Corporation

  Index Measurement Period. The period of 20 trading days ending on the day immediately preceding the effective date of the consent of MFE's shareholder approving the Reorganization Agreement and the Merger.

  Final Price. For any company in the Index Group, the average of the daily closing prices of a share of common stock for that company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

  Weighting Factor. For any company, the Company Market Capitalization for such company divided by the Total Market Capitalization.

  Company Market Capitalization. The price of one share of the common stock of a given company in the Index Group at the close of the trading day immediately preceding the date of the Reorganization Agreement multiplied by (ii) the number of shares of common stock of such company outstanding as of June 30, 1998 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between June 30, 1998 and the close of the trading day immediately preceding the date of the Reorganization Agreement).

  Total Market Capitalization. The sum of the Company Market Capitalization for each of the companies in the Index Group.

EFFECT OF TERMINATION

  Generally, if either party terminates the Reorganization Agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the Reorganization Agreement governing confidential information and expenses incurred in connection with the Transactions continue in effect after termination of the Reorganization Agreement. (paragraph 9(b))

  If the Reorganization Agreement is terminated, the Consolidation will not occur.

WAIVER AND AMENDMENT

  Any of Wells Fargo, MFE, or Mercantile Bank may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (paragraph 16)

  Any of Wells Fargo, MFE, or Mercantile Bank can amend the Reorganization Agreement at any time before the Transactions are completed; however, the Reorganization Agreement prohibits them from amending the Reorganization Agreement after the MFE shareholder or Mercantile Bank shareholders approve the Transactions if the amendment would change in a manner adverse to these shareholders the consideration to be received by the MFE shareholder and Mercantile Bank shareholders in the Transactions. (paragraph 17)

EXPENSES

  Wells Fargo, MFE, and Mercantile Bank will each pay their own expenses in connection with the Transactions, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)


              COMPARISON OF RIGHTS OF HOLDERS OF MERCANTILE BANK
                   COMMON STOCK AND WELLS FARGO COMMON STOCK

  Mercantile Bank currently is a national bank. The rights of Mercantile Bank shareholders are governed by the National Bank Act and Mercantile Bank's articles of association and bylaws. Wells Fargo is incorporated under the laws of the state of Delaware. The rights of Wells Fargo stockholders are governed by the Delaware General Corporation Law ("DGCL") and Wells Fargo's certificate of incorporation and bylaws. Upon completion of the Consolidation, Bank shareholders will become stockholders of Wells Fargo. As a result, their rights will be governed by the DGCL and Wells Fargo's governing documents.

  The following discussion compares certain rights of the holders of Mercantile Bank common stock to the rights of the holders of Wells Fargo common stock. You can find additional information concerning the rights of Wells Fargo stockholders in Wells Fargo's restated certificate of incorporation and bylaws, in Wells Fargo's current report on Form 8-K filed October 13, 1997, containing a description of Wells

Fargo common stock, and in Wells Fargo's registration statement on Form 8-A dated October 21, 1998, containing a description of preferred stock purchase rights attached to shares of common stock.

  To the extent that information in the current report on Form 8-K filed October 13, 1997 is inconsistent with the information below, you should rely on the information below, as it is as of a more recent date.

  Wells Fargo's restated certificate of incorporation and its bylaws, as well as its current report on Form 8-K filed October 13, 1997 and its Form 8-A registration statement dated October 21, 1998, have been included along with the mailing of this proxy statement-prospectus. See "Where You Can Find More Information."

CAPITAL STOCK

  Wells Fargo. Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 4,000,000,000 shares of Wells Fargo common stock, par value $1-2/3 per share, 20,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At December 31, 1998, there were 1,644,057,803 shares of Wells Fargo common stock outstanding, 6,535,362 shares of Wells Fargo preferred stock outstanding, and no shares of Wells Fargo preference stock outstanding.

  Mercantile Bank. Mercantile Bank's amended and restated articles of association currently authorize the issuance of 30,000,000 shares of common stock, $1.00 par value. At January 15, 1999, there were 2,739,928 shares of Mercantile Bank common stock outstanding.

RIGHTS PLAN

  Wells Fargo. Each share of Wells Fargo common stock (including shares that will be issued in the Merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Wells Fargo's Series C Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Wells Fargo stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Wells Fargo common stock. The rights are designed to protect the interests of Wells Fargo and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

  Mercantile Bank.  Mercantile Bank has no comparable rights plan.

DIRECTORS

  Wells Fargo. Wells Fargo's bylaws provide for a board of directors consisting of not less than 10 nor more than 28 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Wells Fargo is currently fixed at 24. Directors of Wells Fargo may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Wells Fargo capital stock entitled to vote thereon. Vacancies on Wells Fargo's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Wells Fargo are elected by plurality of the votes of shares of Wells Fargo capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Wells Fargo's restated certificate of incorporation does not currently permit cumulative voting in the election of directors.

  Mercantile Bank. Mercantile Bank's bylaws provide for a board of directors of not less than five nor more than 25 shareholders, each serving a term of one year or until his or her earlier death, resignation or removal. The exact number of directors is fixed and determined from time to time by resolution of a majority of the board of directors or a majority of the shareholders. The number of directors of Mercantile Bank is currently fixed at 16. The directors of Mercantile Bank are elected by a majority of the votes of shares of Mercantile Bank common stock, present in person or by proxy at the meeting at which shareholders are elected. Shareholders of Mercantile Bank are entitled to cumulate their votes in the election of directors. Directors of Mercantile Bank may be removed by the OCC and by shareholders at a meeting called to remove him unless the number of votes sufficient to elect him under cumulative voting is voted against his removal. Vacancies on Mercantile Bank's board of directors may be filled by the affirmative vote of the majority of the remaining directors or by shareholders at a special meeting.

AMENDMENT OF CHARTER DOCUMENT AND BYLAWS

  Wells Fargo. Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Wells Fargo's bylaws may be amended by a majority of Wells Fargo's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo's restated certificate of incorporation may be issued by Wells Fargo's board of directors without amending Wells Fargo's restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo's stockholders.

  Mercantile Bank. Mercantile Bank's amended and restated articles of association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock. Mercantile Bank's bylaws may be amended at any regular or special meeting of the shareholders by majority approval, if notice of such amendment is contained in the notice of the meeting.

APPROVAL OF MERGERS AND ASSET SALES

  Wells Fargo. Except as described below, the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote thereon is required to approve a Merger or merger involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. No vote of the stockholders is required, however, in connection with a Merger in which Wells Fargo is the surviving corporation and (a) the agreement of Merger for the Merger does not amend in any respect Wells Fargo's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the Merger is to be an identical outstanding or treasury share of Wells Fargo after the Merger and (c) the number of shares of capital stock to be issued in the Merger (or to be issuable upon conversion of any convertible instruments to be issued in the Merger) does not exceed 20% of the shares of Wells Fargo's capital stock outstanding immediately before the Merger.

  Mercantile Bank. The affirmative vote or the written consent of two-thirds of the outstanding shares of Mercantile Bank common stock is required to approve a merger or consolidation involving Mercantile Bank or the sale of all or substantially all of Mercantile Bank's assets.

PREEMPTIVE RIGHTS

  Wells Fargo. Neither Wells Fargo's restated certificate of incorporation nor its bylaws grants preemptive rights to its stockholders.

  Mercantile Bank. Mercantile Bank's articles of association provide that in the event of an increase in the number of shares of Mercantile Bank common stock by the sale of additional shares, each shareholder is entitled to subscribe for such additional shares in proportion to the number of shares owned by him or her at the time the increase is authorized by the shareholders.

APPRAISAL RIGHTS

  Wells Fargo. Section 262 of the DGCL provides for stockholder appraisal rights in connection with consolidations and mergers generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of consolidation or merger, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

  Mercantile Bank. The National Bank Act provides shareholders with dissenters' rights in connection with mergers and consolidations. For a specific discussion of the appraisal rights available to shareholders of Bank, see "The Transactions-Appraisal Rights."

SPECIAL MEETINGS

  Wells Fargo. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Wells Fargo's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Wells Fargo's board of directors. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders.

  Mercantile Bank. Mercantile Bank's certificate of association and bylaws provide that special meetings of shareholders may be called by the board of directors or by one or more shareholders owning not less than 25% of the issued and outstanding Mercantile Bank common stock.

DIRECTORS' DUTIES

  Wells Fargo. The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that, in performing their duties, directors are bound to use that degree of care which ordinarily prudent persons would use in similar circumstances.

  Mercantile Bank. Although the National Bank Act does not specifically enumerate directors duties, judicial decisions concerning the issue have established that in performing their duties, national bank directors are bound to use that degree of care which ordinarily prudent persons would use in similar circumstances.

ACTION WITHOUT A MEETING

  Wells Fargo. As permitted by Section 228 of the DGCL and Wells Fargo's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

  Mercantile Bank. The amended and restated articles of association of Mercantile Bank provide that any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting pursuant to the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a shareholder meeting.

LIMITATION OF DIRECTOR LIABILITY

  Wells Fargo. Wells Fargo's restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Wells Fargo or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Wells Fargo's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

  Mercantile Bank. Mercantile Bank's amended and restated articles of association do not eliminate or limit the liability of a director to Mercantile Bank or its shareholders for monetary damages for breach of a director's fiduciary duty.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Wells Fargo. Wells Fargo's restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo's board of directors. Wells Fargo's restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo's restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

  Pursuant to Wells Fargo's restated certificate of incorporation, Wells Fargo may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Wells Fargo or another entity against any expense, liability or loss, regardless of whether Wells Fargo has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

  The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Wells Fargo's restated certificate of incorporation or Wells Fargo bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

  Mercantile Bank. Mercantile Bank's amended and restated articles of association provide that Mercantile Bank may indemnify any director, officer, employee or agent in a proceeding if it is determined by a majority of the directors not involved in the proceeding or by majority vote of a committee of the board of directors designated to act in the matter that such person conducted himself in good faith and reasonably believed that he was acting in the best interest of Mercantile Bank.

DIVIDENDS

  Wells Fargo. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Wells Fargo is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Certain Regulatory and Other Considerations Pertaining to Wells Fargo."

  Mercantile Bank. Under the National Bank Act, the prior approval of the OCC is required if the total of all dividends declared by Mercantile Bank in any calendar year exceeds the total of Mercantile Bank's net profits of that year combined with its retained net profits of the preceding two years, less any required transfers to surplus.

CORPORATE GOVERNANCE PROCEDURES; NOMINATION OF DIRECTORS

  Wells Fargo. Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. Wells Fargo's bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Wells Fargo stockholder to propose an item of business for consideration at a meeting of Wells Fargo stockholders.

  Mercantile Bank. Mercantile Bank's amended and restated articles of association provide that nomination for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of Mercantile Bank entitled to vote for the election of directors.

                 INFORMATION ABOUT THE ENTITIES TO BE ACQUIRED

GENERAL

  MFE. MFE is incorporated in Delaware and is a wholly-owned subsidiary of Hemisphere Financial Ltd., a privately held British Virgin Islands corporation. MFE currently holds approximately 96.0% of the outstanding common stock of Mercantile Bank, which constitutes substantially all of MFE's assets. Other than holding the common stock of Mercantile Bank, MFE does not actively engage in any other investment or business activities.

  MFE is headquartered at 835 East Levee Street, Brownsville, Texas 78520 (telephone: (956) 548-6248).

  Mercantile Bank. Mercantile Bank is a national banking association and one of the largest independently owned banks in South Texas providing continuous personal commitment, financial strength and export services to the Rio Grande Valley, the Coastal bend, and northern Mexico. Mercantile Bank currently operates a total of 12 offices in South Texas, of which two are located in Brownsville, seven are located in Corpus Christi, one in Portland, one in Harlingen, and one in Ingleside. At September 30, 1998, Mercantile Bank had approximately $841.2 million in total assets and $658.7million in total deposits.

  Mercantile Bank has earned a reputation as a strong, well managed institution. Mercantile Bank's commitment to customer service and community banking provides it with a strong base of loyal loan and deposit customers. Mercantile Bank's primary lending focus is commercial and industrial, commercial real estate loans, residential real estate loans and consumer loans. At September 30, 1998, total net loans were $315.8 million or 37.6% of total deposits.

  Mercantile Bank's main office is located at 835 East Levee Street, Brownsville, Texas 78520 (telephone: (956) 548-6248).

LEGAL PROCEEDINGS

  Neither MFE nor Mercantile Bank is aware of any pending or threatened legal proceedings, which, upon resolution, would have a material adverse effect on MFE's or Mercantile Bank's financial condition, results of operations, or cash flows.

MARKET PRICE AND DIVIDENDS

  There is no active trading market for the common stock of MFE. As of January 15, 1999, there were 1,000 shares of MFE common stock outstanding, all held by its shareholder, Hemisphere Financial Ltd. MFE has never paid dividends on its common stock.

  There is no active trading market in the common stock of Mercantile Bank. As of January 15, 1999, there were 2,739,928 shares of Mercantile Bank common stock outstanding, of which 2,629,377 shares were held by MFE and the remaining by approximately 23 shareholders. Mercantile Bank paid dividends on its common stock of $1.00 per share in 1996 and did not pay dividends on its common stock in 1997 or for the nine month period ending September 30, 1998.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF MFE AND MERCANTILE BANK

  MFE. All of the outstanding common stock of MFE is beneficially owned by Olegario Vazquez Rana through Hemisphere Financial, Ltd.

  Mercantile Bank. The following table lists the only shareholder known by Mercantile Bank to be the beneficial owner of more than five percent of outstanding Mercantile Bank common stock.

                                                                Amount and Nature
                                                                  of Beneficial                     Percent of
                      Name and Address                              Ownership                      Common Stock
               ------------------------------               -------------------------          --------------------
                 Olegario Vazquez Rana                               2,629,377                          96.0%
                 Mercantile Financial Enterprises, Inc.
                 835 East Levee Street
                 Brownsville, Texas 78520

  The following table lists the ownership of shares of Mercantile Bank common stock as of the Mercantile Bank Record Date by each director and executive officer of Mercantile Bank and by all directors and executive officers as a group.

                   Name of Beneficial Owner or                    No. of Shares                    % of
                     No. of Persons in Group                    Beneficially Owned             Common Stock
               ------------------------------------          ------------------------        -----------------
                 Mary Rose Cardenas                                     1,000                         *
                 David C. Garza                                         1,000                         *
                 Frank Parker, Jr.                                      1,000                         *
                 Neal O. Simmons                                        1,000                         *
                 Bill Wolfe                                             1,219                         *
                 Sam Pate                                               1,219                         *
                 A. J. Moser                                            5,853                         *
                 Marvin Conner                                          5,910                         *
                 W. W. McManus                                          5,910                         *
                 C. Fount Ray                                           5,910                         *
                 David A. Gelfer                                        5,910                         *
                 James S. Scott                                         9,390                         *
                 Graciela Gutierrez                                     9,390                         *
                 Roselle Clegg                                          9,390                         *
                 Ruben Edelstein                                        9,390                         *
                 Tol Boswell                                            9,390                         *
                 All executive officers and directors as a
                  group (16) persons                                   82,881                       3.02%

   _____________________________
*  Immaterial percentage of ownership.

YEAR 2000 COMPLIANCE

  Mercantile Bank formally established its Year 2000 project in February, 1997 in an effort to identify and measure the level of risk the Year 2000 problem would pose on Mercantile Bank's operational and financial systems. Mercantile Bank, through the auspices of its technology committee, has activated its Year 2000 conversion team which has begun the task of identifying date sensitive systems. The Year 2000 conversion team uses the Brintech Year 2000 Risk Assessment System to assist in the orderly implementation of Mercantile Bank's Year 2000 program, which was approved by the executive committee of the Mercantile Bank board of directors in August, 1997. Mercantile Bank's board of directors, executive management and staff are supporting all compliance efforts and have approved the necessary resources to achieve compliance.

  Mercantile Bank's Year 2000 remediation program consists of a five-part approach which include inventory, risk rating, communicating with third party vendors and tracking vendor responses, developing a Year 2000 plan that ensures system certification, guiding the development of contingency plans for each system, and lowering our overall risk relative to the Year 2000 problem.

  Mercantile Bank has completed the first three phases of the Year 2000 remediation program. The pending acquisition of Mercantile Bank by Wells Fargo has caused Mercantile Bank to delay the process of achieving full compliance with regulatory requirements. However, if the proposed Consolidation with Wells Fargo is consummated, additional resources are expected to be directed to allow Mercantile Bank to achieve full compliance. If the proposed Consolidation does not occur, a contingency plan which includes increased resources and the use of technology consultants is in place to address and fully implement Mercantile Bank's Year 2000 remediation plan. Bank management does not expect the costs of bringing Mercantile Bank's systems into Year 2000 compliance will have a material adverse effect on Mercantile Bank's financial conditions, results of operations or liquidity. Mercantile Bank believes it is in compliance with regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This section presents an analysis of the financial condition of Mercantile Bank at September 30, 1998 and 1997, and December 31, 1997, 1996, and 1995, and the results of operations for the nine months ended September 30, 1998 and 1997, and for the years ended December 31, 1997, 1996, and 1995. This analysis should be read in conjunction with the financial statements and notes thereto and financial data presented elsewhere in this proxy statement-prospectus.

  Because MFE does not conduct any other investment or business activities other than holding approximately 96.0% of the outstanding Mercantile Bank common stock, the financial condition and results of operations of MFE are materially the same as that of Mercantile Bank's. Instead of including a separate management's discussion and analysis of MFE's financial condition and results of operations, reference is hereby made to the management's discussion and analysis of financial condition and results of operation of Mercantile Bank below.

  At September 30, 1998, assets of MFE other than its investment in Mercantile Bank totaled $230,000, including cash assets of $138,000. MFE had total liabilities of $14,090,000, consisting substantially of cash advances to MFE in the amount of $2,940,000 from a party related to MFE's shareholder, and a note payable of $11,148,000 to Mercantile Bank.

RESULTS OF OPERATIONS

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

  Generally. Net income for the nine months ended September 30, 1998 was $5,884,000 ($2.15 per share) compared to $5,543,000 ($2.02 per share) for the nine months ended September 30, 1997.

  The primary market area for Mercantile Bank was negatively affected by a devaluation of the Mexican Peso in December 1994. As a result, beginning in 1995 and continuing into 1997, Mercantile Bank's charge-offs of installment and consumer loans increased significantly. Charge-offs for the nine months ended September 30, 1998 and 1997 totaled $944,000 and $757,000, respectively, of which 88% and 99%, respectively, were installment and consumer loans. Provisions for loan losses included in the statement of earnings for the nine months ended September 30, 1998 and 1997 totaled $575, 000 and $525,000, respectively.

  A discussion of changes in the major components of net income for the nine months ended September 30, 1998 and 1997 are as follows:

  Net Interest Income. Net interest income is the principal source of Mercantile Bank's net income and represents the difference between interest income and interest expense. Net interest income increased approximately $316,000 in 1998 compared to 1997 as a result of an increase in average interest-earning assets of $33,751,000 offset by an increase in average interest-bearing liabilities of $18,272,000. Annualized interest rate spread was 3.03% and 3.21%, and net interest margin was 3.59% and 3.70% for 1998 and 1997, respectively.

  The following schedules provide a summary of net interest income, average interest-earning asset balances and the related interest rates/yields for the nine-month periods indicated. Non-accruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.

                                                                                     SEPTEMBER 30, 1998
                                                             ----------------------------------------------------------------
                                                                AVERAGE       PERCENT OF       INTEREST           AVERAGE
                                                                BALANCE      ASSETS TOTAL   INCOME/EXPENSE     YIELD/RATES(1)
                                                             -------------   -------------  ----------------   --------------
Interest-earning assets:                                                           (DOLLARS IN THOUSANDS)
     Loans                                                   $   327,291          38.94%     $    22,463            9.15%
     Taxable investment securities                               322,524          38.37%          14,735            6.09%
     Nontaxable investment securities                             14,559           1.73%             543            4.97%
     Interest bearing deposits in other banks                        146           0.02%               7            6.39%
     Federal funds sold and securities purchased
          under agreements to resell                              92,801          11.04%           3,855            5.54%
                                                             -----------     -----------     -----------

          TOTAL INTEREST-EARNING ASSETS                          757,321          90.10%          41,603            7.32%

NON INTEREST-BEARING ASSETS:
     Cash and due from banks                                      33,037           3.93%
     Bank premises and equipment - net                            39,429           4.69%
     Accrued interest receivable                                   5,800           0.69%
     Other real estate owned                                         944           0.11%
     Other assets                                                  3,654           0.43%
     Goodwill                                                      3,004           0.36%
     Reserve for loan losses                                      (2,627)         (0.31)%
                                                             -----------     -----------

          Total assets                                       $   840,562         100.00%
                                                             ===========     ===========

INTEREST-BEARING LIABILITIES:
     Savings deposits                                        $    78,160           9.30%           3,714            6.34%
     Other time deposits                                         500,689          59.56%          14,477            3.86%
     Short-term debt                                              80,243           9.55%           2,996            4.98%
     Long-term debt                                                    -              -                -               -
                                                             -----------     -----------     -----------

          TOTAL INTEREST-BEARING LIABILITIES                     659,092          78.41%          21,187            4.29%

NON INTEREST-BEARING LIABILITIES:
     Demand deposits                                              91,460          10.88%
     Other liabilities                                             1,654           0.20%
     Accrued interest payable                                      2,424           0.29%
                                                             -----------     -----------

          Total liabilities                                      754,630          89.78%
STOCKHOLDERS' EQUITY                                              85,932          10.22%
                                                             -----------     -----------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $   840,562         100.00%
                                                             ===========     ===========

NET INTEREST INCOME                                                                          $    20,416
                                                                                             ===========

Interest rate spread                                                                                                3.03%
                                                                                                              ===========

               NET INTEREST MARGIN                                                                                  3.59%
                                                                                                              ===========

(1)  Annualized

                                                                                 SEPTEMBER 30, 1997
                                                               ---------------------------------------------------------
                                                                 AVERAGE     PERCENT OF     INTEREST          AVERAGE
                                                                 BALANCE    ASETS TOTAL  INCOME/EXPENSE   YIELD/RATES(1)
                                                               -----------  -----------  ---------------  --------------
INTEREST-EARNING ASSETS:                                                       (DOLLARS IN THOUSANDS)
     Loans                                                     $  316,661       39.20%      $   22,400         9.43%
     Taxable investment securities                                332,463       41.16%          15,244         6.11%
     Nontaxable investment securities                              14,890        1.85%             556         4.98%
     Interest bearing deposits in other banks                         101        0.01%               4         5.28%
     Federal funds sold and securities purchased
          under agreements to resell                               59,455        7.36%           2,444         5.48%
                                                               ----------   ----------      ----------

          TOTAL INTEREST-EARNING ASSETS                           723,570       89.58%          40,648         7.49%

NON INTEREST-BEARING ASSETS:
     Cash and due from banks                                       30,789        3.81%
     Bank premises and equipment - net                             40,662        5.03%
     Accrued interest receivable                                    5,922        0.73%
     Other real estate owned                                          567        0.07%
     Other assets                                                   5,623        0.70%
     Goodwill                                                       3,332        0.41%
     Reserve for loan losses                                       (2,722)      (0.33)%
                                                               ----------   ----------

          TOTAL ASSETS                                            807,743      100.00%
                                                               ==========   ==========

INTEREST-BEARING LIABILITIES:
     Savings deposits                                              80,291        9.94%           3,503         5.82%
     Other time deposits                                          484,630       60.00%          14,248         3.92%
     Short-term debt                                               75,899        9.40%           2,797         4.91%
     Long-term debt                                                     -           -                -            -
                                                               ----------   ----------      ----------

          TOTAL INTEREST-BEARING LIABILITIES                      640,820       79.34%          20,548         4.28%

NON INTEREST-BEARING LIABILITIES:
     Demand deposits                                               87,636       10.85%
     Other liabilities                                              1,132        0.14%
     Accrued interest payable                                       2,833        0.35%
                                                               ----------   ----------

          TOTAL LIABILITIES                                       732,421       90.68%
STOCKHOLDERS' EQUITY                                               75,322        9.32%
                                                               ----------   ----------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $  807,743      100.00%
                                                               ==========   ==========

NET INTEREST INCOME                                                                         $   20,100
                                                                                            ==========

INTEREST RATE SPREAD                                                                                           3.21%
                                                                                                          ==========

               NET INTEREST MARGIN                                                                             3.70%
                                                                                                          ==========

(1)  Annualized

  Net interest income is affected both by the interest rate earned and paid and by changes in volume, principally in loans, investment securities, deposits and borrowed funds. The following table depicts the dollar effect and rate changes for interest-earning assets and interest-bearing liabilities and the resulting change in interest income and interest expense:

                                                                         SEPTEMBER 30, 1998 COMPARED TO
                                                                                SEPTEMBER 30, 1997
                                                                            INCREASE (DECREASE) DUE TO
                                                                  ---------------------------------------------
                                                                      VOLUME           RATE(1)         NET
                                                                  --------------   -------------  -------------
                                                                                (DOLLARS IN THOUSANDS)
     INTEREST EARNED ON:
          Loans                                                   $       1,002    $     (939)    $       63
          Taxable investment securities                                    (607)           98           (509)
          Nontaxable investment securities                                  (16)            3            (13)
          Interest bearing deposits in other banks                            2             1              3
          Federal funds sold and securities purchased
               under agreements to resell                                 1,827          (416)         1,411
                                                                  --------------   -------------  -------------

               TOTAL INTEREST-EARNING ASSETS                              2,208        (1,253)           955

     INTEREST PAID ON:
          Savings deposits                                                 (124)          335            211
          Other time deposits                                               630          (401)           229
          Short-term debt                                                   213           (14)           199
          Long-term debt                                                      -             -              -
                                                                  --------------   -------------  -------------

               TOTAL INTEREST-BEARING LIABILITIES                           719           (80)           639

               NET INTEREST INCOME                                $       1,489    $   (1,173)    $      316
                                                                  =============    =============  =============

  _______________
  (1) Changes in interest income and interest expense due to both rate and volume are included in rate variances.

  Noninterest Income. Noninterest income increased by $27,000 for the nine months ended September 30, 1998 compared with the nine months ended September 30, 1997. This included an increase of $60,000 in other income and a decrease of $33,000 in service charge income.

  Noninterest Expense. Noninterest expense decreased by $370,000 for the nine months ended September 30, 1998 compared with the nine months ended September 30, 1997. This included a decrease of $342,000 in salaries and employee benefits due to attrition.

  FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

  Generally.  Net income was $7,801,000 ($2.85 per share), $8,071,000 ($2.95 per share), and $8,280,000 ($3.03 per share) for the years ended December 31, 1997, 1996, and 1995, respectively.

  The decrease in net income for 1997 compared to 1996 is attributable to a substantial increase in the provision for loan losses of $845,000 for the year ended December 31, 1997 compared to $263,000 for the year ended December 31, 1996. The substantial increase was due to replenishing the allowance for loan losses due to significant charge-offs during 1996.

  The decrease in net income for 1996 compared to 1995 is attributable to a realized loss on the sale of securities of $1,278,000 for the year ended December 31, 1996 compared to a realized gain of $6,000 for the year ended December 31, 1995.

  Mercantile Bank's primary market area was negatively affected by a devaluation of the Mexican Peso in December 1994. As a result, beginning in 1995 and continuing into 1997, Mercantile Bank's charge-offs of installment and consumer loans increased significantly. Charge-offs for the year ended December 31, 1997, 1996, and 1995 totaled $1,118,000, $2,709,000 and $797,000 of which 89%,
33% and 86% were installment and consumer loans, respectively and 67% were commercial, financial, and agricultural loans for 1996. Provisions for loan losses included in the statement of earnings for the years ended December 31, 1997, 1996, and 1995, totaled $845,000, $263,000 and $100,000, respectively.

  A discussion of changes in the major components of net income for the years ending December 31, 1997, 1996, and 1995 are as follows:

  Net Interest Income. Net interest income is the principal source of Mercantile Bank's net income and represents the difference between interest income and interest expense. Net interest income increased approximately $3,000 in 1997 compared to 1996 as a result of an increase in interest-earning assets of $5,327,000 offset by an increase in interest-bearing liabilities of $2,438,000. Interest rate spread was 3.29% and 3.34%, and net interest margin was 3.78% and 3.81% for 1997 and 1996, respectively.

  Net interest income decreased approximately $534,000 in 1996 compared to 1995 as a result of an increase in interest-earning assets of $37,014,000 offset by an increase in interest-bearing liabilities of $34,221,000. Interest rate spread was 3.34% and 3.60%, and net interest margin was 3.81% and 4.09% for 1996 and 1995, respectively.

  The following schedules provide a summary of net interest income, average interest-earning asset balances and the related interest rates/yields for the periods indicated. Non-accruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.

                                                                                DECEMBER 31, 1997
                                                          ----------------------------------------------------------------
                                                            AVERAGE       PERCENT OF         INTEREST           AVERAGE
                                                            BALANCE      ASSETS TOTAL     INCOME/EXPENSE      YIELD/RATES
                                                          ------------   ------------    ----------------    -------------
INTEREST-EARNING ASSETS:                                                     (DOLLARS IN THOUSANDS)
     Loans                                                $    321,394       39.50%       $     30,940            9.63%
     Taxable investment securities                             327,746       40.29%             20,029            6.11%
     Nontaxable investment securities                           14,897        1.83%                741            4.97%
     Interest bearing deposits in other banks                       99        0.01%                  6            6.06%
     Federal funds sold and securities purchased
          under agreements to resell                            64,583        7.94%              3,572            5.53%
                                                          ------------   ----------       ------------

          TOTAL INTEREST-BEARING ASSETS                        728,719       89.57%             55,288            7.59%

NON INTEREST-BEARING ASSETS:
     Cash and due from banks                                    31,783        3.91%
     Bank premises and equipment - net                          40,534        4.98%
     Accrued interest receivable                                 5,975        0.73%
     Other real estate owned                                       653        0.08%
     Other assets                                                5,399        0.66%
     Goodwill                                                    3,290        0.40%
     Reserve for loan losses                                    (2,740)     (0.33)%
                                                          ------------   ----------

          TOTAL ASSETS                                    $    813,613      100.00%
                                                          ============   ==========

INTEREST-BEARING LIABILITIES:
     Savings deposits                                     $    185,721       22.83%              4,719            2.54%
     Other time deposits                                       382,692       47.03%             19,236            5.03%
     Short-term debt                                            75,818        9.32%              3,765            4.97%
     Long-term debt                                                  -           -                   -               -
                                                          ------------   ----------       ------------

          TOTAL INTEREST-EARNING LIABILITIES                   644,231       79.18%             27,720            4.30%

NON INTEREST-BEARING LIABILITIES:
     Demand deposits                                            88,657       10.90%
     Other liabilities                                           1,151        0.14%
     Accrued interest payable                                    2,853        0.35%
                                                          ------------   ----------

          TOTAL LIABILITIES                                    736,892       90.57%
STOCKHOLDERS' EQUITY                                            76,721        9.43%
                                                          ------------   ----------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $    813,613      100.00%
                                                          ============   ==========

NET INTEREST INCOME                                                                       $     27,568
                                                                                          ============

INTEREST RATE SPREAD                                                                                                 3.29%
                                                                                                              ============

NET INTEREST MARGIN                                                                                                  3.78%
                                                                                                              ============

                                                                 DECEMBER 31, 1996

                                                             AVERAGE         PERCENT OF                INTEREST         AVERAGE
                                                             BALANCE            TOTAL               INCOME/EXPENSE      YIELD/RATES
                                                                               ASSETS
                                                          -----------      --------------         ----------------    -------------
Interest-earning assets:                                       (DOLLARS IN THOUSANDS)
     Loans                                                $   310,129             38.41%          $         29,101         9.38%
     Taxable investment securities                            344,321             42.64%                    21,494         6.24%
     Nontaxable investment securities                          14,762              1.83%                       733         4.97%
     Interest bearing deposits in other banks                   1,507              0.19%                       142         9.42%
     Federal funds sold and securities purchased
          under agreements to resell                           52,673              6.53%                     2,848         5.41%
                                                          ------------     --------------          ----------------

          TOTAL INTEREST-EARNING ASSETS                       723,392             89.58%                    54,318         7.51%

NON INTEREST-BEARING ASSETS:
     Cash and due from banks                                   32,452              4.02%
     Bank premises and equipment - net                         41,048              5.08%
     Accrued interest receivable                                5,412              0.67%
     Other real estate owned                                      272              0.03%
     Other assets                                               5,879              0.73%
     Goodwill                                                   3,620              0.45%
     Reserve for loan losses                                   (4,554)            (0.56)%
                                                          ------------     --------------

          TOTAL ASSETS                                    $   807,521            100.00%
                                                          ============     ==============


INTEREST-BEARING LIABILITIES:
     Savings deposits                                     $   187,778             23.25%                     4,684         2.49%
     Other time deposits                                      397,950             49.28%                    19,615         4.93%
     Short-term debt                                           55,902              6.92%                     2,454         4.39%
     Long-term debt                                               163              0.02%                         -            -
                                                          ------------     --------------          ----------------

          TOTAL INTEREST-BEARING LIABILITIES                  641,793             79.47%                    26,753         4.17%

NON INTEREST-BEARING LIABILITIES:
     Demand deposits                                           93,199             11.54%
     Other liabilities                                          1,335              0.17%
     Accrued interest payable                                   2,889              0.36%
                                                          ------------     --------------

          TOTAL LIABILITIES                                   739,216             91.54%
STOCKHOLDERS' EQUITY                                           68,305              8.46%
                                                          ------------     --------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $   807,521            100.00%
                                                          ============     ==============

NET INTEREST INCOME                                                                               $         27,565
                                                                                                  ================

INTEREST RATE SPREAD                                                                                                       3.34%
                                                                                                                          =========
NET INTEREST MARGIN                                                                                                        3.81%
                                                                                                                          =========


                                                                                   DECEMBER 31, 1995
                                                          --------------------------------------------------------------------------

                                                             AVERAGE         PERCENT OF                INTEREST           AVERAGE
                                                             BALANCE            TOTAL               INCOME/EXPENSE      YIELD/RATES
                                                                               ASSETS
                                                          -----------      --------------         ----------------     -------------
Interest-earning assets:                                                        (DOLLARS IN THOUSANDS)
     Loans                                                $   325,533             42.43%          $         31,163          9.57%
     Taxable investment securities                            321,148             41.85%                    20,040          6.24%
     Nontaxable investment securities                          11,685              1.52%                       571          4.89%
     Interest bearing deposits in other banks                      12              0.00%                        16        133.33%
     Federal funds sold and securities purchased
          under agreements to resell                           28,000              3.65%                     2,624          9.37%
                                                          -----------      --------------         ----------------

          TOTAL INTEREST-EARNING ASSETS                       686,378             89.45%                    54,414          7.93%

NON INTEREST-BEARING ASSETS:
     Cash and due from banks                                   32,402              4.22%
     Bank premises and equipment - net                         38,385              5.00%
     Accrued interest receivable                                5,472              0.71%
     Other real estate owned                                      365              0.05%
     Other assets                                               5,340              0.70%
     Goodwill                                                   3,946              0.52%
     Reserve for loan losses                                   (4,991)            (0.65)%
                                                          ------------     --------------
          TOTAL ASSETS                                    $   767,297            100.00%
                                                          ============     ==============


INTEREST-BEARING LIABILITIES:
     Savings deposits                                     $   194,680             25.37%                     5,831          3.00%
     Other time deposits                                      383,780             50.02%                    18,089          4.71%
     Short-term debt                                           29,112              3.80%                     2,395          8.23%
     Long-term debt                                                 -                 -                          -             -
                                                          -----------      --------------         ----------------

          TOTAL INTEREST-BEARING LIABILITIES                  607,572             79.19%                    26,315          4.33%

NON INTEREST-BEARING LIABILITIES:
     Demand deposits                                           95,789             12.48%
     Other liabilities                                          2,010              0.26%
     Accrued interest payable                                   2,150              0.28%
                                                          -----------      --------------

          TOTAL LIABILITIES                                   707,521             92.21%
STOCKHOLDERS' EQUITY                                           59,776              7.79%
                                                          -----------      --------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $   767,297            100.00%
                                                          ===========      ==============

NET INTEREST INCOME                                                                               $         28,099
                                                                                                  ================

INTEREST RATE SPREAD                                                                                                        3.60%
                                                                                                                       =============


NET INTEREST MARGIN                                                                                                          4.09%
                                                                                                                       =============


  Net interest income is affected both by the interest rate earned and paid and by changes in volume, principally in loans, investment securities, deposits and borrowed funds. The following table depicts the dollar effect and rate changes for interest-earning assets and interest-bearing liabilities and the resulting change in interest income and interest expense:

                                                                1997 COMPARED TO 1996                     1996 COMPARED TO 1995
                                                             INCREASE (DECREASE) DUE TO                INCREASE (DECREASE) DUE TO
                                                    ---------------------------------------      -----------------------------------
                                                       VOLUME        RATE(1)           NET        VOLUME        RATE(1)       NET
                                                    ----------     ---------       --------      --------      --------    --------
                                                                                  (DOLLARS IN THOUSANDS)
INTEREST EARNED ON:
     Loans                                          $    1,409        $  430         $  1,839    $ (1,966)     $    (96)  $  (2,062)
     Taxable investment securities                      (1,379)          (86)          (1,465)      1,928          (474)      1,454
     Nontaxable investment securities                        9            (1)               8         201           (39)        162
     Interest bearing deposits in other banks             (177)           41             (136)      2,658        (2,532)        126
     Federal funds sold and securities purchased
          under agreements to resell                       859          (135)             724       3,095        (2,871)        224
                                                    ----------      --------        ---------    --------      --------   ---------

          TOTAL INTEREST-EARNING ASSETS                    721           249              970       5,916        (6,012)        (96)

INTEREST PAID ON:
     Savings deposits                                      (68)          103               35        (275)         (872)     (1,147)
     Other time deposits                                (1,002)          623             (379)        890           636       1,526
     Short-term debt                                     1,165           146            1,311       2,939        (2,880)         59
     Long-term debt                                          -             -                -           -             -           -
                                                    ----------        ------         --------    --------      --------   ---------

           TOTAL INTEREST-BEARING LIABILITIES               95           872              967       3,554        (3,116)        438
                                                    ----------        ------         --------    --------      --------   ---------

          NET INTEREST INCOME                       $      626        $ (623)        $      3    $  2,362      $ (2,896)  $    (534)
                                                    ==========        ======         ========    ========      ========   =========

______________

(1) Changes in interest income and interest expense due to both rate and volume are included in rate variances.

  Noninterest Income. Noninterest income increased by $1,113,000 for the year ended December 31, 1997 compared with the year ended December 31, 1996. This included an increase of $115,000 in service charge income, a reduction in security losses from $1,278,000 in 1996 to no losses in 1997, and a decrease in other income of $280,000.

  Noninterest income decreased by $1,744,000 for the year ended December 31, 1996 compared with the year ended December 31, 1995. This included a decrease of $131,000 in service charge income, a reduction in security gains from $6,000 in 1995 to a loss of $1,278,000 in 1996, and a decrease in other income of $329,000.

  Noninterest Expense. Noninterest expense decreased by $23,000 for the year ended December 31, 1997 compared with the year ended December 31, 1996. This included a decrease of $283,000 in salaries and employees benefits, a decrease in other operating expenses of $111,000, an increase in occupancy expenses of $266,000, and an increase in furniture and equipment expense of $105,000.

  Noninterest expense decreased by $991,000 for the year ended December 31, 1996 compared with the year ended December 31, 1995. This included a decrease of $660,000 in furniture and equipment expense, a decrease of $639,000 in other operating expenses, an increase of $236,000 in salaries and employee benefits, and an increase of $72,000 in occupancy expenses.

FINANCIAL CONDITION

  Loans. Mercantile Bank's loan portfolio has increased by $23,916,000 from December 31, 1993 to December 31, 1997. Mercantile Bank's primary market area was negatively affected by a devaluation in the Mexican Peso in December 1994. Mercantile Bank's charge-offs of installment and consumer loans significantly increased. As a result, Mercantile Bank concentrated its lending efforts in the area of commercial and real estate loans, while focusing less on indirect consumer loans. All of the loan growth from December 31, 1993 to December 31, 1997, was from domestic commercial and real estate loans.

  The following table sets forth the composition of the loan portfolio for the periods presented:

                                                                               AGGREGATE PRINCIPAL AMOUNT
                                           ----------------------------------------------------------------------------------------
                                                 SEPTEMBER 30,                             DECEMBER 31,
                                           ------------------------   -------------------------------------------------------------
                                                1998         1997         1997         1996        1995        1994        1993
                                           ------------   ---------   -----------   ---------   ---------   ---------   -----------
                                                                                (DOLLARS IN THOUSANDS)
Type of loan:
      Domestic:
     Commercial, financial and             $     84,027   $  83,013   $    92,987   $  70,825   $  78,832   $  80,607   $  65,064
      agricultural
     Interim real estate                         21,916      18,329        12,655      10,766       7,549       4,703      15,250
     Permanent real estate                      143,383     139,661       152,128     138,992     113,535     106,850      95,441
     Consumer loans                              40,674      52,419        50,299      60,136      79,477      86,187      99,300

   FOREIGN:
     Commercial and industrial                   28,822      33,947        34,139      36,186      41,208      44,565      43,237
                                           ------------   ---------   -----------   ---------   ---------   ---------   ---------

                                           $    318,822   $ 327,369   $   342,208   $ 316,905   $ 320,601   $ 322,912   $ 318,292
                                           ============   =========   ===========   =========   =========   =========   =========

                                                                            PERCENTAGE OF LOAN PORTFOLIO
                                       ---------------------------------------------------------------------------------------------
                                               SEPTEMBER 30,                                DECEMBER 31,
                                       --------------------------    ---------------------------------------------------------------
                                           1998            1997          1997       1996         1995          1994          1993
                                       -----------      ---------    ---------- -----------    ---------    -----------   ----------
   Domestic:
     Commercial, financial and            26.36%           25.36%         27.17%       22.34%       24.60%       24.96%      20.44%
         agricultural
     Interim real estate                   6.87%            5.60%          3.70%        3.40%        2.35%        1.46%       4.79%
     Permanent real estate                44.97%           42.66%         44.45%       43.86%       35.41%       33.09%      29.99%
     Consumer loans                         12.76%         16.01%         14.70%       18.98%       24.79%       26.69%      31.20%

   FOREIGN:
     Commercial and industrial               9.04%         10.37%          9.98%       11.42%       12.85%       13.80%      13.58%
                                       -----------      ---------    -----------  -----------  -----------  -----------   ---------

                                           100.00%        100.00%        100.00%      100.00%      100.00%      100.00%     100.00%
                                       -----------      ---------    -----------  -----------  -----------  -----------   ---------

  The following table sets forth the maturity composition and interest sensitivity of total loans at December 31, 1997:

                                                                                  NINE MONTHS ENDED
                                                         SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                                      ------------------    --------------------------------------------------------
                                                         1998       1997       1997        1996        1995       1994       1993
                                                      ------------------------------------------------------------------------------
                                                                                    (DOLLARS IN THOUSANDS)
BALANCE AT BEGINNING OF PERIOD                         $ 2,829    $ 2,685    $ 2,685    $   4,894    $ 5,289    $ 5,626    $  3,912
CHARGE-OFFS:
     DOMESTIC:
          Commercial, financial and agricultural            81          8        120        1,812        108        201         201
          Interim real estate                                -          -          -            -          -          6          18
          Permanent real estate                             32          -          -            1          -          9           -
          Consumer loans                                   831        749        998          896        689        515         474

     FOREIGN:
          Commercial and industrial                          -          -          -            -          -          -          13
                                                      --------    -------   --------    ---------    -------    -------    --------
                                                           944        757      1,118        2,709        797        731         706
RECOVERIES:
     DOMESTIC:
          Commercial, financial and agricultural            20        188        204           32        163         79         256
          Interim real estate                                -                     -            -          -          -           4
          Permanent real estate                              6          7         11            3          1          -          11
          Consumer loans                                   165        183        202          202        138         50         231

     FOREIGN:
          Commercial and industrial                          -                     -            -          -          -         123
                                                      --------    -------   --------    ---------    -------    -------    --------
                                                           191        378        417          237        302        129         625
                                                      --------    -------   --------    ---------    -------    -------    --------

NET CHARGE-OFFS                                            753        379        701        2,472        495        602          81
Additions charged to operations                            575        525        845          263        100        265      (1,285)

Reserves established for  New First City loans               -          -          -            -          -          -       3,080
 acquired                                             --------    -------   --------    ---------    -------    -------    --------

                                                      --------    -------    -------    ---------    -------    -------    --------
BALANCE AT END OF PERIOD                               $ 2,651    $ 2,831    $ 2,829    $   2,685    $ 4,894    $ 5,289    $  5,626
                                                      ========    =======    =======    =========    =======    =======    ========

RATIO OF NET CHARGE-OFFS DURING THE PERIOD TO
AVERAGE LOANS OUTSTANDING DURING THE PERIOD               0.23%      0.12%      0.22%        0.80%      0.15%      0.19%       0.03%
                                                      ========    =======    =======    =========    =======    =======    ========

  The allowance for loan losses is not allocated to specific categories of loans. However, based on Mercantile Bank's review of remaining collateral and/or financial condition of identified loans with characteristically more than a normal degree of risk, historical loan loss percentages, and economic conditions; management believes the allowance for loan loss at September 30, 1998, is adequate to cover losses inherent in the portfolio.

  The reserve for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into considerations such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

  Non-performing Assets. Non-performing assets are defined as loans delinquent 90 or more days, non-accrual loans, restructured loans, and foreclosed assets. Such assets do not necessarily represent future losses to Mercantile Bank since underlying collateral can be sold and the financial condition of the borrowers may improve. The following table sets forth the detail of non-performing loans. Mercantile Bank had no restructured loans at any of the dates listed herein.

                                             SEPTEMBER 30,                           DECEMBER 31,
                                          ------------------     -----------------------------------------------------
                                            1998       1997        1997       1996        1995        1994       1993
                                          -------    -------     -------    -------     -------     -------    -------
OUTSTANDING LOAN BALANCES:
DOMESTIC:
 Non-accrual loans                          $4,891      $3,194      $3,030     $2,956      $4,640     $2,410     $6,295
 Loans past due 90 days or more                286         438         181        351         272        251      1,720
 Troubled debt restructuring                     -           -           -          -           -          -          -

FOREIGN:
 Non-accrual loans                               -           -           -          -           -          -          -
 Loans past due 90 days or more                  -           -           -          -           -          -          -
 Troubled debt restructuring                     -           -           -          -           -          -          -

   TOTAL NONPERFORMING LOANS                $5,177      $3,632      $3,211     $3,307      $4,912     $2,661     $8,015
                                            ======      ======      ======     ======      ======     ======     ======

  Total non-performing loans as a percentage of total loans was 1.6% and 1.1% for the nine months ended September 30, 1998 and 1997, respectively, and .6%, 1.0% and 1.5% for the years ended December 31, 1997, 1996, and 1995, respectively.

  At December 31, 1997, there were no significant commitments to lend additional funds to borrowers whose loans were considered non-performing.

  Management is not aware of any loans which were not included as non-performing loans where known information about possible credit problems causes serious doubt as to the borrower's ability to comply with repayment terms which may result in such loans becoming non-performing.

  The loan portfolio includes loans to customers in Mexico of $28,822 as of September 30, 1998 and $34,139, $36,186, and $41,208 as of December 31, 1997,
1996, and 1995, respectively. The loan portfolio does not include any highly leveraged transaction loans. Senior management closely monitors concentrations to individual customers and actively participates within their lending areas. Mercantile Bank has written policies that require security for loans including liens on residential mortgage loans and certain of the other loans secured by real estate. In addition, policies and procedures are in place to assess the creditworthiness of borrowers for all loans and commitments. A borrower's ability to honor loan contracts can be largely dependent upon economic conditions within Mercantile Bank's market areas, on a national level and within Mexico.

  Investments. Mercantile Bank accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under SFAS 115, each security is classified as either trading, available-for-sale, or held-to-maturity. Mercantile Bank has no securities held in a trading account. Investments classified as held-to-maturity are recorded at amortized cost. The securities classified as available-for-sale are recorded at their fair value. The after-tax difference between amortized cost and fair value of securities available for sale is recorded as "unrealized gain (loss) on securities" in the equity section of the balance sheet. The tax impact is recorded as an adjustment to the deferred tax liability.

  The following table presents the composition of investments securities for the periods presented:

                                                           SEPTEMBER 30,                  DECEMBER 31,
                                                  ---------------------------------------------------------------
                                                      1998          1997        1997         1996         1995
                                                  -----------   ----------   ----------   ----------   ----------
                                                                         (DOLLARS IN THOUSANDS)
HELD TO MATURITY:
     Obligations of states and political          $     9,756    $  10,454   $   10,453   $   10,659   $   10,286
       subdivisions

AVAILABLE FOR SALE:
     Equity securities                                  3,260        3,176        3,176        3,112        2,943
     U.S. Treasury securities                          76,632      115,376       82,158       96,135       62,024
     Obligations of U.S. government agencies           85,783       71,171      111,553       76,942       89,929
     Obligations of states and political                4,549        4,484        4,504        4,407        3,269
       subdivisions
     Mortgage-backed securities                        46,504       60,784       58,230       66,247      101,056
     Collateral-mortgage obligations                   70,534       73,689       73,270       75,824      113,838
     Other                                                679          678          678          676        2,669
                                                  -----------   ----------   ----------   ----------   ----------
                                                      287,941      329,358      333,569      323,343      375,728
                                                  -----------   ----------   ----------   ----------   ----------

          TOTAL                                   $   297,697    $ 339,812   $  344,022   $  334,002   $  386,014

  Investment Securities-Maturities and Yields. The following tables show the maturities and yields for the various forms of investment securities at September 30, 1998 and December 31, 1997:

                                                                            SEPTEMBER 30, 1998
                                             ----------------------------------------------------------------------------------
                                                    IN ONE            AFTER ONE              AFTER FIVE           AFTER
                                                 YEAR OR LESS     THROUGH FIVE YEARS     THROUGH TEN YEARS      TEN YEARS
                                             ------------------   -------------------   ------------------  -------------------
                                              AMOUNT     YIELD     AMOUNT      YIELD     AMOUNT     YIELD     AMOUNT     YIELD
                                             ---------  -------   ---------   -------   --------   -------  --------    -------
                                                                          (DOLLARS IN THOUSANDS)
Equity securities                            $       -       -    $       -        -    $     -        -    $  3,259      6.01%
U.S. Treasury securities                        27,197    6.23%      49,434     6.40%         -        -           -         -
Obligations of U.S. government agencies          5,000    4.78%      78,790     6.12%         -        -       1,993      7.00%
Obligations of states and political
   subdivisions(1)                               1,241    6.73%       4,911     7.01%     7,204     7.54%        953      8.06%
Mortgage-backed securities(2)                        -       -        8,348     6.39%     8,705     6.32%     29,450      7.13%
Collateral-mortgage securities                      84    6.50%           -        -     17,322     5.83%     53,128      6.05%
Other                                                -       -          550     7.95%       131     8.76%          -         -

                                                                             DECEMBER 31, 1997
                                             ----------------------------------------------------------------------------------
                                                    IN ONE            AFTER ONE              AFTER FIVE           AFTER
                                                 YEAR OR LESS     THROUGH FIVE YEARS     THROUGH TEN YEARS      TEN YEARS
                                             ------------------   -------------------   ------------------  -------------------
                                              AMOUNT     YIELD     AMOUNT      YIELD     AMOUNT     YIELD     AMOUNT     YIELD
                                             ---------  -------   ---------   -------   --------   -------  --------    -------
                                                                           (DOLLARS IN THOUSANDS)
Equity securities                            $        -       -   $       -        -    $      -        -   $  3,176      5.83%
U.S. Treasury securities                          7,967    5.38%     74,191     6.34%          -        -          -         -
Obligations of U.S. government agencies          64,660    5.38%     44,916     6.25%          -        -      1,977      7.00%
Obligations of states and political
   Subdivisions(1)                                  695    6.31%      4,486     7.10%      7,960     7.83%     1,816      8.19%
Mortgage-backed securities(2)                         -       -       7,197     6.66%     11,705     6.22%    39,328      7.14%
Collateral-mortgage securities                    2,439    7.29%          -        -      13,664     5.79%    57,167      6.06%
Other                                                 -       -         550     7.95%        128     8.75%         -         -

________________
(1) Yield presented on a tax-equivalent basis assuming a tax rate of 34%
(2) Included in maturity table based on their average remaining life or call date, if applicable

  Deposits. The deposit base provides the major funding source for Mercantile Bank's interest-earning assets. Mercantile Bank's deposits have decreased slightly during the period from December 31, 1994 to December 31, 1997, due to a migration of deposits to repurchase agreements. Management believes that demand, savings and certificates of deposit less than $100,000 represent a core of base deposits while certificates of deposits in excess of $100,000 and public funds are more interest rate sensitive and, thus, are not viewed as part of the core deposit base.

  The following table reflects the average balance and average interest rate paid on deposits for the period presented:

                                                                       AVERAGE BALANCE             AVERAGE RATE PAID
                                                                    ---------------------       -----------------------
                                                                                  (DOLLARS IN THOUSANDS)
SEPTEMBER 30, 1998
------------------
          Demand deposits                                          $               91,460                 0.00%
          NOW and super NOW accounts                                               75,912                 1.65%
          Money market accounts                                                    76,609                 2.11%
          Savings deposits                                                         41,897                 2.01%
          Certificates of deposit less than $100,000                              138,789                 3.67%
          Certificates of deposits and state time
               deposits of $100,000 or more                                       228,342                 3.82%
          Individual retirement accounts                                           17,300                 3.90%
                                                                   ----------------------
                                                                   $              670,309
                                                                   ======================

SEPTEMBER 30, 1997
------------------
          Demand deposits                                          $               87,636                 0.00%
          NOW and super NOW accounts                                               70,482                 1.62%
          Money market accounts                                                    70,750                 2.07%
          Savings deposits                                                         43,526                 2.06%
          Certificates of deposit less than $100,000                              134,672                 3.62%
          Certificates of deposits and state time
               deposits of $100,000 or more                                       227,135                 3.80%
          Individual retirement accounts                                           18,356                 4.11%
                                                                   ----------------------
                                                                   $              652,557
                                                                   ======================

DECEMBER 31, 1997
-----------------
          Demand deposits                                          $               88,657          0.00%
          NOW and super NOW accounts                                               71,485          2.15%
          Money market accounts                                                    71,594          2.79%
          Savings deposits                                                         43,198          2.74%
          Certificates of deposit less than $100,000                              135,196          4.75%
          Certificates of deposits and state time
               deposits of $100,000 or more                                       228,685          5.16%
          Individual retirement accounts                                           18,255          5.48%
                                                                   ----------------------
                                                                   $              657,070
                                                                   ======================


DECEMBER 31, 1996
------------------
          Demand deposits                                          $               93,199          0.00%
          NOW and super NOW accounts                                               74,915          2.17%
          Money market accounts                                                    68,376          2.64%
          Savings deposits                                                         45,671          2.75%
          Certificates of deposit less than $100,000                              132,023          4.58%
          Certificates of deposits and state time
               deposits of $100,000 or more                                       245,099          5.08%
          Individual retirement accounts                                           19,644          5.70%
                                                                   ----------------------
                                                                   $              678,927
                                                                   ======================


DECEMBER 31, 1995
-----------------
          Demand deposits                                          $               95,789          0.00%
          NOW and super NOW accounts                                               88,975          2.78%
          Money market accounts                                                    76,692          2.53%
          Savings deposits                                                         48,610          2.91%
          Certificates of deposit less than $100,000                              126,668          4.59%
          Certificates of deposits and state time
               deposits of $100,000 or more                                       216,409          5.11%
          Individual retirement accounts                                           21,106          5.72%
                                                                   ----------------------
                                                                   $              674,249
                                                                   ======================

  The following tables reflect the maturities of certificates and other time deposits of $100,000 or more as of September 30, 1998 and December 31, 1997:

                                                                             SEPTEMBER 30, 1998
                                                             ---------------------------------------------------
                                                                 3 MONTHS        3 TO 12     OVER 12
                                                                  OR LESS        MONTHS      MONTHS       TOTAL
                                                             ---------------  ----------- ----------- ----------
                                                                             (DOLLARS IN THOUSANDS)
  Certificates of deposit, includes other time
   deposits of $0                                            $     136,549    $  89,472   $   1,009   $ 227,030

                                                                               DECEMBER 31, 1997
                                                             ---------------------------------------------------
                                                                 3 MONTHS        3 TO 12     OVER 12
                                                                  OR LESS        MONTHS      MONTHS       TOTAL
                                                             ---------------   ---------   ---------   ---------
                                                                             (DOLLARS IN THOUSANDS)
  Certificates of deposit, includes other time
   deposits of $970                                          $       143,859   $ 109,019   $   2,646   $ 255,525

  Return on Equity and Assets. The following table sets forth MFE's ratios for the periods indicated:

                                                                    SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                                               ----------------------     -------------------------------------
                                                                  1998         1997          1997              1996      1995
                                                               ---------     --------     ---------         ---------  --------
  Return on average assets                                       0.93%  (1)    0.91%  (1)     0.96%             1.00%     1.08%
  Return on average equity                                       9.13%  (1)    9.81%  (1)    10.17%            11.82%    13.85%
  Dividend pay-out ratio on common shares                        0.00%         0.00%          0.00%            33.90%     0.00%
  Equity to assets ratio                                        10.22%         9.32%          9.43%             8.46%     7.79%

  _______________
  (1)  Annualized


  Short-term borrowings. The amount and interest rates related to short-term borrowings for the periods presented are as follows:

                                                                         SEPTEMBER  30,              YEAR ENDED DECEMBER  31,
                                                                      --------------------    --------------------------------------
                                                                         1998        1997        1997         1996           1995
                                                                      ---------    --------   ---------     ---------     ----------
                                                                                          (DOLLARS IN THOUSANDS)
  FEDERAL FUNDS PURCHASED:
          Outstanding balance at period-end                            $   2,600   $  2,545    $   1,900     $  1,100     $    897
          Weighted average interest rate at period-end                      4.39%      4.87%        5.52%        5.68%        5.07%
          Highest outstanding balance at any month end                 $   2,600   $  1,900    $   2,500     $  2,600     $  3,000
          Average balance outstanding during period                    $   1,526   $    744    $   1,181     $  1,990     $  1,507
          Weighted average interest rate during period                      5.07%      5.15%        5.33%        5.14%        5.62%

  SECURITIES:
          Outstanding balance at period-end                             $ 74,794   $ 68,198     $ 72,246     $ 84,897     $ 41,879
          Weighted average interest rate at period-end                      4.81%      5.00%        5.08%        4.54%        4.77%
          Highest outstanding balance at any month end                  $ 80,650   $ 74,267     $ 74,267     $ 89,179     $ 41,879
          Average balance outstanding during period                     $ 78,717   $ 75,155     $ 74,637     $ 53,912     $ 27,605
          Weighted average interest rate during period                      4.55%      4.92%        4.96%        4.41%        4.91%

  Liquidity. Mercantile Bank's principal source of funds consists of deposits, interest and principal payments on loans and investment securities, sales of investment securities and borrowings. For the year ended December 31, 1997, Mercantile Bank realized proceeds from sales and maturities of investment securities of $103,253,000, a net increase in deposits of $30,746,000 and net cash provided by operating activities of $10,502,000. Funds were used to acquire investment securities of $109,810,000 and fund a net increase in loans to customers of $27,388,000. For the year ended December 31, 1996, Mercantile Bank realized proceeds from sales and maturities of investment securities of $129,601,000 and net cash provided by operating activities of $13,141,000. Funds were used to acquire investment securities of $82,077,000.

  Asset liquidity is provided by cash and readily marketable assets, which can be pledged or which will mature in the near future. These include cash, federal funds sold, and U.S. Government-backed securities. Mercantile Bank's liquidity ratio, defined as cash, U.S. Government-backed securities and federal funds sold as a percentage of total deposits, was 64.5% and 66.8% as of December 31, 1997 and 1996, respectively. Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing accounts in Mercantile Bank's market areas. Mercantile Bank does not have and does not solicit brokered deposits.

  Federal funds purchased and short-term borrowings by Mercantile Bank are additional sources of liquidity. These sources of liquidity are short-term in nature and are used by Mercantile Bank as necessary to fund asset growth and meet short-term liquidity needs. As of December 31, 1997, 1996, and 1995, Mercantile Bank had federal funds purchased of $1,900,00, $1,100,000, and $900,000, respectively. As of December 31, 1997, 1996, and 1995, Mercantile Bank had borrowings on securities sold under repurchase agreements of $72,246,000, $84,897,000, and $41,879,000, respectively.

  Capital. Mercantile Bank's total shareholders' equity as of September 30, 1998 was $90,464,000, an increase of $8,002,000 or 9.7% compared with stockholders' equity of $82,462,000 as of December 31, 1997. Included in the increase was $5,884,000 from earnings.

  Total shareholders' equity as of December 31, 1997 was $82,462,000, an increase of $10,087,000 or 13.94% compared with stockholders' equity of $72,375,000 as of December 31, 1996. Included in the increase was $7,801,000 from earnings and $2,286,000 in unrealized gains from investment securities.

  Total shareholders' equity as of December 31, 1996 was $72,375,000, an increase of $3,310,000 or 4.79% compared with stockholders' equity of $69,065,000 as of December 31, 1995. Included in the increase was $8,071,000 from earnings and $97,000 from the issuance of new common stock. Shareholders' equity was decreased by $2,740,000 by payment of dividends and $2,118,000 in unrealized losses from investment securities.

  Mercantile Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Mercantile Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action. Mercantile Bank must meet specific capital guidelines that involve quantitative measures of Mercantile Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Mercantile Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require Mercantile Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations) and of Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes that Mercantile Bank meets all capital adequacy requirements, as of September 30, 1998, to which it is subject.

  As of December 31, 1997, the most recent notification from the OCC categorized Mercantile Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Mercantile Bank must maintain minimum total risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

  Mercantile Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                         TO BE WELL
                                                                                                      CAPITALIZED UNDER
                                                                                 FOR CAPITAL          PROMPT CORRECTIVE
                                                 ----------------------     --------------------    ---------------------
                                                         ACTUAL               ADEQUACY PURPOSES       ACTION PROVISIONS
                                                 ----------------------     --------------------    ---------------------
                                                     AMOUNT     RATIO          AMOUNT     RATIO        AMOUNT      RATIO
                                                 -----------  ---------     -----------  -------    -----------  --------
                                                                           (DOLLARS IN THOUSANDS)
AS OF SEPTEMBER 30, 1998:
     Total Capital (to Risk Weighted Assets)         87,913     21.8%       $  32,242     8.0%       $  40,302     10.0%
     Tier 1 Capital (to Risk Weighted Assets)        85,262     21.2%       $  16,121     4.0%       $  24,181      6.0%
     Tier 1 Capital (to Average Assets)              85,262     10.2%       $  33,388     4.0%       $  41,735      5.0%

AS OF SEPTEMBER 30, 1997:
     Total Capital (to Risk Weighted Assets)         79,622     20.1%       $  31,760     8.0%       $  39,700     10.0%
     Tier 1 Capital (to Risk Weighted Assets)        76,791     19.3%       $  15,880     4.0%       $  23,820      6.0%
     Tier 1 Capital (to Average Assets)              76,791      9.6%       $  32,037     4.0%       $  40,046      5.0%

AS OF DECEMBER 31, 1997:
     Total Capital (to Risk Weighted Assets)         81,960     19.3%       $  34,004     8.0%       $  42,505     10.0%
     Tier 1 Capital (to Risk Weighted Assets)        79,131     18.6%       $  17,002     4.0%       $  25,503      6.0%
     Tier 1 Capital (to Average Assets)              79,131      9.6%       $  33,115     4.0%       $  41,394      5.0%

AS OF DECEMBER 31, 1996:
     Total Capital (to Risk Weighted Assets)         73,687     18.6%       $  31,651     8.0%       $  39,564     10.0%
     Tier 1 Capital (to Risk Weighted Assets)        71,002     17.9%       $  15,826     4.0%       $  23,739      6.0%
     Tier 1 Capital (to Average Assets)              71,002      8.8%       $  32,439     4.0%       $  40,548      5.0%

AS OF DECEMBER 31, 1995:
     Total Capital (to Risk Weighted Assets)         70,141     18.0%       $  31,178     8.0%       $  38,792     10.0%
     Tier 1 Capital (to Risk Weighted Assets)        65,247     16.7%       $  15,589     4.0%       $  23,384      6.0%
     Tier 1 Capital (to Average Assets)              65,247      8.2%       $  31,784     4.0%       $  39,730      5.0%

IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES

  The financial statements and related financial data concerning Mercantile Bank presented in this proxy statement-prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operation of Mercantile Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of Mercantile Bank, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on Mercantile Bank and their results of operations are not predictable.


                         CERTAIN REGULATORY AND OTHER
                   CONSIDERATIONS PERTAINING TO WELLS FARGO

  Wells Fargo and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

  As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Wells Fargo's ability to pay dividends on Wells Fargo common stock, (b) require Wells Fargo to provide financial support to one or more of its banking subsidiaries, (c) require Wells Fargo and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Wells Fargo to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

BANK REGULATORY AGENCIES

  Wells Fargo Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

  Wells Fargo's national banking subsidiaries are regulated by the OCC. Its state-chartered banking subsidiaries are regulated primarily by the FDIC or the Federal Reserve Board and applicable state banking agencies. Wells Fargo's federally insured banking subsidiaries are also subject to regulation by the FDIC.

  Wells Fargo has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Wells Fargo's brokerage subsidiary is subject to regulation by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES; INTERSTATE BANKING

  A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

  Under the Riegle-Neal Interstate Banking and Branching Act (the "Interstate Banking Act"), which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

  The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate Mergers in the state) or opt in early (thereby allowing interstate Mergers prior to June 1,
1997). Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

  Wells Fargo's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

DIVIDEND RESTRICTIONS

  Wells Fargo is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Wells Fargo by its banking subsidiaries without regulatory approval.

  Most of Wells Fargo's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

  Wells Fargo's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

  If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

  The ability of Wells Fargo's banking subsidiaries to pay dividends to Wells Fargo may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Wells Fargo to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

  Wells Fargo Bank, N.A., with the express approval of the OCC, declared dividends in 1997 and 1996 of $1.5 billion in excess of its net income of $2.0 billion for those years. As a result, before Wells Fargo Bank, N.A. may declare dividends in 1998 without the prior approval of the OCC, it must have net income of $1.5 billion plus an amount equal to or greater than the dividends desired to be declared in 1998. Because it is not expected to have net income of $1.5 billion plus an amount equal to or greater than the dividends expected to be declared in 1998, Wells Fargo Bank, N.A. must obtain the approval of the OCC before any dividends are declared in 1998.

HOLDING COMPANY STRUCTURE

  Transfer of Funds from Banking Subsidiaries. Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Wells Fargo and its nonbanking subsidiaries (including Wells Fargo, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

  Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Depositor Preference. The Federal Deposit Insurance Act (the "FDI Act") provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

  Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL STANDARDS AND RELATED MATTERS

  Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

  The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. The remainder (Tier 2 and Tier 3 capital) consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

  Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital (the sum of Tier 1, Tier 2 and Tier 3) to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. At December 31, 1998, Wells Fargo's total capital and Tier 1 capital to risk-adjusted assets ratios were 10.9% and 8.1%, respectively.

  The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating.
All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Wells Fargo of any specific leverage ratio applicable to it. At December 31, 1998, Wells Fargo's leverage ratio was 6.6%.

  The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

  Wells Fargo's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

  Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

  Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a capital charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, whichever is smaller, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios.

  As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

  Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

  Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it fails to meet any of the required minimums for an adequately capitalized institution; (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. At December 31, 1998, all of Wells Fargo's insured depository institutions met the criteria for well capitalized institutions as set forth above.

  A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

  The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of
(a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

  Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

  Under FDI Act regulations, a bank may not accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (a) it is well capitalized or (b) it is adequately capitalized and receives a waiver from the FDIC. A bank that may not receive brokered deposits also may not offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. Also, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At December 31, 1998, all of Wells Fargo's subsidiary banks were well capitalized.

FDIC INSURANCE

  Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed per depositor limits. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

  The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

  All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured depository institutions will continue to pay approximately 1.3 cents per $100 of BIF-assessable deposits until the earlier of December 31, 1999 or the last savings and loan association ceases to exist.

FISCAL AND MONETARY POLICIES

  Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo's banking subsidiaries and, thus, those of Wells Fargo.

COMPETITION

  The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

  The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


                                    EXPERTS

  The supplemental consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report contains an explanatory paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of Wells Fargo and Norwest Corporation on November 2, 1998, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements.

  The financial statements of Mercantile Bank as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this proxy statement-prospectus have been audited by Burton, McCumber & Cortez, L.L.P., independent auditors, as stated in their report appearing herein, have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

  Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this proxy statement-prospectus, the number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is, in the aggregate, less than 0.1% of the outstanding shares of Wells Fargo common stock.

  The material U.S. Federal income tax consequences of the Consolidation to Mercantile Bank's shareholders and certain other legal matters will be passed upon for Mercantile Bank by Kilpatrick Stockton LLP.


                 INFORMATION CONCERNING WELLS FARGO MANAGEMENT

  Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1997. Wells Fargo's annual report has been delivered with this proxy statement-prospectus and is incorporated by reference into this proxy statement-prospectus."

                      WHERE YOU CAN FIND MORE INFORMATION

  Wells Fargo files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Wells Fargo at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Wells Fargo's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

  Wells Fargo filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to MFE and Bank shareholders in the Transactions. This proxy statement-prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

  Some of the information you may want to consider in deciding how to vote on the Consolidation is not physically included in this proxy statement-prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this proxy statement-prospectus or to documents that have been filed by Wells Fargo with the SEC under SEC File No. 1-2979. Wells Fargo has delivered with this proxy statement-prospectus copies of all reports incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this proxy statement-prospectus.

  The Wells Fargo documents that have been incorporated by reference, copies of which are being delivered to Bank shareholders with this proxy statement-prospectus, consist of:

  . Wells Fargo's annual report on Form 10-K for the year ended December 31, 1997;

  . Wells Fargo's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  . Wells Fargo's current reports on Form 8-K filed January 22, 1998, April 20, 1998, April 22, 1998, June 8, 1998, June 9, 1998, June 12, 1998, July 22,
     1998, August 5, 1998, October 21, 1998, October 22,1998, November 16, 1998,
     and January 29, 1999;

  . Wells Fargo's registration statement on Form S-4 filed September 11, 1998 (Reg. No. 333-63247) containing the joint proxy statement-prospectus of Norwest Corporation (now Wells Fargo) and old Wells Fargo;

  . Wells Fargo's current report on Form 8-K filed October 13, 1997, containing a description of the Wells Fargo common stock;

  . Wells Fargo's registration statement on Form 8-A dated October 21, 1998, containing a description of preferred stock purchase rights attached to shares of Wells Fargo common stock; and

  . Wells Fargo's current report on Form 8-K filed January 19, 1999 supplementing the Form 10-K for the year ended December 31, 1997 and the Form 10-Q for the quarter ended September 30, 1998 filed by Norwest Corporation with, among other information, restated financial statements reflecting the combination of Norwest Corporation and old Wells Fargo.

  All reports and proxy statements filed by Wells Fargo after the date of this proxy statement-prospectus and before the special meeting are automatically incorporated by reference into this proxy statement-prospectus.

  This proxy statement-prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Wells Fargo with the SEC after the date of this
                                                      ----------------------
proxy statement-prospectus may also contain information that updates, modifies
---------------------------
or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Wells Fargo since the date of this proxy statement-prospectus. As explained above, you may also read and copy any such reports filed with the SEC at the SEC's public reference rooms, or obtain them from commercial document retrieval services and on the SEC Internet site.


--------------------------------------------------------------------------------

  In deciding how to vote on the Consolidation, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Wells Fargo nor Mercantile Bank has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated February 11, 1999. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary. This proxy statement-prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation.

--------------------------------------------------------------------------------

               Report of Independent Certified Public Accountants
               --------------------------------------------------


Board of Directors
Mercantile Bank, National Association

We have audited the accompanying balance sheets of Mercantile Bank, National Association as of December 31, 1997 and 1996, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Bank, National Association as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                      Burton McCumber & Cortez, L.L.P.


Brownsville, Texas
February 25, 1998

                      Mercantile Bank, National Association

                                 BALANCE SHEETS

                    (amounts in thousands, except share data)


                                     ASSETS

                                       September 30,  December 31,  December 31,
                                             1998         1997          1996
                                           --------     --------     --------
                                          (Unaudited)

Cash and due from banks                    $ 31,456     $ 39,664     $ 37,478
Federal funds sold                          146,140       87,195       94,985
                                           --------     --------     --------
     Cash and cash equivalents              177,596      126,859      132,463

Investment securities (notes A1 and B)
   Available-for-sale                       287,941      333,569      323,343
   Held-to-maturity                           9,756       10,453       10,659
                                           --------     --------     --------

     Total investment securities            297,697      344,022      334,002


Loans - net (notes A2, A3, C and D)         315,766      338,815      312,898
Bank premises and equipment - net
 (notes A4 and E)                            38,590       40,023       41,103
Accrued interest receivable                   5,988        5,707        5,744
Other real estate owned (note F)                901          954          251
Other assets (note A7 and G)                  4,636        6,056        7,820
                                           --------     --------     --------

Total assets                               $841,174     $862,436     $834,281
                                           ========     ========     ========


        The accompanying notes are an integral part of these statements.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                            September 30,   December 31,   December 31,
                                                 1998           1997          1996
                                               ---------     ---------     ---------
                                              (Unaudited)
Deposits
  Non interest-bearing                         $  91,384     $  95,623     $  96,764
  Interest-bearing (note M)                      567,358       604,939       573,052
                                               ---------     ---------     ---------
Total deposits                                   658,742       700,562       669,816

Federal funds purchased and securities
 sold under repurchase agreements
 (note O)                                         87,394        74,146        85,997
Accrued interest payable                           2,330         3,335         3,263
Other liabilities (note G)                         2,244         1,931         2,830
                                               ---------     ---------     ---------
       Total liabilities                         750,710       779,974       761,906
                                               ---------     ---------     ---------

Commitments and contingencies
 (note H and L)                                     --            --            --

Stockholders' Equity
  Common stock - $1 par value;
   30,000,000 shares authorized;
   2,739,928 issued and outstanding
   in 1997 and 1996                                2,740         2,740         2,740
  Capital in excess of par value                  19,674        19,674        19,674
  Retained earnings                               65,720        59,836        52,035
  Net unrealized gain (loss) on
   securities available-for-sale, net of
   tax expense (benefit) of $108 and
   $(1,068) in 1997 and 1996,
   respectively                                    2,330           212        (2,074)
                                               ---------     ---------     ---------
Total stockholders' equity                        90,464        82,462        72,375
                                               ---------     ---------     ---------
Total liabilities and stockholders' equity     $ 841,174     $ 862,436     $ 834,281
                                               =========     =========     =========

                      Mercantile Bank, National Association

                             STATEMENTS OF EARNINGS

                    (amounts in thousands, except share data)

                                               Nine Months Ended
                                                 September 30,                    Year Ended December 31,
                                          --------------------------    -----------------------------------------
                                              1998           1997           1997           1996           1995
                                          -----------    -----------    -----------    -----------    -----------
                                          (Unaudited)    (Unaudited)
Interest income
 (notes A2 and K)                         $    41,603    $    40,648    $    55,288    $    54,318    $    54,414
Interest expense (note N)                      21,187         20,548         27,720         26,753         26,315
                                          -----------    -----------    -----------    -----------    -----------

  Net interest income
  before provision for loan
  losses                                       20,416         20,100         27,568         27,565         28,099

Provision for loan losses
 (notes A3 and D)                                (575)          (525)          (845)          (263)          (100)
                                          -----------    -----------    -----------    -----------    -----------

  Net interest income after
  provision for loan
  losses                                       19,841         19,575         26,723         27,302         27,999

Other income
  Service charges on deposit accounts           2,734          2,767          3,651          3,536          3,667
  Net realized (loss) on sales of
   securities (note B)                           --             --             --           (1,278)             6
  Other income (note K)                         2,286          2,226          2,796          3,076          3,405
                                          -----------    -----------    -----------    -----------    -----------
     Total other income-net                     5,020          4,993          6,447          5,334          7,078
                                          -----------    -----------    -----------    -----------    -----------

Other expenses
  Salaries and employee benefits                8,266          8,608         11,347         11,630         11,394
  Occupancy expense (notes A9, E and H)         2,744          2,736          1,831          1,565          1,493
  Furniture and equipment expense                --             --            3,413          3,308          3,968
  Other operating expenses                      5,242          5,278          5,414          5,525          6,164
                                          -----------    -----------    -----------    -----------    -----------
     Total other expenses                      16,252         16,622         22,005         22,028         23,019
                                          -----------    -----------    -----------    -----------    -----------

Income before income tax expense                8,609          7,946         11,165         10,608         12,058

Income tax expense (benefit)
 (notes A5 and G)
     Currently payable                          2,995          1,926          3,103          3,436          3,895
     Deferred                                    (270)           477            261           (899)          (117)
                                          -----------    -----------    -----------    -----------    -----------
                                                2,725          2,403          3,364          2,537          3,778
                                          -----------    -----------    -----------    -----------    -----------

          NET INCOME                      $     5,884    $     5,543    $     7,801    $     8,071    $     8,280
                                          ===========    ===========    ===========    ===========    ===========

Basic Earnings Per Share:
  Net Income                              $      2.15    $      2.02    $      2.85    $      2.95    $      3.03
                                          ===========    ===========    ===========    ===========    ===========

Weighted average common
  shares outstanding                        2,739,928      2,739,928      2,739,928      2,739,332      2,735,886
                                          ===========    ===========    ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                      Mercantile Bank, National Association

                        STATEMENT OF STOCKHOLDERS' EQUITY

                    (amounts in thousands, except share data)

                                                                                                     Net
                                                                                                  unrealized
                                                                                                 gain (loss) on
                                         Number of                   Capital                     Available-for-     Total
                                          Common        Common     In Excess of    Retained          Sale       Stockholders'
                                          Shares         Stock       Par Value     Earnings       Securities       Equity
                                         ---------     ---------     ---------     ---------      ---------      ---------
Balance at January 1, 1996               2,735,886     $   2,736     $  19,581     $  46,704      $      44      $  69,065

Sale of 4,042 shares of stock                4,042             4            93          --             --               97

Net earnings for the year                     --            --            --           8,071           --            8,071

Cash dividend paid - $1.00 per share          --            --            --          (2,740)          --           (2,740)

Unrealized loss on available-
for-sale securities, net of
taxes of $1,092                               --            --            --            --           (2,118)        (2,118)
                                         ---------     ---------     ---------     ---------      ---------      ---------

Balance at December 31, 1996             2,739,928         2,740        19,674        52,035         (2,074)        72,375

Net earnings for the year                     --            --            --           7,801           --            7,801

Unrealized gain on available-
for-sale securities,net of tax
benefit of $1,177                             --            --            --            --            2,286          2,286
                                         ---------     ---------     ---------     ---------      ---------      ---------

Balance at December 31, 1997             2,739,928         2,740        19,674        59,836            212         82,462

Net earnings for nine months                  --            --            --           5,884           --            5,884

Unrealized gain on available-
for-sale securities, netof tax
benefit of $1,092                             --            --            --            --            2,118          2,118
                                         ---------     ---------     ---------     ---------      ---------      ---------
Balance at September 30,
 1998 (unaudited)                        2,739,928     $   2,740     $  19,674     $  65,720      $   2,330      $  90,464
                                         =========     =========     =========     =========      =========      =========


        The accompanying notes are an integral part of these statements.

                      Mercantile Bank, National Association

                            STATEMENTS OF CASH FLOWS

                    (amounts in thousands, except share data)

                                                    Nine Months Ended             Year Ended December 31,
                                                      September 30,        -----------------------------------
                                                    1998         1997         1997         1996         1995
                                                 ---------    ---------    ---------    ---------    ---------
                                                (Unaudited)  (Unaudited)
(Decrease) increase in cash and
cash equivalents

Cash flows from operating activities:
  Net income                                     $   5,884    $   5,543    $   7,801    $   8,071    $   8,280
  Adjustments to reconcile net earnings
   to net cash provided by operating
   activities:
      Provision for loan loss                          575          525          845          263          100
      Loan origination costs                            --           --           --          685          612
      Loan purchase discount
       amortization                                     --         (430)        (573)        (632)        (633)
      Provision for depreciation and
       amortization                                  2,337        2,209        2,981        2,676        2,932
      Net loss on sale of securities                    --           --           --        1,278           (6)
      Net gain on sale of bank premises and
       equipment                                        (6)         (17)         (15)         (36)          --
      (Gain) loss on sale of other real estate        (115)           9           (8)         (54)          --
      Decrease (increase) in deferred
       income taxes                                   (270)         477          261         (899)        (117)
      Decrease (increase) in accrued interest
       receivable                                     (281)      (1,120)          37          810       (1,193)
      (Decrease) Increase in accrued
       interest payable                             (1,005)        (613)          72          322        1,446
      (Decrease) increase in other
       liabilities                                     187       (1,125)        (899)         657       (1,425)
                                                 ---------    ---------    ---------    ---------    ---------

      Net cash provided by operating
       activities                                    7,306        5,458       10,502       13,141        9,996

Cash flows from investing activities:
      Purchase of securities available-for-
       sale                                        (56,650)     (60,000)    (109,810)     (81,128)    (170,065)
      Proceeds from sale and maturities of
       securities available-for-sale               106,184       56,808      103,053      127,154      104,351
      Purchases of securities to be held-to-
       maturity                                         --           --           --         (949)          --
      Proceeds from maturities of
       securities held-to-maturity                      --           --          200        2,447       13,060
      Increase (decrease) in other assets               49          237          (27)        (666)      (1,312)
      Purchase of bank premises and
       equipment                                      (668)      (1,000)      (1,472)      (2,056)      (5,314)
      Proceeds from sale of bank premises
       and equipment                                   497          195           26           51            4
      Recoveries of loans charged-off                  191          378          417          237          302
      Net (increase) decrease in loans              22,400      (10,872)     (27,388)         450         (998)
                                                 ---------    ---------    ---------    ---------    ---------

         Net cash (used) provided by
          investing activities                      72,003      (14,254)     (35,001)      45,540      (59,972)

        The accompanying notes are an integral part of these statements.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)

                                             Nine Months Ended
                                               September 30,              Year Ended December 31,
                                          ----------------------    -----------------------------------
                                             1998         1997         1997         1996         1995
                                          ---------    ---------    ---------    ---------    ---------
                                         (Unaudited)  (Unaudited)
Cash flows from financing
 activities:
  Net decrease in non interest-bearing
   deposits                               $  (4,239)   $  (6,956)   $  (1,141)   $    (356)   $  (9,820)
  Net increase (decrease) in interest-
   bearing deposits                         (15,062)     (22,410)      26,492      (19,310)     (21,723)
  Net increase (decrease) in
   certificates of deposit                  (22,519)      12,479        5,395       (6,466)      49,259
  Net increase (decrease) in federal
   funds purchased and securities sold
   under agreements to repurchase            13,248      (15,254)     (11,851)      43,221       18,018
  Proceeds from sale of common stock             --           --           --           97           --
  Dividends paid                                 --           --           --       (2,740)          --
                                          ---------    ---------    ---------    ---------    ---------
             Net cash (used) provided
              by financing activities       (28,572)     (32,141)      18,895       14,446       35,734
                                          ---------    ---------    ---------    ---------    ---------
             NET (DECREASE)
              INCREASE IN CASH               50,737      (40,937)      (5,604)      73,127      (14,242)

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                        126,859      132,463      132,463       59,336       73,578
                                          ---------    ---------    ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT
   END OF YEAR                            $ 177,596    $  91,526    $ 126,859    $ 132,463    $  59,336
                                          =========    =========    =========    =========    =========


        The accompanying notes are an integral part of these statements.

                      Mercantile Bank, National Association

                          NOTES TO FINANCIAL STATEMENTS

                    (amounts in thousands, except share data)


NOTE A - SUMMARY OF ACCOUNTING POLICIES

    During 1995, the majority stockholder of Mercantile Bank, National Association (Bank) contributed all of his shares in the Bank (representing 95.85% of all issued and outstanding shares) to Hemisphere Financial, Ltd.
    (HFL), a British Virgin Island corporation wholly owned by that stockholder. HFL contributed those shares to Mercantile Financial Enterprises, Inc.
    (MFE), a wholly owned subsidiary of HFL. As a result of the transactions, both MFE and HFL became bank holding companies.

    The Bank provides a variety of banking services to individuals and businesses in the South Texas and Northern Mexico area. The accounting policies of the Bank conform to practices within the banking industry and are based on generally accepted accounting principles. A summary of the significant accounting and reporting policies consistently applied in the preparation of the accompanying financial statements follows.

    1. Investment Securities
       ---------------------

    In accordance with Statement of Financial Accounting Standards Board No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (FASB
    115), the Bank is required to classify investments in marketable equity securities and all debt securities as trading securities, available-for-sale securities, or held-to-maturity securities. The Statement requires trading securities and available-for-sale securities to be carried at fair value, with unrealized holding gains and losses of trading securities included in the determination of net income and unrealized holding gains and losses of available-for-sale securities included in equity. Held-to-maturity securities are to be carried at amortized cost.

    Investment securities are adjusted for accretion of discounts and amortization of premiums. The adjusted carrying amount of the specific securities sold is used to compute gains or losses on the sale of securities.

    2. Loan Income Recognition
       -----------------------

    Unearned discount on loans made on a discounted basis is taken into income under a method which approximates the interest method.

    3. Reserve for Loan Losses
       -----------------------

    The reserve for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. The evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


NOTE A - SUMMARY OF ACCOUNTING POLICIES - CONTINUED

    3. Reserve for Loan Losses - Continued
       -----------------------------------

    When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

    4. Bank Premises and Equipment
       ---------------------------

    Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line basis over the estimated useful life of each type of asset.

    5. Income Tax
       ----------

    The Bank files a consolidated income tax return with its parent company, MFE.

    Under the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FASB 109), deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are accumulated depreciation, loan loss provisions and goodwill amortization.

    6. Cash and cash equivalents
       -------------------------

    Cash and cash equivalents include cash and due from banks and federal funds sold.

    7. Excess of Cost over Net Assets Acquired (Goodwill)
       --------------------------------------------------

    Goodwill is being amortized over 15 years on a straight-line basis.

    8. Loan Commitment Fees and Loan Origination Costs
       -----------------------------------------------

    Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield over the life of the loan where such amounts are material to the financial statements.

    9. Income from Rental Operations
       -----------------------------

    A portion of the Bank's premises is rented under operating lease arrangements. Rentals are reported as income over the lease term as they become receivable.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


NOTE A - SUMMARY OF ACCOUNTING POLICIES - CONTINUED

    10. Use of Estimates
        ----------------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    11. Unaudited Financial Statements
        ------------------------------

    The balance sheets as of September 30, 1998 and 1997, and the related statements of earnings, stockholders' equity and cash flows for the nine months ended September 30, 1998 and 1997 have been prepared without audit. In the opinion of management, the financial statements include all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position as of September 30, 1998 and 1997 and the results of their operations and their cash flows for the nine months ended September 30, 1998 and 1997.

    12. Earnings Per Share
        ------------------

    Earnings per share amounts are calculated based on the weighted average number of shares outstanding during each period presented.

    13. Impairment of Long-Lived Assets
        -------------------------------

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (FASB 121)" effective for fiscal years beginning after December 15, 1995. The provisions of FASB 121 require the Bank to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment has occurred, the amount of the impairment will be charged to operations. No impairments were recognized in 1997 or 1996.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


NOTE  B - INVESTMENT SECURITIES

    In accordance with a special report issued by the Financial Accounting Standards Board dated November 1995 entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," except for a portion of the obligations of states and political subdivisions, the Bank reclassified all of its investment securities holdings to available-for-sale.

    The cost and approximate fair values of investment securities are as follows:

          1997                              Gross        Gross
       Securities            Amortized    Unrealized   Unrealized
    Available-for-Sale          Cost        Gains        Losses      Fair Value
    ------------------        --------     --------     --------     ----------
    Equity Securities         $  3,176     $     --     $     --      $  3,176
    U.S. Treasury
     securities                 81,469          855         (166)       82,158
    Obligations of U.S.
     government
     agencies                  111,783           90         (320)      111,553
    Obligations of states
     and political
     subdivision                 4,331          173           --         4,504
    Mortgage-backed
     securities                 57,567          826         (163)       58,230
    Collateral-mortgage
     obligations                74,245          113       (1,088)       73,270
    Other                          678           --           --           678
                              --------     --------     --------      --------
    Totals                    $333,249     $  2,057     $ (1,737)     $333,569
                              ========     ========     ========      ========

          1997                              Gross        Gross
       Securities            Amortized    Unrealized   Unrealized
    Held-to-Maturity            Cost        Gains        Losses      Fair Value
    ----------------          --------     --------     --------     ----------
    Obligations of states
      and political
      subdivisions            $ 10,453     $    364     $     --      $ 10,817
                              ========     ========     ---=====      ========

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


NOTE B - INVESTMENT SECURITIES - CONTINUED

          1996                              Gross        Gross
       Securities            Amortized    Unrealized   Unrealized
    Available-for-Sale          Cost        Gains        Losses      Fair Value
    ------------------        --------     --------     --------     ----------
    Equity securities         $  3,112     $     --     $     --      $  3,112
    U.S. Treasury
     securities                 95,861          375         (101)       96,135
    Obligations of U.S.
     government
     agencies                   77,456           47         (561)       76,942
    Obligations of states
     and political
     subdivision                 4,342           72           (7)        4,407
    Mortgage-backed
     securities                 66,299          351         (403)       66,247
    Collateral-mortgage
     obligations                78,740           53       (2,969)       75,824
    Other                          675            1           --           676
                              --------     --------     --------      --------
    Totals                    $326,485     $    899     $ (4,041)     $323,343
                              ========     ========     ========      ========

          1996                              Gross        Gross
       Securities            Amortized    Unrealized   Unrealized
    Held-to-Maturity            Cost        Gains        Losses      Fair Value
    ----------------          --------     --------     --------     ----------
    Obligations of states
     and political
     subdivisions             $ 10,659     $    241     $    (20)     $ 10,880
                              ========     ========     ========      ========

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


NOTE B - INVESTMENT SECURITIES - CONTINUED

    The amortized cost and estimated fair value of investment securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                  Securities                 Securities
                                held-to-maturity          available-for-sale
                            ------------------------    ------------------------
                            Amortized                   Amortized
                               Cost       Fair Value       Cost       Fair Value
                             --------      --------      --------      --------

Due in one year or less      $    590      $    591      $ 72,823      $ 72,625
Due after one year
 through five years             4,512         4,617       119,415       120,120
Due after five years
 through ten years              3,623         3,784         3,520         3,636
Due after ten years             1,728         1,825         2,503         2,512
                             --------      --------      --------      --------
                               10,453        10,817       198,261       198,893
Mortgage-backed
 securities and
 collateral-mortgage
 obligations                       --            --       131,812       131,500
                             --------      --------      --------      --------
                             $ 10,453      $ 10,817      $330,073      $330,393
                             ========      ========      ========      ========

    Proceeds from sales and investment securities during 1997, 1996 and 1995 approximated $103,253, $129,601 and $117,411, respectively. Net realized gains (losses) are as follows:

                                      1997       1996         1995
                                    -------    --------     -------

          Gross realized gains      $   --     $    239     $  280
          Gross realized losses         --       (1,517)      (274)
                                    -------    --------     -------
          Net loss                  $   --     $ (1,278)    $    6
                                    =======    ========     =======

    At December 31, 1997, investment securities having a carrying value of approximately $277,641 were pledged to secure public funds on deposit and for other purposes required or permitted by law.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


NOTE C - LOANS RECEIVABLE

    The composition of the Bank's loan portfolio is as follows:

                                                     1997         1996
                                                  ---------     ---------

         Commercial, financial and agricultural   $  92,987     $  70,825
         Interim real estate                         12,655        10,766
         Permanent real estate                      152,128       138,992
         Consumer loans                              50,299        60,136
         Foreign loans                               34,139        36,186
                                                  ---------     ---------
                                                    342,208       316,905
         Unearned discount                             (564)       (1,322)
                                                  ---------     ---------
                                                    341,644       315,583
         Reserve for loan losses (note D)            (2,829)       (2,685)
                                                  ---------     ---------

         Net Loans                                $ 338,815     $ 312,898
                                                  =========     =========

    The following is a schedule of maturities for the Bank's major categories of loans as of December 31, 1997:

                                   Year ending December 31,
                       ------------------------------------------------
                         1998      1999      2000      2001      2002   Thereafter   Total
                       --------  --------  --------  --------  --------  --------  --------
Comercial, financial
 and agricultural      $ 57,675  $  9,974  $ 10,817  $  4,977  $  3,169  $  6,375  $ 92,987
Interim real estate       5,201     1,514       348     2,222     1,342     2,028    12,655
Permanent real estate    28,034    21,545    19,547    26,925    30,011    25,594   151,656
Consumer loans           26,357    11,887     6,352     2,865     1,614     1,132    50,207
Foreign loans            26,697     4,053     1,450       892       748       299    34,139


                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


NOTE C - LOANS RECEIVABLE - CONTINUED

    Loans with a variable and fixed rate of interest are $149,186 and $192,458, respectively, as of December 31, 1997.

    The majority of the Bank's loans are concentrated in the South Texas area.

    In the normal course of business, the Bank has made loans to its stockholders, directors, officers, employees and their related business interests. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The outstanding balance of such loans totaled approximately $38,608 and $36,628 at December 31, 1997 and 1996, respectively.

    Impairment of loans having recorded investments of $3,030 at December 31, 1997 and $2,956 at December 31, 1996 has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during 1997 and 1996 was $3,262 and $4,181, respectively. The total allowance for loan losses related to these loans was $147 and $178 at December 31, 1997 and 1996, respectively.


    Loans pledged as collateral for Federal Reserve borrowings at December 31, 1997 and 1996 were $8,394 and $10,709, respectively.


NOTE D - RESERVE FOR LOAN LOSSES

    Transactions in the reserve for loan losses are summarized as follows:

                                               1997        1996        1995
                                             -------     -------     -------
          Balance - beginning of year        $ 2,685     $ 4,894     $ 5,289
          Provisions charged to operating
           expenses                              845         263         100
          Loans charged off                   (1,118)     (2,709)       (797)
          Recoveries on loans previously
           charged off                           417         237         302
                                             -------     -------     -------
          Balance - end of year              $ 2,829     $ 2,685     $ 4,894
                                             =======     =======     =======

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


NOTE E - BANK PREMISES AND EQUIPMENT

   Bank premises and equipment are summarized as follows:


                                           1997      1996
                                         -------   -------
          Banking houses..............   $34,667   $34,286

          Furniture and equipment.....     7,391     6,482
                                         -------   -------
                                          42,058    40,768
          Less accumulated
           depreciation...............    11,764     9,326
                                         -------   -------
                                          30,294    31,442
          Land (including $3,801 for
           future development)........     9,729     9,661
                                         -------   -------
                                         $40,023   $41,103
                                         =======   =======

   The following is a schedule by years of future minimum rentals receivable on non-cancelable operating leases as of December 31, 1997.

       Year ending December 31,
       ------------------------
             1998                     1,745
             1999                     1,309
             2000                       790
             2001                       256
             2002                       178
          Thereafter                     28
                                     ------
                                     $4,306
                                     ======

   Rental income totaled $1,918, $1,993 and $1,878 for the years ended December 31, 1997, 1996 and 1995, respectively.

   In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Live Assets and for Long-Lived Assets to be Disposed of" (FASB 121), the Bank is required to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment has occurred, the amount of the impairment will be charged to operations.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


NOTE F - OTHER REAL ESTATE OWNED

   Other real estate owned is comprised of property to which the Bank has obtained title, through foreclosure, in lieu of payment of debts. At acquisition, these properties are valued at the lower of estimated fair value or the unpaid principal, accrued interest and other acquisition costs on the related loans. Any resulting loss at that time is charged to the reserve for loan losses.

NOTE G - INCOME TAXES

   The income tax provision (benefit) is as follows for the year ended December 31,:


                                                 1997      1996      1995
                                                ------    ------    ------
Current                                         $3,103    $3,436    $3,895
Deferred                                           261      (899)     (117)
                                                ------    ------    ------
                                                $3,364    $2,537    $3,778
                                                ======    ======    ======

                                                 1997      1996      1995
                                                ------    ------    ------
Tax at statutory rates                          $3,808    $3,613    $4,120
Increase (reduction) in tax resulting from:
     Tax exempt interest                          (236)     (237)     (190)
     Other                                         (44)     (655)       32
     Nontaxable purchase discount accretion       (164)     (184)     (184)
                                                ------    ------    ------
                                                $3,364    $2,537    $3,778
                                                ======    ======    ======

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


NOTE G - INCOME TAXES - CONTINUED

  Deferred tax assets and liabilities consist of the following at December 31,:


                                            1997                        1996                        1995
                                -------------------------   -------------------------   -------------------------
                                  Assets      Liabilities     Assets      Liabilities     Assets      Liabilities
                                -----------   -----------   -----------   -----------   -----------   -----------
Depreciation on property and
 equipment                      $       308   $        --   $        91   $        --   $        --   $        67
Bad debt reserve                        962            --           913            --         1,664            --
Discount on purchased loans              --            91            --           316            --           505
Loan origination costs                   --            --            --            --            --           233
Basis in other real estate               51            --            28            --            93            --
Basis in investment
 securities                              --           124            --            91            --            82
Goodwill amortization                    --           327            --           314            --           301
Other                                    25            --           754            --            --           403
                                -----------   -----------   -----------   -----------   -----------   -----------
                                      1,346           542         1,786           721         1,757         1,591
Less: valuation allowance                --            --            --            --            --            --
                                -----------   -----------   -----------   -----------   -----------   -----------
                                $     1,346   $       542   $     1,786   $       721   $     1,757   $     1,591
                                ===========   ===========   ===========   ===========   ===========   ===========


   Management anticipates full utilization of the deferred tax asset reflected above; therefore, no valuation allowance has been established.

   An analysis of income tax liabilities (assets) is as follows as of December 31,:


                   1997       1996       1995
                  -------    -------    -------
Current           $   145    $   444    $   128
Deferred             (804)    (1,065)      (166)
                  -------    -------    -------
                  $  (659)   $  (621)   $   (38)


   The Internal Revenue Service (IRS) had completed examinations of the Bank's federal income tax returns for the years 1991 through 1993 and the Bank received "Notices of Deficiency" for those years. Proposed adjustments to income in the notices resulted in proposed tax deficiencies of approximately $3,924 plus interest. The major proposed adjustment to income related to losses resulting from the sale of certain assets in 1991 and the use of net operating loss carryforwards in 1992 and 1993 occurring as a result of those losses. The Bank filed a petition with the United States Tax Court contesting the proposed tax deficiencies. On February 3, 1997, the United States Tax Court determined that there were no income tax deficiencies for the taxable years 1991, 1992 and 1993.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)



NOTE H - COMMITMENTS AND CONTINGENCIES


   In the normal course of business, the Bank is a party to financial instruments which are not reflected in the accompanying financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank evaluates its credit and market risks on each commitment on a case by case basis and obtains collateral as deemed necessary. Losses are provided using the same evaluation process as for existing loans as set forth in note A3. The Bank has reserved $199 in anticipation of possible losses as a result of existing commitments.

   The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   At December 31, 1997, the Bank had outstanding letters of credit of approximately $7,307 and outstanding loan commitments of approximately $92,462.

   The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997.




          Year ending December 31,
          ------------------------
            1998                      $  244
            1999                         194
            2000                         160
            2001                         119
            2002                         119
          Thereafter                      89
                                      ------
                                      $  925
                                      ======


   Rental expense totaled $256, $235 and $256 for 1997, 1996 and 1995, respectively.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)


NOTE I - STATEMENTS OF CASH FLOWS

  Noncash activity consists of the following:



                                1997       1996       1995
                               -------    -------    -------

Acquisition (disposal) of
 other real estate and
  other assets acquired
   through the settlement
    of loans                   $   782    $  (167)   $     -

Net unrealized gain
 (loss) on available for
  sale securities, net of
   deferred taxes
    (benefit) of $1,177
     and $(1,092)                2,286     (2,118)    10,734


  Cash paid for interest and taxes is summarized as follows:





                 1997      1996      1995
                -------   -------   -------
  Interest      $27,648   $26,431   $24,870
  Taxes           3,401     3,120     4,258
                -------   -------   -------
    Total       $31,049   $29,551   $29,128
                =======   =======   =======


NOTE J - REGULATORY CAPITAL MATTERS

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). As of December 31, 1997, management believes that the Bank meets all capital adequacy requirements to which it is subject.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)

NOTE J - REGULATORY CAPITAL MATTERS - CONTINUED

     As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                  To Be Well
                                                                               Capitalized Under
                                                          For Capital          Prompt Corrective
                                       Actual          Adequacy Purposes       Action Provisions
                                ------------------    -------------------     ------------------
                                Amount      Ratio      Amount      Ratio       Amount      Ratio
                                -------    -------    --------    -------     --------    -------
As of December 31, 1997:
  Total Capital (to Risk
   Weighted Assets)........     $81,960     19.3%     $34,004*     8.0%*      $42,505*     10.0%*
  Tier I Capital (to Risk
   Weighted Assets)........     $79,131     18.6%     $17,002*     4.0%*      $25,503*      6.0%*
  Tier I Capital (to
   Average Assets).........     $79,131      9.6%     $33,115*     4.0%*      $41,394*      5.0%*
As of December 31, 1996:
  Total Capital (to Risk
   Weighted Assets)........     $73,687     18.6%     $31,651*     8.0%*      $39,564*     10.0%*
  Tier I Capital (to Risk
   Weighted Assets)........     $71,002     17.9%     $15,826*     4.0%*      $23,739*      6.0%*
  Tier I Capital (to
   Average Assets).........     $71,002      8.8%     $32,439*     4.0%*      $40,548*      5.0%*

-----------------
*Greater than or equal to


                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)

NOTE K - INTEREST INCOME

     A summary of the major components of interest income and other income follows:

     Interest Income                  1997      1996      1995
     ---------------                 -------   -------   -------
     Interest and fees on loans...   $30,940   $29,101   $31,163
     Interest on federal funds
      sold........................     3,572     2,848     2,624
     Interest on investment
      securities..................    20,770    22,227    20,611
     Interest on due from banks-
      time........................         6       142        16
                                     -------   -------   -------
                                     $55,288   $54,318   $54,414
                                     =======   =======   =======

     Other Income                     1997      1996       1995
     ------------                    -------   -------   -------
     Trustee fees.................   $ 1,694   $ 1,718   $ 1,553
     Capital market fees..........       182       321       231
     Safe deposit fees............       169       176       177
     ATM interchange fees.........        71        72        99
     Official checks..............        56        64        71
     Wire transfer fees...........       150       128       167
     Merchant discounts and other
      commissions.................        69        80       140
     Foreign currency gain........       113       123       486
     Gain on purchased assets.....        27        89       224
     Other........................       265       305       257
                                     -------   -------   -------
                                     $ 2,796   $ 3,076   $ 3,405
                                     =======   =======   =======

NOTE L - DEFINED CONTRIBUTION RETIREMENT PLAN

     The Bank has established a defined contribution retirement plan (Plan) covering substantially all employees. Participants may make voluntary salary reduction contributions to the Plan ranging from two to fifteen percent of their compensation.

     The Bank's contribution to the Plan is discretionary and is allocated to participating employees based upon a formula that provides a 50% matching of employee contributions up to five percent of an employee's compensation. The balance of the Bank's contribution is allocated to participants based on salaries. The Bank contributed $133 and $127 to the Plan in 1997 and 1996, respectively.

     Plan funds are currently invested in money market accounts. Payments upon termination of employment are based on vested amounts credited to individual accounts.

     The Bank has obtained a ruling from the Internal Revenue Service confirming that the Plan qualifies for special tax treatment under Section 401 of the Internal Revenue Code of 1986.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)

NOTE M - INTEREST-BEARING DEPOSITS

     Interest-bearing deposits are summarized as follows:

                                           1997       1996
                                         --------   --------
          NOW and super NOW accounts..   $ 78,118   $ 72,819
          Money market accounts.......     75,640     70,444
          Savings deposits............     42,116     43,866
          Certificates of deposit
           less than $100,000.........    136,636    132,888
          Certificates of deposit and
           state time deposits of
            $100,000 or more..........    254,555    234,251
          Individual retirement
           accounts...................     17,874     18,784
                                         --------   --------
                                         $604,939   $573,052
                                         ========   ========

          Year ending December 31,
          ------------------------
                    1998..................   $374,784
                    1999..................      7,650
                    2000..................      3,176
                    2001..................      2,114
                    2002..................      3,247
                   Thereafter.............        220
                                             --------
                                             $391,191
                                             ========

NOTE N - INTEREST EXPENSE

     A summary of the major components of interest expense follows:

                                    1997         1996        1995
                                   -------      -------     -------
     NOW and super NOW accounts..  $ 1,536      $ 1,624     $ 2,472
     Money Market accounts.......    1,999        1,802       1,944
     Savings Deposits............    1,184        1,258       1,415
     Certificates of Deposit
      less than $100,000.........    6,425        6,046       5,819
     Certificates of deposit and
      state time deposits of
       $100,00 or more...........   11,810       12,450      11,062
     Individual retirement
      accounts...................    1,001        1,119       1,208
     Federal funds purchased and
      securities sold under
       agreements to repurchase..    3,765        2,454       2,395
                                   -------      -------     -------
                                   $27,720      $26,753     $26,315
                                   =======      =======     =======

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)

NOTE O - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The securities underlying these agreements were as follows as of December 31,:

                                                      1997       1996
                                                     -------   --------
          U.S. Treasury Securities...............    $31,285   $ 50,812
          Obligations of U.S. government agencies     46,988     52,039
          Mortgage-backed securities.............      5,386     11,154
          Collateral-mortgage obligations........      3,485      8,698
                                                     -------   --------
                                                     $87,144   $122,703
                                                     =======   ========

     At December 31, 1997, approximately $57,000 of the agreements were term agreements and average a matruity of one month and the remainder mature overnight. The securities underlying the agreements are held by a third party custodian for the Bank. Average balances of securities sold under agreements to repurchase approximated $75,000 and $54,000 during 1997 and 1996, respectively. The maximum amount outstanding at any month end during 1997 and 1996 approximated $87,000 and $98,000, respectively.

     The Bank requires that the outstanding balance of repurchase agreements be collateralized with at least 102% coverage. If volatility becomes abnormal, the coverage will be adjusted upward. Collateral coverage for term repurchase agreements is at least 103%.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)

NOTE P - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     In accordance with Statement of Financial Accounting Standards No. 107 "Disclosures about fair value of financial institutions" FASB 107, the Bank is required to disclose fair values of financial instruments.

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

     Cash and cash equivalents - for these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment securities - fair value equals quoted market price, if available; otherwise, fair value is estimated using quoted market prices for similar securities.

     Loans - fair value was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposit liabilities - fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. Fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturity.

     Commitments to extend credit, standby letters of credit, financial guarantees written - fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                      Mercantile Bank, National Association

                    (amounts in thousands, except share data)

NOTE P - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

     The estimated fair values of the Bank's financial instruments are as follows:

                                                       1997
                                             -----------------------
                                             Carrying
                                              Amount      Fair Value
                                             ---------    ----------
     Financial Assets
       Cash and cash equivalents........     $ 126,859    $ 126,859
       Investment securities............       344,022      344,386
       Loans, net.......................       338,815      338,815
                                             ---------    ----------
                                             $ 809,696    $ 810,060
                                             =========    =========

     Financial Liabilities
       Deposits.........................     $(700,562)   $(700,562)
                                             =========    =========

     Unrecognized financial instruments:
       Commitments to extend credit.....     $ (92,462)   $ (92,462)
       Letters of credit................        (7,307)      (7,307)
                                             ---------    ----------
                                             $ (99,769)   $ (99,769)
                                             =========    =========

                                                       1996
                                             -----------------------
                                             Carrying
                                              Amount      Fair Value
                                             ---------    ----------
     Financial Assets
       Cash and cash equivalents........     $ 132,463    $ 132,463
       Investment securities............       334,002      334,223
       Loans, net.......................       312,898      312,898
                                             ---------    ----------
                                             $ 779,363    $ 779,584
                                             =========    =========
     Financial Liabilities
       Deposits.........................     $(669,816)   $(669,816)
                                             =========    =========
     Unrecognized financial instruments:
       Commitments to extend credit.....     $ (85,859)   $ (85,859)
       Letters of credit................        (4,222)      (4,222)
                                             ---------    ----------
                                             $ (90,081)   $ (90,081)
                                             =========    =========

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                          AGREEMENT AND PLAN OF MERGER
     (Attached as Exhibit A-1 to the Agreement and Plan of Reorganization)

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION



     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the ___ day of October, 1998, by and between MERCANTILE FINANCIAL ENTERPRISES, INC. ("MERCANTILE"), A DELAWARE CORPORATION, MERCANTILE BANK, NATIONAL ASSOCIATION ("BANK"), A NATIONAL BANKING ASSOCIATION, AND NORWEST CORPORATION ("NORWEST"), A DELAWARE CORPORATION.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Mercantile (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A-1, which provides, among other things, for the exchange of the shares of Common Stock of Mercantile of the par value of $1.00 per share ("Mercantile Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement for shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock");

     WHEREAS, Norwest desires that, immediately following the Merger, Norwest will contribute its newly formed, wholly-owned bank subsidiary ("Norwest Bank") to Mercantile and, immediately thereafter, Norwest Bank will merge with the Bank under the charter of the Bank (the "Consolidation") pursuant to an agreement of consolidation (the "Consolidation Agreement") in substantially the form attached hereto as Exhibit A-2, which provides, among other things, for the exchange of the shares of voting common stock of the Bank, of the par value of $1.00 per share, outstanding immediately prior to the time the Consolidation becomes effective in accordance with the provisions of the Consolidation Agreement and owned by shareholders other than Mercantile ("Bank Common Stock") for shares of Norwest Common Stock; and

     WHEREAS, the Merger Agreement and Consolidation Agreement are hereafter sometimes referred to collectively as the "Transaction Agreements" and the Merger and Consolidation are hereafter sometimes referred to collectively as the "Transactions."

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  Basic Plan of Reorganization

     (a)  Transaction.

          (i) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest will merge with and into Mercantile pursuant to the Merger Agreement, with Mercantile as the surviving corporation, in which merger each share of Mercantile Common Stock outstanding immediately prior to the Effective Time of the Merger (defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Norwest Common Stock determined as follows

     (A) If the Norwest Measurement Price (as defined below) is equal to or less than $37.00, the number of shares of Norwest Common Stock will be determined by (i) dividing the Merger Value (defined below) by $37.00, and (ii) dividing the result of thereof by the total number of shares of Mercantile Common Stock then outstanding.

     (B) If the Norwest Measurement Price is between $37.00 and $41.00, the number of shares of Norwest Common Stock will be determined by (i) dividing the Merger Value by the Norwest Measurement Price, and (ii) dividing the result thereof by the total number of shares of Mercantile Common Stock then outstanding.

     (C) If the Norwest Measurement Price is equal to or greater than $41.00, the number of shares of Norwest Common Stock will be determined by (i) dividing the Merger Value by $41.00, and (ii) dividing the result thereof by the total number of shares of Mercantile Common Stock then outstanding.

          (ii) Consolidation. Following the Effective Time of the Merger and subject to the terms and conditions contained herein, Norwest will contribute Norwest Bank to Mercantile and, immediately thereafter, Norwest Bank will consolidate with Bank under the charter of Bank pursuant to the Consolidation Agreement, in which Consolidation each share of Bank Common Stock outstanding immediately prior to the Effective Time of the Consolidation (defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised and other than shares owned by Mercantile) will be converted into and exchanged for a number of shares of Norwest Common Stock determined as follows:

     (A) If the Norwest Measurement Price (as defined below) is equal to or less than $37.00, the number of shares of Norwest Common Stock will be determined by (i) dividing the Bank Consolidation Value (defined below) by $37.00, and (ii) dividing the result thereof by the total number of shares of Bank Common Stock then outstanding held by shareholders of the Bank other than Mercantile.

     (B) If the Norwest Measurement Price is between $37.00 and $41.00, the number of shares of Norwest Common Stock will be determined by (i) dividing the Bank Consolidation Value by the Norwest Measurement Price, and (ii) dividing the result thereof by the total number of shares of Bank Common Stock then outstanding held by shareholders of the Bank other than Mercantile.

     (C) If the Norwest Measurement Price is equal to or greater than $41.00, the number of shares of Norwest Common Stock will be determined by (i) dividing the Bank Consolidation Value by $41.00, and (ii) dividing the result thereof by the total number of shares of Bank Common Stock then outstanding held by shareholders of the Bank other than Mercantile.

          (iii) The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of ten
     (10) trading days ending on the day immediately preceding the meetings of the shareholders of Mercantile and the Bank (or the effective dates of any consent actions in lieu of meetings) required by paragraph 4(c) of the Agreement. The "Merger Value" shall mean $174,000,000 minus the "Bank Consolidation Value." The "Bank Consolidation Value" equals the amount determined by (i) dividing the "Nominal Value" (as hereinafter defined) by 2,739,928, and (ii) multiplying the result thereof by 110,551. The "Nominal Value" shall mean $174,000,000, plus cash liabilities of Mercantile minus the cash assets of Mercantile as shown on Mercantile's statement of shareholders equity as of the month end immediately preceding the closing date, prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     (c) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger or the Effective Time of the Consolidation (the "Effective Times"), shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Mercantile Common Stock or Bank Common Stock shall be converted pursuant to subparagraph

(a)(i) or (ii), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Mercantile Common Stock or Bank Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Mercantile Common Stock or Bank Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Times.

     (d) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the Closing Date.

     (e) Mechanics of Closing the Transaction. Subject to the terms and conditions set forth herein:

          (i) The Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Delaware within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m. Wilmington, Delaware time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Mercantile pursuant to the Merger Agreement; and

          (ii) The Consolidation shall become effective at 12:01 a.m. (the "Effective Time of the Consolidation") on the date specified in the Certificate of Approval of Merger to be issued by the Office of the Comptroller of the Currency ("Comptroller"), which date shall be the first business day after the Effective Date of the Merger (the "Effective Date of the Consolidation").

     The closing of the Transactions contemplated by this Agreement, the Merger Agreement, and the Consolidation Agreement (the "Closing") shall take place on the Closing Date and the Effective Date of the Consolidation at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     (f) Payment of Mercantile Indebtedness. On the first business day succeeding the Closing Date, Norwest shall cause to be paid in full the indebtedness from Mercantile in favor of Bank, as described on Schedule 1(f) ("Indebtedness") and to release and deliver to the pledgor thereof all collateral securing such Indebtedness.

     2. Representations and Warranties of Mercantile and Bank. Mercantile (and Bank, but only as to representations and warranties concerning the Bank) represent and warrant to Norwest as follows:

     (a) Organization and Authority. Mercantile is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Mercantile and the Mercantile Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Mercantile is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Mercantile has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

     (b) Mercantile's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Mercantile's subsidiaries as of the date hereof (individually a "Mercantile Subsidiary" and collectively the "Mercantile Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Mercantile. No equity security of any Mercantile Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Mercantile Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55
(1982) and the Delaware Business Corporation Act, all of such shares so owned by Mercantile are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Mercantile Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on
Schedule 2(b), Mercantile does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c) Capitalization. The authorized capital stock of Mercantile consists of 100,000 shares of common stock, $1.00 par value, and the authorized capital stock of the Bank consisting of 30,000,000 shares of common stock, $1.00 par value, of which as of the close of business May 31, 1998, 1,000 and 2,739,928 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Mercantile Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Mercantile Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 1,000 and 2,739,928, respectively. All of the outstanding shares of capital stock of Mercantile have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Mercantile or any Mercantile Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Mercantile or any Mercantile Subsidiary. Since May 31, 1998, no shares of Mercantile capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Mercantile or any Mercantile Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Mercantile.

     (d) Authorization. Mercantile and Bank each have the corporate power and authority to enter into this Agreement, the Merger Agreement, and the Consolidation Agreement, as applicable, and, subject to any required approvals of its shareholders, to carry out its respective obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement, the Merger Agreement, and the Consolidation Agreement by Mercantile and Bank, as the case may be, and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by the respective Boards of Directors of Mercantile and Bank. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Mercantile and Bank as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Mercantile and Bank, respectively, enforceable against Mercantile and Bank in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors and contracting parties generally and except as enforceability may be subject to general principles of equity.

     Except as set forth on Schedule 2(d), neither the execution, delivery, and performance by Mercantile and Bank of this Agreement, the Merger Agreement, or the Consolidation Agreement, as applicable, nor the consummation of the Transactions contemplated hereby and thereby, nor compliance by Mercantile or Bank with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Mercantile or any Mercantile Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Mercantile or any Mercantile Subsidiary is a party or by which it may be bound, or to which Mercantile or any Mercantile Subsidiary or any of the properties or assets of Mercantile or any Mercantile Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Mercantile, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Mercantile or any Mercantile Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), 12 U.S.C. (S) 21, et seq. (the "National Bank Act"), 12 U.S.C. (S) 1828 (the "Bank Merger Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Delaware law and the Consolidation under the laws of the United States, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Mercantile and Bank of the Transactions contemplated by this Agreement, the Merger Agreement, and the Consolidation Agreement.

     (e) Mercantile Financial Statements. The consolidated balance sheets of Mercantile and Mercantile's Subsidiaries as of December 31, 1997 and 1996 and related consolidated statements of earnings and statement of stockholders' equity for the two (2) years ended December 31, 1997, together with the notes thereto, certified by Burton, McCumber & Prichard, L.L.P., and the unaudited consolidated statements of financial condition of Mercantile and Mercantile's Subsidiaries as of June 30, 1998 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the six (6) months then ended (collectively, the "Mercantile Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Mercantile and Mercantile's Subsidiaries at the dates and the consolidated results of operations and cash flows of Mercantile and Mercantile's Subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1993, Mercantile and each Mercantile Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the Comptroller, and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Mercantile Reports." As of their respective dates, the Mercantile Reports complied in all material respects with all the rules and regulations promulgated by the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be. Copies of all the Mercantile Reports have been made available to Norwest by Mercantile.

     (g) Properties and Leases. Except as may be reflected in the Mercantile Financial Statements and except for any lien for current taxes not yet delinquent, Mercantile and each Mercantile Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Mercantile's consolidated balance sheet as of June 30, 1998, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Mercantile or any Mercantile Subsidiary pursuant to which Mercantile or such Mercantile Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Mercantile or such Mercantile Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all of Mercantile's and each of Mercantile Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Mercantile and the Mercantile Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Mercantile and the Mercantile Subsidiaries for the fiscal year ended December 31, 1994, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Mercantile nor any Mercantile Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Mercantile or any Mercantile Subsidiary which has not been settled, resolved and fully satisfied. Each of Mercantile and the Mercantile Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of June 30, 1998, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Mercantile and the Mercantile Subsidiaries with respect to all periods through the date thereof.

     (i) Absence of Certain Changes. Since December 31, 1997, there has been no change in the business, financial condition or results of operations of Mercantile or any Mercantile Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Mercantile and the Mercantile Subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Mercantile nor any Mercantile Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Mercantile or such Mercantile Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Mercantile or any Mercantile Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Mercantile or any Mercantile Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi) any lease with annual rental payments aggregating $10,000 or more; or

          (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

          (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k) Litigation and Other Proceedings. Mercantile has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Mercantile with respect to loss contingencies as of December 31, 1997 in connection with the Mercantile financial statements, and (ii) a written list of legal and regulatory proceedings filed against Mercantile or any Mercantile Subsidiary since said date. Neither Mercantile nor any Mercantile Subsidiary is a party to any pending or, to the best knowledge of Mercantile, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Mercantile and the Mercantile Subsidiaries taken as a whole.

     (l) Insurance. Mercantile and each Mercantile Subsidiary is presently insured, and during each of the past five (5) calendar years (or during such lesser period of time as Mercantile has owned such Mercantile Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Mercantile and each Mercantile Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Mercantile or such Mercantile Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Mercantile, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Mercantile and each Mercantile Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Mercantile nor any Mercantile Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Mercantile or any Mercantile Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Mercantile and the Mercantile Subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Mercantile or any Mercantile Subsidiary is pending or, to the best knowledge of Mercantile, threatened. Neither Mercantile nor any Mercantile Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Mercantile or such Mercantile Subsidiary. Employees of Mercantile and the Mercantile Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Material Interests of Certain Persons.  Except as set forth on
Schedule 2(o), to the best knowledge of Mercantile no officer or director of Mercantile or any Mercantile Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Mercantile or any Mercantile Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from Mercantile or any Mercantile Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Mercantile's or such Mercantile Subsidiary's Board of Directors.

     (p)  Mercantile Benefit Plans.

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Mercantile or any Mercantile Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Mercantile or any Mercantile Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Mercantile or the Mercantile subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 ("TRA `86") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Mercantile knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Mercantile, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Mercantile, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Mercantile and the Mercantile Subsidiaries taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the Transactions contemplated by this Agreement, the Merger Agreement, or the Consolidation Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement, the Merger Agreement, or the Consolidation Agreement nor the consummation of the Transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Mercantile or any Mercantile Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q) Proxy Statement, etc. None of the information regarding Mercantile and the Mercantile Subsidiaries supplied or to be supplied by Mercantile and Bank for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Mercantile Common Stock and Bank Common Stock pursuant to the provisions of the Merger Agreement and the Consolidation Agreement (the "Registration Statement"), (ii) the joint proxy statement to be mailed to Mercantile's and Bank's shareholders in connection with the meetings (or unanimous consent actions in lieu of meetings) to be called to consider the Transactions (the "Proxy Statement"), and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the Transactions contemplated hereby, by the Merger Agreement, or by the Consolidation Agreement, will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meetings of shareholders (or the effective dates of any unanimous consent actions in lieu of meetings) referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for any such meeting or consent action.

     (r) Registration Obligations. Neither Mercantile nor any Mercantile Subsidiary is under any obligation, contingent or otherwise, which will survive the Transaction by reason of any agreement to register any of its securities under the Securities Act.

     (s) Brokers and Finders. Except as described on Schedule 2(s) and except for Alex Sheshunoff & Co. Investment Banking, neither Mercantile nor any Mercantile Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Mercantile or any Mercantile Subsidiary in connection with this Agreement and the Merger Agreement or the Transactions contemplated hereby and thereby.

     (t) Administration of Trust Accounts. To the best of Mercantile's and Bank's knowledge, Mercantile and each Mercantile Subsidiary has properly administered in all material respects and which could reasonably be expected to be material to the financial condition of Mercantile and the Mercantile Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the best of Mercantile's and Bank's knowledge, neither Mercantile, any Mercantile Subsidiary, nor any director, officer or employee of Mercantile or any Mercantile Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Mercantile and the Mercantile Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u) No Defaults. Neither Mercantile nor any Mercantile Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Mercantile and the Mercantile Subsidiaries, taken as a whole. To the best of Mercantile's and Bank's knowledge, all parties with whom Mercantile or any Mercantile Subsidiary has material leases, agreements or contracts or who owe to Mercantile or any Mercantile Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Mercantile Subsidiaries are in compliance therewith in all material respects.

     (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Mercantile, any Mercantile Subsidiary, or any trust for which Bank is acting as trustee, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Mercantile's knowledge, threatened against Mercantile, any Mercantile Subsidiary, or any trust for which Bank is acting as trustee, the result of which has had or could reasonably be expected to have a material adverse effect upon Mercantile and Mercantile's Subsidiaries taken as a whole or any trust for which Bank is acting as trustee; to the best of Mercantile's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Mercantile's knowledge neither Mercantile nor any Mercantile Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Mercantile has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property and for each trust for which Bank is acting as trustee.

     (w) Compliance with Year 2000 Requirements.  Except as set forth in
Schedule 2(w), Mercantile is in full compliance with its Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council ("FFIEC") Interagency Statement on the Year 2000 and subsequent guidance documents (the "FFIEC Requirements"). Mercantile and Bank have each made its Year 2000 project assessment and remediation plan available to Norwest for review and have furnished Norwest with copies of all communications between Mercantile or any Mercantile Subsidiary and regulators having responsibility for overseeing compliance with such current FFIEC Requirements.

     3. Representations and Warranties of Norwest. Norwest represents and warrants to Mercantile and Bank as follows:

     (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1997, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c) Norwest Capitalization. As of June 30, 1998, the authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on June 30, 1998, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 9,890 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 20,386 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 22,458 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 19,982 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 20,636 shares of 1998 ESOP Cumulative Convertible Preferred Stock, at $1,000 par value, were outstanding;
(ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on June 30, 1998, no shares were outstanding; and (iii) 2,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on June 30, 1998, 771,113,149 shares were outstanding and 11,502,502 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable. On June 7, 1998, Norwest entered into an Agreement and Plan of Merger (the "Wells Merger Agreement") by and between Norwest and Wells Fargo & Company ("Wells Fargo"), a Delaware corporation, under which it is contemplated that Wells Fargo will merge with and into a wholly-owned subsidiary of Norwest, and that Norwest will change its name to "Wells Fargo & Company" (the "Wells Merger"). The Wells Merger Agreement provides that, prior to consummation of the Wells Merger, Norwest will amend its Restated Certificate of Incorporation to provide that Norwest shall have authority to issue an aggregate of 20,000,000 shares of Preferred Stock without par value, 4,000,000 of Preference Stock without par value, and 4,000,000,000 shares of Common Stock of the par value of $1-2/3 per share.

     (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by Norwest and the consummation of the Transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement, the Merger Agreement, and the Consolidation Agreement and the consummation of the Transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors and contracting parties generally and except as enforceability may be subject to general principles of equity.

     Neither the execution, delivery, and performance by Norwest of this Agreement or the Merger Agreement, nor the execution, delivery, and performance by Norwest Bank of the Consolidation Agreement, nor the consummation of the Transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the National Bank Act, the Bank Merger Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Delaware law and the Consolidation under the laws of the United States, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the Transactions contemplated by this Agreement, the Merger Agreement, and the Consolidation Agreement.

     (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1997 and 1996 and related consolidated statements of income, stockholders' equity and cash flows for the three (3) years ended December 31, 1997, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of June 30, 1998 and the related unaudited consolidated statements of income and cash flows for the six (6) months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1993, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports." As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and the Norwest Reports filed with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of June 30, 1998 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i) Absence of Certain Changes. Since December 31, 1997, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1997 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self-insured, and during each of the past five (5) calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Norwest Benefit Plans.

          (i) As of December 31, 1997, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TRA `86 for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the Transactions contemplated by this Agreement, the Merger Agreement, and the Consolidation Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement, the Merger Agreement, or the Consolidation Agreement, nor the consummation of the Transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p) Registration Statement, etc. None of the information regarding Norwest and the Norwest Subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement, or the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders (or the effective dates of any unanimous consent actions in lieu of meetings) referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting or consent action. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger and the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement, the Merger Agreement, and the Consolidation Agreement or the Transactions contemplated hereby and thereby.

     (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business, and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Effective Date of the Merger, the execution, delivery, and performance by Merger Co. of the Merger Agreement will have been duly authorized by the Board of Directors and shareholders of Merger Co. and the Merger Agreement will be a valid and binding obligation of Merger Co. enforceable against Merger Co. in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors and contracting parties generally and except as enforceability may be subject to general principles of equity.

     (u) Norwest Bank. As of the Effective Date of the Consolidation, Norwest Bank will be a national banking association duly organized, validly existing, duly qualified to do business, and in good standing under the laws of the United States, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Effective Date of the Consolidation, the execution, delivery, and performance by Norwest Bank of the Consolidation Agreement will have been duly authorized by the Board of Directors and shareholders of Norwest Bank and the Consolidation Agreement will be a valid and binding obligation of Norwest Bank enforceable against Norwest Bank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors and contracting parties generally and except as enforceability may be subject to general principles of equity.

     (u) Year 2000. None of Norwest or any of the Norwest Subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3 (SUP), dated March 4, 1998).

     4. Covenants of Mercantile and Bank. Mercantile and Bank (to the extent a covenant or agreement applies to Bank) covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Mercantile, and each Mercantile Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (such consent to be deemed given if Norwest does not respond within two (2) business days of receiving notice from Mercantile), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $1,000,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Mercantile and each Mercantile Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Mercantile and the Mercantile Subsidiaries taken as a whole; promptly upon request provide access to Norwest and its representatives of Mercantile or Mercantile's Subsidiaries' bank application computer files and provide or cause to be provided any vendor deconversion tape from Electronic Data Systems Corporation; and permit Norwest and its representatives (including KPMG Peat Marwick) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Mercantile herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Mercantile and each Mercantile subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Mercantile or a Mercantile Subsidiary; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Mercantile Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c)  Shareholder Actions.

          (i) The Board of Directors of Mercantile will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, and on a date acceptable to Norwest, a meeting of its shareholders and will direct that this

     Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Mercantile will (A) cause proper notice of such meeting to be given to its shareholders in compliance with the Delaware General Corporation Law and other applicable law and regulation, (B) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (C) use its best efforts to solicit from its shareholders proxies in favor thereof. Notwithstanding the foregoing, such meeting will not be required to be called or held if the Board of Directors of Mercantile obtains the unanimous written consent of the shareholders of Mercantile approving this Agreement and the Merger Agreement on or before the twenty-fifth (25th) business day (and on a date acceptable to Norwest) following the effective date of the Registration Statement referred to in paragraph 5(c) hereof.

          (ii) The Board of Directors of Bank will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, and on a date acceptable to Norwest, a meeting of its shareholders and will direct that this Agreement and the Consolidation Agreement be submitted to a vote at such meeting. The Board of Directors of Bank will
     (A) cause proper notice of such meeting to be given to its shareholders in compliance with the National Bank Act and other applicable law and regulation, (B) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Consolidation Agreement, and (C) use its best efforts to solicit from its shareholders proxies in favor thereof. Notwithstanding the foregoing, such meeting will not be required to be called or held if the Board of Directors of Bank obtains the unanimous written consent of the shareholders of Bank approving this Agreement and the Consolidation Agreement on or before the twenty-fifth (25th) business day (and on a date acceptable to Norwest) following the effective date of the Registration Statement referred to in paragraph 5(c) hereof.

          (iii) Mercantile and Bank agree to cause the meetings (or unanimous consent actions in lieu of meetings) of their respective shareholders to be held on or be effective on the same date.

     (d) Mercantile and Bank will furnish or cause to be furnished to Norwest all the information concerning Mercantile and the Mercantile Subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Burton, McCumber & Prichard, L.L.C. to use such opinion in such Registration Statement.

     (e) Mercantile and Bank will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Mercantile and Bank to carry out the Transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Mercantile and Bank will use its respective best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Mercantile and the Mercantile Subsidiaries will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Mercantile and the Mercantile Subsidiaries and their representatives in connection with the Transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Mercantile's and the Mercantile Subsidiaries' outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the Transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Mercantile or any Mercantile Subsidiary, in the public domain, or later acquired by Mercantile and any Mercantile Subsidiary from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither Mercantile, nor any Mercantile Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Mercantile or any Mercantile Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Mercantile or any Mercantile Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Mercantile or any Mercantile Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Mercantile or any Mercantile Subsidiary concerning any of the foregoing, Mercantile or such Mercantile Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Mercantile shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the Transactions contemplated hereby.

     (j) Mercantile and each Mercantile Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

     (k) Neither Mercantile nor any Mercantile Subsidiary shall take any action which with respect to Mercantile would disqualify the Merger as a "pooling of interests" for accounting purposes.

     (l) Mercantile and Bank shall each use its respective best efforts to obtain and deliver at least thirty-two (32) days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit C ("Affiliate Letter") to Norwest by each executive officer, director or shareholder of Mercantile and Bank who may reasonably be deemed an "affiliate" of Mercantile or Bank within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) At or before the Closing Date, Mercantile shall establish such additional accruals and reserves as may be necessary to conform Mercantile's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Mercantile's business following the Merger and to provide for the costs and expenses relating to the consummation by Mercantile of the Merger and the other Transactions contemplated by this Agreement; provided, however, that (a) Mercantile shall not be required to take such actions more than one (1) day prior to the Closing Date or prior to the time Norwest and Norwest Bank agree in writing that all of the conditions to their obligation to close as set forth in paragraph 7 have been satisfied or waived (other than the deliveries to be made on the Closing Date), and (b) based upon consultation with counsel and accountants for Mercantile, no such adjustment shall (i) require any filing with any governmental agency or regulatory authority, (ii) violate any law, rule or regulation applicable to Mercantile or the Bank, or (iii) otherwise materially disadvantage Mercantile or the Bank if the Merger were not consummated; provided that in any event no accrual or reserve made by Mercantile or Bank pursuant to this paragraph 4(m), or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of such adjustments pursuant to this paragraph 4(m) shall not be deemed to imply any misstatement of previously furnished financial statements or information any shall not be construed as concurrence of Mercantile's management with any such adjustments, and shall not affect the Merger Value, the Bank Consolidation Value, the Nominal Value, or the Norwest Measurement Price.

     (n) Mercantile shall obtain, at its sole expense, Phase I environmental assessments for each bank owned facility, properties held by the Bank in trust or a fiduciary capacity, and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. Mercantile shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Mercantile shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Norwest within eight (8) weeks of execution of the definitive agreement.

     (o) Mercantile shall obtain, at its sole expense, commitments for title insurance and real estate surveys for each bank owned facility which shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement.

     (p) Mercantile will cooperate with Norwest to assess the impact of the Transactions contemplated by this Agreement on Mercantile's continued actions to comply with the FFIEC Requirements and Mercantile will take such action, in consultation with Norwest, as may be necessary to amend Mercantile's Year 2000 project assessment and remediation plan in order to comply with FFIEC Requirements. Mercantile will prepare a contingency plan for Mercantile to be in compliance with FFIEC Requirements to be used in the event the Transactions contemplated by this Agreement are not consummated. Mercantile will consult and cooperate with Norwest concerning credit, customer, and vendor assessments and criteria for FFIEC Requirements.

     5. Covenants of Norwest. Norwest covenants and agrees with Mercantile and Bank as follows:

     (a) From the date hereof until the Effective Times, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Mercantile and Bank all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Mercantile and Bank, or in any statement or application made by Mercantile to any governmental body in connection with the Transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the sole shareholder of Mercantile pursuant to the Merger Agreement and to the shareholders of Bank pursuant to the Consolidation Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Mercantile and Bank shareholders, at the time of the Mercantile and Bank shareholders' meetings (or the effective dates of any unanimous consent actions in lieu of meetings) referred to in paragraph 4(c) hereof and at the Effective Times the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Mercantile or any Mercantile Subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement and the Consolidation Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Mercantile and Bank pursuant to this Agreement, the Merger Agreement, and the Consolidation Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement and the Consolidation Agreement, be duly authorized, validly issued, fully paid and nonassessable.
The shares of Norwest Common Stock to be delivered to the shareholders of Mercantile and Bank pursuant to the Merger Agreement and the Consolidation Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Times, all necessary Blue Sky permits and approvals, if any, required to carry out the Transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the Transactions contemplated by this Agreement and will cooperate with Mercantile and Bank to obtain all such approvals and consents required by Mercantile and Bank.

     (h) Norwest will hold in confidence all documents and information concerning Mercantile and Mercantile's Subsidiaries furnished to it and its representatives in connection with the Transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the Transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Mercantile (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Mercantile.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Merger and the Consolidation under the Delaware General Corporation Law and the National Bank Act, respectively.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Mercantile and Bank as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the Transactions contemplated hereby.

     (l) Norwest shall give Mercantile and Bank notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) Neither Norwest nor any Norwest Subsidiary shall take any action which with respect to Norwest would disqualify the Transaction as a "pooling of interests" for accounting purposes.

     (n) For a period not exceeding fifteen (15) days prior to the Closing Date, subject to applicable securities laws and regulations and any obligations of confidentiality to which Norwest may be subject, Norwest will permit Mercantile and Bank and their respective representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Mercantile or Bank or their respective representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     6. Conditions Precedent to Obligation of Mercantile and Bank. The obligation of Mercantile to effect the Merger and of Bank to effect the Consolidation shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Mercantile and Bank:

     (a) Except as they may be affected by the Transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or Transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and the Norwest Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it, Merger Co., and Norwest Bank at or before the Time of Filing.

     (c) Mercantile and Bank shall have received favorable certificates, dated as of the Effective Date of the Merger and the Effective Date of the Consolidation, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) (i) This Agreement and the Merger Agreement shall have been approved by the unanimous written consent of the sole shareholder of Mercantile in accordance with the provisions of Mercantile's Certificate of Incorporation and the Delaware General Corporation Act, and (ii) this Agreement and the Consolidation Agreement shall have been approved by the unanimous written consent of the shareholders of the Bank or the affirmative vote of the holders of the percentage of the outstanding shares of Bank required for approval of a plan of consolidation in accordance with the provisions of the Bank's Articles of Association and the National Bank Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the Transactions contemplated by this Agreement, the Merger Agreement, and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the Transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Mercantile and Bank pursuant to this Agreement, the Merger Agreement, and the Consolidation Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the Transactions contemplated by this Agreement.

     (i) Mercantile and Bank shall have received an opinion, dated the Closing Date, of counsel to Mercantile and Bank, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and the Consolidation will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code; (ii) no gain or loss will be recognized by the holders of Mercantile Common Stock or Bank Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Mercantile and Bank will be the same as the basis of Mercantile Common Stock or Bank Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Mercantile and Bank will include the holding period of the Mercantile Common Stock or Bank Common Stock, provided such shares of Mercantile Common Stock or Bank Common Stock were held as a capital asset as of the Effective Time of the Merger or the Effective Time of the Consolidation, as the case may be.

     7. Conditions Precedent to Obligation of Norwest and Norwest Bank. The obligation of Norwest to effect the Merger and of Norwest and Norwest Bank to effect the Consolidation shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by
Norwest:

     (a) Except as they may be affected by Transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or Transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Mercantile and the Mercantile Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Mercantile shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) (i) This Agreement and the Merger Agreement shall have been approved by the unanimous written consent of the sole shareholder of Mercantile in accordance with the provisions of Mercantile's Certificate of Incorporation and the Delaware General Corporation Law, and the National Bank Act, as applicable, and (ii) this Agreement and the Consolidation Agreement shall have been approved by the unanimous written consent of the shareholders of the Bank or the affirmative vote of the holders of the percentage of the outstanding shares of Bank required for approval of a plan of consolidation in accordance with the provisions of the Bank's Articles of Association and the National Bank Act.

     (d) Norwest shall have received favorable certificates dated as of the Effective Date of the Merger and the Effective Date of the Consolidation signed by the Chairman or President and by the Secretary or Assistant Secretary of Mercantile, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the Transactions contemplated by this Agreement, the Merger Agreement, and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Mercantile or any Mercantile Subsidiary or to Norwest as a result of the Merger that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Mercantile and each Mercantile Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Mercantile's or such subsidiary's business required for the consummation of the Merger, and Mercantile and each Mercantile Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger and the Consolidation.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the Transactions contemplated by this Agreement.

     (h) There shall be no facts with respect to Mercantile which would disqualify the Transaction as a "pooling of interests" for accounting purposes and Norwest shall have received from Burton, McCumber & Prichard, L.L.C. an opinion to that effect.

     (i) At any time since the date hereof the total number of shares of Mercantile Common Stock and Bank Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Mercantile Common Stock and Bank Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 1,000 and 2,739,928, respectively.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the Transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Mercantile a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

     (i) the interim quarterly financial statements of Mercantile included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Mercantile;

     (ii) the amounts reported in the interim quarterly financial statements of Mercantile agree with the general ledger of Mercantile;

     (iii) the annual and quarterly financial statements of Mercantile and the Mercantile Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

     (iv) from September 30, 1998 (or, if later, since the date of the most recent unaudited consolidated financial statements of Mercantile and the Mercantile Subsidiaries as may be included in the Registration Statement) to a date five (5) days prior to the effective date of the Registration Statement or five (5) days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Mercantile and the Mercantile Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Mercantile and the Mercantile Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

     (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Mercantile and the Mercantile Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Mercantile and the Mercantile Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Mercantile included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Mercantile and the Mercantile Subsidiaries considered as a whole shall not have sustained since December 31, 1997 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Mercantile or any Mercantile Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, which has had or could reasonably be expected to have a material adverse effect upon Mercantile and its subsidiaries taken as a whole.

     (n) Since December 31, 1997, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Mercantile and the Mercantile Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (o) The waiver addressed to Bank from The Bank of New York dated July 22, 1998 shall be in full force and effect, and a certified original thereof shall have been provided to Norwest.

     (q) Either Mercantile shall be in material compliance with current FFIEC Requirements or there shall be no feature of Mercantile's data processing, operating or platform systems that would prevent those systems from being successfully converted to Norwest systems on or before June 30, 1999.

     (r) Each shareholder of Mercantile and Bank who may be deemed to be an "affiliate" of Mercantile or Bank within the meaning of such term as used in Rule 145 under the Securities Act shall have executed and delivered the Affiliate Letter.

     (s) The employment agreements of even date between Graciela Gutierrez and Edward J. Bacak shall be in full force and effect (unless such agreements are not in force and effect as a result of the death or disability of Graciela Gutierrez or Edward J. Bacak).

     8. Employee Benefit Plans. Each person who is an employee of Mercantile or any Mercantile Subsidiary as of the Effective Date of the Merger ("Mercantile Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each Mercantile employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Norwest Long-Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger (provided, however, that the transition from the Mercantile plans to the Norwest plans will be facilitated without gaps in coverage to the participants and without duplication in costs of Norwest):

     Medical Plan
     Dental Plan
     Vision Plan
     Short Term Disability Plan
     Long Term Disability Plan
     Long Term Care Plan
     Flexible Benefits Plan
     Basic Group Life Insurance Plan
     Group Universal Life Insurance Plan
     Dependent Group Life Insurance Plan
     Business Travel Accident Insurance Plan
     Accidental Death and Dismemberment Plan
     Severance Pay Plan (except for the employees named in paragraph 7(s) and except for James S. Scott)

Mercantile Employees shall remain on the Mercantile Vacation Program through the end of the calendar year of the Effective Date and become eligible for participation in the Norwest Vacation Program on the first day of the calendar year following the Effective Date, under the terms and conditions of the Norwest Vacation Program on that date. Mercantile Employees shall receive credit for years of service to Mercantile, the Mercantile Subsidiaries and any predecessors of the Mercantile Subsidiaries (to the extent credited under the vacation and short term disability programs of Mercantile) for the purpose of determining benefits under the Norwest Vacation Program and Short Term Disability Plan and Severance Pay Plan.

     (b) Employee Retirement Benefit Plans. Each Mercantile Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Mercantile and the Mercantile Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the
SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger.

   Each Mercantile Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

     9.  Termination of Agreement.

     (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

          (i)  by mutual written consent of the parties hereto;

          (ii) by either Mercantile, if its Board of Directors determines by a vote of a majority of the members of its entire Board, or Norwest, in the event of either: (A) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice to the breaching party of such breach; or (B) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice to the breaching party of such breach, provided that such breach would entitle the non-breaching party not to effect the Merger under
     Section 6 where the non-breaching party is Mercantile and under Section 7 where the non-breaching party is Norwest.
          (iii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by April 30, 1999 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iv) by Mercantile or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the Transactions contemplated by this Agreement.

          (v) by Mercantile, within five (5) business days after the end of the Index Measurement Period (as defined in subparagraph (c)(ii) below), if both of the following conditions are satisfied:

     (A)  the Norwest Measurement Price is less than $28.00; and

     (B) the number obtained by dividing the Norwest Measurement Price by the closing price of Norwest Common Stock on the trading day immediately preceding the date of this Agreement is less than the number obtained by dividing the Final Index Price (as defined in subparagraph (c) below) by the Initial Index Price (as defined in subparagraph (c) below) and subtracting 15% from such quotient.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 1(f), 4(g), 5(h), and 10 shall survive such termination.

     (c)  For purposes of this paragraph 9:

          (i) The "Company Market Capitalization" shall mean (a) the price of one (1) share of the common stock of a given company at the close of the trading day immediately preceding the date of this Agreement multiplied by
     (b) the number of shares of common stock of such company outstanding as of June 30, 1998 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between June 30, 1998 and the close of the trading day immediately preceding the date of this Agreement).

          (ii) The "Index Group" shall mean all of those companies listed on Exhibit C the common stock of which is publicly traded and as to which there is, during the period of twenty (20) trading days ending on the day immediately preceding the effective date of the unanimous written consent of the sole shareholder of Mercantile approving this Agreement and the Merger Agreement (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

          (iii) "The Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

          (iv) The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

          (v) The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

          (vi) The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

          (vii) The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

     If a Common Stock Adjustment occurs with respect to the shares of Norwest or any company in the Index Group between the date of this Agreement and the Mercantile shareholder meeting date, the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time of the Merger.

     10. Expenses. All expenses in connection with this Agreement and the Transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Mercantile and Mercantile Subsidiaries shall be borne by Mercantile, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto, except that Don Olegario Vasquez-Rana shall be a third party beneficiary of paragraph 1(f) hereof.

     13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to Mercantile and Bank:

               Mercantile Financial Enterprises, Inc.
               c/o Mercantile Bank, National Association
               835 East Levee Street
               Brownsville, Texas  78520
               Attention:  Ms. Graciela Gutierrez

          With a copy to:

               Sullivan & Cromwell
               1888 Century Park East
               Los Angeles, California  90067
               Attention:  Stanley F. Farrar

          14. Complete Agreement. This Agreement, the Merger Agreement, and the Consolidation Agreement contain the complete agreement between the parties hereto with respect to the Merger and other Transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

          15. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

          16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

          17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Mercantile or Bank shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement, the Merger Agreement, or the Consolidation Agreement, as applicable.

          18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

          19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement, the Merger Agreement, or the Consolidation Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraphs 1(f) and 10 shall survive the Merger and the Consolidation.

          20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.



           [The rest of this page has intentionally been left blank.]
        _______________________________________________________________

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              NORWEST CORPORATION


                              By      /s/  John E. Ganoe
                                      ----------------------------
                                 Its  Executive Vice President
                                      ----------------------------



                              MERCANTILE FINANCIAL ENTERPRISES, INC.


                              By      /s/ Don Olegario Vazquez-Rana
                                      -----------------------------
                                 Its  Chairman of the Board
                                      -----------------------------


                              MERCANTILE BANK,
                                  NATIONAL ASSOCIATION


                              By     /s/ Graciela Gutierrez
                                     ------------------------------
                                 Its   Director General and Chief
                                       ----------------------------
                                       Executive Officer
                                       ----------------------------

                                                                     EXHIBIT A-1


                          AGREEMENT AND PLAN OF MERGER
                                    between
                    MERCANTILE FINANCIAL ENTERPRISES, INC.,
                             a Delaware corporation
                          (the surviving corporation)
                                      and
                                MBS MERGER CO.,
                             a Delaware corporation
                            (the merged corporation)



          This Agreement and Plan of Merger dated as of _____________, 1998, between MERCANTILE FINANCIAL ENTERPRISES, INC. ("Mercantile"), a Delaware corporation (hereinafter sometimes called "Mercantile" and sometimes called the "surviving corporation"), and MBS MERGER CO., a Delaware corporation ("MBS Merger Co.") (said corporations being hereinafter sometimes referred to as the "constituent corporations").

          WHEREAS, MBS Merger Co., a wholly-owned subsidiary of Norwest Corporation ("Norwest"), was incorporated by Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on ____________, 1998, and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. MBS Merger Co. has authorized capital stock of 1,000 shares of common stock, par value of $1.00 per share ("MBS Merger Co. Common Stock"). As of _____________, 1998, there were 1,000 shares of MBS Merger Co. Common Stock outstanding and no shares were held in the treasury; and

          WHEREAS, Mercantile was incorporated by Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on _______________, 19__, and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law, with authorized capital stock consisting of 100,000 shares of capital stock consisting of 100,000 shares of common stock, $1.00 par value per share ("Mercantile Common Stock"), of which _________ shares of Mercantile Common Stock were outstanding and no shares of Mercantile Common Stock were held in the treasury; and

          WHEREAS, Norwest, Mercantile, and Mercantile Bank, National Association are parties to an Agreement and Plan of Reorganization dated as of October __, 1998 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein;

          WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporation and for the best interests of the respective shareholders of said corporations that said corporations merge and that MBS Merger Co. be merged with and into Mercantile, with Mercantile continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Delaware General Corporation Law, which statute permits such merger; and

          NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of MBS Merger Co. and Mercantile, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that MBS Merger Co. shall be merged with and into Mercantile pursuant to the laws of the State of Delaware, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of MBS Merger Co. with and into Mercantile, the mode of carrying said merger into effect, the manner and basis of exchanging the shares of Mercantile Common Stock for shares of common stock, par value $1-2/3 per share, of Norwest ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

          FIRST: At the time of merger, MBS Merger Co. shall be merged with and into Mercantile, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of MBS Merger Co. shall cease and the name of the surviving corporation shall remain "Mercantile Financial Enterprises, Inc."

          SECOND: The Articles of Incorporation of Mercantile at the time of merger shall be the Articles of Incorporation of the surviving corporation until amended according to law.

          THIRD: The Bylaws of Mercantile at the time of merger shall be and remain the Bylaws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said Bylaws.

          FOURTH: At the time of merger, the following-named persons shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

               [To be designated by MBS Merger Co.]



          FIFTH: The officers of MBS Merger Co. at the time of merger shall become and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

                    SIXTH: The manner and basis of converting the shares of Mercantile Common Stock shall be as follows:

     1.  [To conform to Reorganization Agreement.]

               2. As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of Mercantile Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Mercantile Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Norwest Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for Mercantile Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Norwest Common Stock, if any, issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate representing Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

          3. If between the date hereof and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock, if any, into which a share of Mercantile Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Mercantile Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of Mercantile Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

               4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders held to approve the merger.

               5. Each share of MBS Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of the surviving corporation after the time of merger.

                    SEVENTH: The merger provided for by this Agreement shall be effective as follows:

               1. The effective date of merger shall be the date on which the Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Delaware; provided, however, that all of the following actions shall have been taken in the following order:

                    a. This Agreement shall be approved and adopted on behalf of MBS Merger Co. and Mercantile in accordance with the Delaware General Corporation Law; and

                    b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Delaware General Corporation Law, shall be executed by the President or a Vice President of MBS Merger Co. and by the Secretary or an Assistant Secretary of MBS Merger Co., and by the President or a Vice President of Mercantile and by the Secretary or an Assistant Secretary of Mercantile, and shall be filed in the office of the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law; and

               2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

               1. The separate existence of MBS Merger Co. shall cease, and the corporate existence and identity of Mercantile shall continue as the surviving corporation.

               2. The merger shall have the other effects prescribed by Section ____ of the Delaware General Corporation Law.

                    NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

               1. If at any time Mercantile shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in Mercantile the title to any property or rights of MBS Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Mercantile and MBS Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in Mercantile and otherwise carry out the purposes of this Agreement.

               2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

               3. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

               4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

          5. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Delaware, this Agreement may be terminated in accordance with the terms of the Reorganization Agreement upon approval by the Board of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

          6. Mercantile will be responsible for the payment of all fees and franchise taxes that may be owed by MBS Merger Co. and Mercantile will be obligated to pay such fees and franchise taxes if the same are not timely paid.

          IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                              MBS MERGER CO.


                              By:__________________________________
                                 [Title]___________________________

Attest:


_____________________________
____________________, Secretary [Assistant Secretary]



MERCANTILE FINANCIAL SERVICES, INC.


                              By:__________________________________
                                 [Title]___________________________




Attest:


_____________________________
____________________, Secretary [Assistant Secretary]



                [Signature page to Agreement and Plan of Merger]

                                                                     EXHIBIT A-2



                      AGREEMENT AND PLAN OF CONSOLIDATION

          This Agreement and Plan of Consolidation (the "Consolidation Agreement") is dated as of ______________, 19__, between NORWEST INTERIM BANK, NATIONAL ASSOCIATION ("Interim Bank") and MERCANTILE BANK, NATIONAL ASSOCIATION, Brownsville, Texas, a national banking association ("Bank"). Interim Bank and Bank are sometimes referred to herein as the "Consolidating Banks."


                                    PREAMBLE

     Interim Bank and Bank acknowledge and confirm the following:

               (a) Interim Bank is a national banking association having its principal office and place of business at ______________________, ________ County, Texas _______. As of __________, 1998, Interim Bank had capital of $100,000, divided into 1,000 shares of common stock, par value $100 per share ("Interim Bank Common Stock"), and surplus of $20,000.

               (b) Bank is a national banking association having its principal office and place of business at 835 East Levee Street, Brownsville, Cameron County, Texas 78520. As of __________, Bank had capital of $_________, divided into 2,739,928 shares of common stock, par value $1.00 per share ("Bank Common Stock"), surplus of $______, and retained earnings of $_______.

               (c) Mercantile Financial Enterprises, Inc., Bank, and Norwest Corporation ("Norwest") have entered into an Agreement and Plan of Reorganization dated as of October __, 1998 (the "Reorganization Agreement"), which Reorganization Agreement contemplates the transactions to be effected by this Consolidation Agreement.

               (d) A majority of the Boards of Directors of Interim Bank and of Bank have duly approved this Consolidation Agreement and authorized its execution.

               (e) It is the intent of the parties hereto to effect a corporate reorganization which qualifies as a tax-free reorganization pursuant to
     Section 368(a)(1)(B) of the Internal Revenue Code.

                                   AGREEMENTS

          IN CONSIDERATION OF THE PREMISES, Interim Bank and Bank make this Consolidation Agreement and fix the terms and conditions of the Consolidation of Interim Bank and Bank (the "Consolidation") as follows:


                                   SECTION 1

     1.1 Pursuant to the authority of and in accordance with the provisions of 12 U.S.C. 215, Interim Bank shall be consolidated with Bank, under the charter of Bank (the "Consolidated Bank").

     1.2 The name of the Consolidated Bank shall be "Mercantile Bank, National Association."

     1.3 The Consolidation shall be effective as of 12:01 a.m. on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date").

     1.4 The business of the Consolidated Bank shall be that of a national banking association and shall be conducted at the main office of the Consolidated Bank, which shall be located at 835 East Levee Street, Brownsville, Cameron County, Texas 78520, and at its legally established branches.


                                   SECTION 2

          As of the Effective Date:

     2.1 The corporate existences of the Consolidating Banks shall be consolidated into the Consolidated Bank.

     2.2 All rights, franchises, and interests of the Consolidating Banks in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Consolidated Bank by virtue of the Consolidation without any deed or other transfer. The Consolidated Bank, upon the Consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of the Consolidating Banks at the time of Consolidation.

     2.3 The Consolidated Bank shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Consolidating Banks existing as of the Effective Date.

     2.4 The amount of capital stock of the Consolidated Bank shall be $________, divided into _____ shares of common stock, each of $____ par value, and at the time the Consolidation shall become effective, the Consolidated Bank shall have a surplus of $________ and retained earnings which, when combined with the capital and surplus, will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Consolidation Agreement, adjusted, however, for the results of operations, the payment of dividends, if any, between __________, and the Effective Date, and the payment provided for in Section 3.2 hereof.


                                   SECTION 3

     As of the Effective Date:

     3.1  [To conform to Reorganization Agreement]

     3.2 As soon as practicable after the consolidation becomes effective, each holder of a certificate which, prior to the effective time of the consolidation, represented shares of Bank Common Stock outstanding immediately prior to the time of consolidation (other than shares held by Mercantile) shall be entitled, upon surrender of such certificate for cancellation to Norwest Bank Minnesota, National Association, as the designated agent of the Consolidated Bank (the "Agent"), to receive a new certificate representing the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of consolidation, represented shares of Bank Common Stock shall not be transferable on the books of the Consolidated Bank but shall be deemed (except for the payment of dividends as provided below) to evidence only the right to receive the number of whole shares of Norwest Common Stock issuable on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of consolidation shall be paid to such holder with respect to the shares of Norwest Common Stock issuable in connection with the consolidation, but, upon surrender and exchange thereof as herein provided, there shall be paid by the

Agent to the record holder of such certificate representing Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of the consolidation and the date of such exchange.

     3.3 The shares of Interim Bank outstanding immediately prior to the time of Consolidation shall be converted into and exchanged for _______ shares of the Consolidated Bank, plus cash in the amount of $120,000.

     3.4 From and after the Effective Date, there shall be no transfers on the stock transfer books of the Consolidated Bank of the shares of Bank Common Stock or Interim Bank Common Stock which were issued and outstanding immediately prior to the Effective Date.


                                   SECTION 4

     4.1 As of the Effective Date, the Articles of Association of the Consolidated Bank shall be the Articles of Association of Bank and shall read in their entirety as set forth in Appendix A attached hereto, and the Consolidated Bank shall be authorized under such Articles of Association to issue _______ shares of common stock, par value $____ per share.

     4.2 The by-laws of Bank as they exist at the Effective Date shall continue in full force as the by-laws of the Consolidated Bank until altered, amended, or repealed as provided therein or as provided by law.

     4.3 As of the Effective Date, the following named persons shall serve as the Board of Directors of the Consolidated Bank until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

                        -------------------------------
                        -------------------------------
                        -------------------------------


     4.4 The officers of Bank holding office at the Effective Date shall continue as the officers of the Consolidated Bank for the term prescribed in the by-laws or until the Board of Directors otherwise shall determine.

                                   SECTION 5

     5.1 This Consolidation Agreement shall be submitted to the shareholders of Bank and Interim Bank, respectively, for approval at meetings to be called and held in accordance with the articles of association of Bank and the articles of association of Interim Bank, and in accordance with applicable provisions of law. Such approval by the shareholders shall require the affirmative vote of the shareholders of each of the Consolidating Banks owning at least two-thirds of its capital stock outstanding.

                                   SECTION 6

     6.1 The Consolidation shall be subject to and conditioned upon the following:

          (a) approval of this Consolidation Agreement by the shareholders of Bank and Interim Bank as required by law;

          (b) approval of the Consolidation by all appropriate banking and regulatory authorities and the satisfaction of all other requirements prescribed by law necessary for consummation of the Consolidation; and

          (c) satisfaction of the conditions precedent set forth in paragraphs 6 and 7 of the Reorganization Agreement.

     6.2 At any time before the Effective Date, if any of the following circumstances obtain, this Consolidation Agreement may be terminated, at the election of Bank or Interim Bank, by written notice from the party so electing to the other, or the consummation of the Consolidation may be postponed for such period, and subject to such further rights of Bank and Interim Bank, or either of them, to terminate this Consolidation Agreement as Bank and Interim Bank may agree in writing:

          (a) by mutual consent of the Boards of Directors of the Consolidating Banks if consummation of the Consolidation would be inadvisable in the opinion of said Boards; or

          (b) by action of the Board of Directors of any party hereto if the Reorganization Agreement is terminated.

                                   SECTION 7

     7.1 Bank and Interim Bank, by mutual consent of their respective Boards of Directors, may amend this Consolidation Agreement before the Effective Date; provided, however, that after this Consolidation Agreement has been approved by the shareholders of Bank, no such amendment shall affect the rights of such shareholders of Bank in a manner which is materially adverse to such shareholders.

     7.2 This Consolidation Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Bank and Interim Bank have caused this Consolidation Agreement to be executed by their respective duly authorized officers and their corporate seals, if any, to be hereunto affixed as of the date first above written, pursuant to a resolution of each Consolidating Bank's Board of Directors, acting by a majority thereof.


(NO BANK SEAL)                NORWEST INTERIM BANK,
                                 NATIONAL ASSOCIATION
ATTEST:

                              By:__________________________________
                                  Its:_____________________________

__________________________
      Secretary



STATE OF TEXAS          )
                        ) ss
COUNTY OF_______________)

          On this _____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came___________________________ _________________________________, as _________________________________, and
_______________________________, as ________________________________, of NORWEST
INTERIM BANK, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank.

          WITNESS my official seal and signature this day and year aforesaid.


                              _____________________________________
(Seal of Notary)              Notary Public________________________
County
                              My Commission Expires________________

(BANK SEAL)                   MERCANTILE BANK,
                                 NATIONAL ASSOCIATION

ATTEST:

                              By:__________________________________
                                  Its:_____________________________


__________________________
      Secretary



STATE OF TEXAS          )
                        ) ss
COUNTY OF_______________)

          On this _____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _____________________________________, as _________________________________, and
_______________________________, as ________________________________, of
MERCANTILE BANK, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal.

     WITNESS my official seal and signature this day and year aforesaid.



                              _____________________________________
(Seal of Notary)              Notary Public,_______________________
County
                              My Commission Expires________________

                                                                       EXHIBIT B

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary

Gentlemen:

          I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of Mercantile Financial Enterprises, Inc., a Delaware corporation ("Mercantile") [Mercantile Bank, National Association, a national banking association ("Bank")].

          Pursuant to an Agreement and Plan of Reorganization, dated as of October 28, 1998 (the "Reorganization Agreement") between Mercantile, [Mercantile Bank, National Association/Mercantile Financial Enterprises, Inc.] and Norwest Corporation, a Delaware corporation ("Norwest"), it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into Mercantile (the "Merger") [Mercantile will merge with and into a wholly-owned national bank subsidiary of Norwest] and as a result, I will receive in exchange for each share of Common Stock, par value $1.00 per share, of Mercantile ("Mercantile Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1-2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

          I hereby agree as follows:

          I will not offer to sell, transfer or otherwise dispose of any of the shares of Mercantile Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

          I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

          I will not sell, transfer or otherwise dispose of any Norwest Common Stock or in any way reduce my risk relative to any shares of any Norwest common Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of Mercantile and Norwest have been published.

          I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

                    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

          Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

          It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Norwest and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and
(b) financial results covering at least 30 days of post-Merger combined operations have been published.

          I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Mercantile Common Stock, Norwest Common Stock, or the Stock, to the extent I felt necessary, with my counsel or counsel for Mercantile.

                                      Sincerely,

                                      _____________________________

                                                                       EXHIBIT C


               BB&T Corporation
               BancOne CorporationBankBoston CorporationBank of New York Company, Inc.
               Bankers Trust Corporation Chase Manhattan Corporation CiticorpComerica, Inc.
               Crestar Financial Corporation
               Fifth Third BancorpFirst Union CorporationFleet Financial Group, Inc.
               Huntington Bancshares
               KeyCorpMellon Bank Corporation
               Mercantile BancorpNational City CorporationBankAmerica
               Corporation
               Northern Trust CorporationPNC Financial Corporation
               Republic Financial Corporation
               Republic New York CorporationSignet Banking Corporation SouthTrust Corporation
               State Street Boston Corporation
               Summit BancorpSuntrust Banks, Inc.
               UnionBanCal Corp.
               U.S. Bancorp
               Wachovia Corporation

                                   APPENDIX B

                      AGREEMENT AND PLAN OF CONSOLIDATION

                      AGREEMENT AND PLAN OF CONSOLIDATION


          This Agreement and Plan of Consolidation (the "Consolidation Agreement") is dated as of ______________, 19__, between NORWEST INTERIM BANK, NATIONAL ASSOCIATION ("Interim Bank") and MERCANTILE BANK, NATIONAL ASSOCIATION, Brownsville, Texas, a national banking association ("Bank"). Interim Bank and Bank are sometimes referred to herein as the "Consolidating Banks."


                                    PREAMBLE

     Interim Bank and Bank acknowledge and confirm the following:

               (a) Interim Bank is a national banking association having its principal office and place of business at ______________________, ________ County, Texas _______. As of __________, 1998, Interim Bank had capital of $100,000, divided into 1,000 shares of common stock, par value $100 per share ("Interim Bank Common Stock"), and surplus of $20,000.

               (b) Bank is a national banking association having its principal office and place of business at 835 East Levee Street, Brownsville, Cameron County, Texas 78520. As of __________, Bank had capital of $_________, divided into 2,739,928 shares of common stock, par value $1.00 per share ("Bank Common Stock"), surplus of $______, and retained earnings of $_______.

               (c) Mercantile Financial Enterprises, Inc., Bank, and Norwest Corporation ("Norwest") have entered into an Agreement and Plan of Reorganization dated as of October __, 1998 (the "Reorganization Agreement"), which Reorganization Agreement contemplates the transactions to be effected by this Consolidation Agreement.

               (d) A majority of the Boards of Directors of Interim Bank and of Bank have duly approved this Consolidation Agreement and authorized its execution.

               (e) It is the intent of the parties hereto to effect a corporate reorganization which qualifies as a tax-free reorganization pursuant to
     Section 368(a)(1)(B) of the Internal Revenue Code.

                                   AGREEMENTS

          IN CONSIDERATION OF THE PREMISES, Interim Bank and Bank make this Consolidation Agreement and fix the terms and conditions of the Consolidation of Interim Bank and Bank (the "Consolidation") as follows:

                                   SECTION 1

     1.1 Pursuant to the authority of and in accordance with the provisions of 12 U.S.C. 215, Interim Bank shall be consolidated with Bank, under the charter of Bank (the "Consolidated Bank").

     1.2 The name of the Consolidated Bank shall be "Mercantile Bank, National Association."

     1.3 The Consolidation shall be effective as of 12:01 a.m. on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date").

     1.4 The business of the Consolidated Bank shall be that of a national banking association and shall be conducted at the main office of the Consolidated Bank, which shall be located at 835 East Levee Street, Brownsville, Cameron County, Texas 78520, and at its legally established branches.


                                   SECTION 2

     As of the Effective Date:

     2.1 The corporate existences of the Consolidating Banks shall be consolidated into the Consolidated Bank.

     2.2 All rights, franchises, and interests of the Consolidating Banks in and to every type of property (real, personal and mixed) and chooses in action shall be transferred to and vested in the Consolidated Bank by virtue of the Consolidation without any deed or other transfer. The Consolidated Bank, upon the Consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of the Consolidating Banks at the time of Consolidation.

     2.3 The Consolidated Bank shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Consolidating Banks existing as of the Effective Date.

     2.4 The amount of capital stock of the Consolidated Bank shall be $________, divided into _____ shares of common stock, each of $____ par value, and at the time the Consolidation shall become effective, the Consolidated Bank shall have a surplus of

$________ and retained earnings which, when combined with the capital and surplus, will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Consolidation Agreement, adjusted, however, for the results of operations, the payment of dividends, if any, between __________, and the Effective Date, and the payment provided for in
Section 3.2 hereof.


                                   SECTION 3

     As of the Effective Date:

     3.1  [To conform to Reorganization Agreement]

     3.2 As soon as practicable after the consolidation becomes effective, each holder of a certificate which, prior to the effective time of the consolidation, represented shares of Bank Common Stock outstanding immediately prior to the time of consolidation (other than shares held by Mercantile) shall be entitled, upon surrender of such certificate for cancellation to Norwest Bank Minnesota, National Association, as the designated agent of the Consolidated Bank (the "Agent"), to receive a new certificate representing the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of consolidation, represented shares of Bank Common Stock shall not be transferable on the books of the Consolidated Bank but shall be deemed (except for the payment of dividends as provided below) to evidence only the right to receive the number of whole shares of Norwest Common Stock issuable on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of consolidation shall be paid to such holder with respect to the shares of Norwest Common Stock issuable in connection with the consolidation, but, upon surrender and exchange thereof as herein provided, there shall be paid by the Agent to the record holder of such certificate representing Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of the consolidation and the date of such exchange.

          3.3 The shares of Interim Bank outstanding immediately prior to the time of Consolidation shall be converted into and exchanged for _______ shares of the Consolidated Bank, plus cash in the amount of $120,000.

          3.4 From and after the Effective Date, there shall be no transfers on the stock transfer books of the Consolidated Bank of the shares of Bank Common Stock or Interim Bank Common Stock which were issued and outstanding immediately prior to the Effective Date.

                                   SECTION 4

     4.1 As of the Effective Date, the Articles of Association of the Consolidated Bank shall be the Articles of Association of Bank and shall read in their entirety as set forth in Appendix A attached hereto, and the Consolidated Bank shall be authorized under such Articles of Association to issue _______ shares of common stock, par value $____ per share.

     4.2 The by-laws of Bank as they exist at the Effective Date shall continue in full force as the by-laws of the Consolidated Bank until altered, amended, or repealed as provided therein or as provided by law.

     4.3 As of the Effective Date, the following named persons shall serve as the Board of Directors of the Consolidated Bank until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:


                           ________________________
                           ________________________
                           ________________________


     4.4 The officers of Bank holding office at the Effective Date shall continue as the officers of the Consolidated Bank for the term prescribed in the by-laws or until the Board of Directors otherwise shall determine.


                                   SECTION 5

     5.1 This Consolidation Agreement shall be submitted to the shareholders of Bank and Interim Bank, respectively, for approval at meetings to be called and held in accordance with the articles of association of Bank and the articles of association of Interim Bank, and in accordance with applicable provisions of law. Such approval by the shareholders shall require the affirmative vote of the shareholders of each of the Consolidating Banks owning at least two-thirds of its capital stock outstanding.

                                   SECTION 6

     6.1 The Consolidation shall be subject to and conditioned upon the following:

          (a) approval of this Consolidation Agreement by the shareholders of Bank and Interim Bank as required by law;

          (b) approval of the Consolidation by all appropriate banking and regulatory authorities and the satisfaction of all other requirements prescribed by law necessary for consummation of the Consolidation; and

          (c) satisfaction of the conditions precedent set forth in paragraphs 6 and 7 of the Reorganization Agreement.

          6.2 At any time before the Effective Date, if any of the following circumstances obtain, this Consolidation Agreement may be terminated, at the election of Bank or Interim Bank, by written notice from the party so electing to the other, or the consummation of the Consolidation may be postponed for such period, and subject to such further rights of Bank and Interim Bank, or either of them, to terminate this Consolidation Agreement as Bank and Interim Bank may agree in writing:

          (a) by mutual consent of the Boards of Directors of the Consolidating Banks if consummation of the Consolidation would be inadvisable in the opinion of said Boards; or

          (b) by action of the Board of Directors of any party hereto if the Reorganization Agreement is terminated.

                                   SECTION 7

          7.1 Bank and Interim Bank, by mutual consent of their respective Boards of Directors, may amend this Consolidation Agreement before the Effective Date; provided, however, that after this Consolidation Agreement has been approved by the shareholders of Bank, no such amendment shall affect the rights of such shareholders of Bank in a manner which is materially adverse to such shareholders.

          7.2 This Consolidation Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, Bank and Interim Bank have caused this Consolidation Agreement to be executed by their respective duly authorized officers and their corporate seals, if any, to be hereunto affixed as of the date first above written, pursuant to a resolution of each Consolidating Bank's Board of Directors, acting by a majority thereof.


(NO BANK SEAL)                NORWEST INTERIM BANK,
                                 NATIONAL ASSOCIATION
ATTEST:

                              By:__________________________________
                                  Its:_____________________________


_________________________
      Secretary

STATE OF TEXAS           )
                         ) ss
COUNTY OF_______________ )

     On this _____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _____________________________________, as _________________________________, and
_______________________________, as ________________________________, of NORWEST
INTERIM BANK, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank.

     WITNESS my official seal and signature this day and year aforesaid.

                              _____________________________________
(Seal of Notary)              Notary Public, _________________ County
                              My Commission Expires _______________


(BANK SEAL)                   MERCANTILE BANK,
                                 NATIONAL ASSOCIATION

ATTEST:
                              By:__________________________________
                                  Its:_____________________________


_________________________
      Secretary


STATE OF TEXAS         )
                       ) ss
COUNTY OF_____________ )

     On this _____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _____________________________________, as _________________________________, and
_______________________________, as ________________________________, of
MERCANTILE BANK, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal.

     WITNESS my official seal and signature this day and year aforesaid.


                              _____________________________________
(Seal of Notary)              Notary Public, _________________ County
                              My Commission Expires _______________

                                   APPENDIX C

                        OPINION OF ALEX SHESHUNOFF & CO.

                              October 9, 1998


Board of Directors
Mercantile Bank, National Association
835 East Levee Street
Brownsville, Texas 78520
Members of the Board:

Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") understands Mercantile Financial Enterprises, Inc., Brownsville, Texas ("Mercantile"), a Delaware corporation, Mercantile Bank, National Association, Brownsville, Texas (Bank"), a national banking association and Norwest Corporation, Minneapolis, Minnesota ("Norwest"), a Delaware corporation, entered into an Agreement and Plan of Reorganization (the "Agreement"), that provides, among other things, for the acquisition of all of the capital stock of Mercantile by means of a merger of Mercantile with and into a wholly owned subsidiary of Norwest (the "Merger"). You have requested our opinion as to the financial fairness to the holders of minority interest common stock in the Bank of the exchange ratio by which Bank minority shareholders will receive Norwest common stock in the Merger. It is our understanding that approximately 96% of the outstanding common stock of the Bank is owned by Mercantile and approximately 4% of the outstanding common stock of the Bank is owned by minority shareholders.

Pursuant to the Agreement at the Effective Time, each share of Mercantile Common Stock, issued and outstanding prior to the effective time, excluding Dissenting Shares, shall, by virtue of the Merger and without any action by the holder thereof, be converted into a number of shares of Norwest Common Stock (the "Exchange Ratio") as determined by:

     1. Dividing the Merger Value by the "Norwest Measurement Price" and dividing the result thereof by the total number of shares of Mercantile common stock outstanding. The "Norwest Measurement Price" will equal the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of ten (10) trading days ending on the day immediately preceeding the meetings of the shareholders of Mercantile and the Bank (or the effective dates of any consent actions in lieu of meetings) for approval of the Merger; provided, however, if the average should fall below $37.00 or rise above $41.00, the "Norwest

         Measurement Price" will be deemed to equal $37.00 and $41.00, respectively, for the purpose of computing the Exchange Ratio.

     2. Consolidation each share of Bank Common Stock other than dissenting shares and shares owned by Mercantile will be converted into and exchanged for a number of shares of Norwest determined as follows: (i) dividing the Bank Consolidation Value by the "Norwest Measurement Price" and (ii) dividing the result thereof by the total number of shares of Bank Common Stock then outstanding held by shareholders of the Bank other than Mercantile.

     3.  Merger Value means $174,000,000 minus the "Bank Consolidation Value";

     4. Bank Consolidation Value equals the amount determined by (i) dividing the "Nominal Value" by $2,739,928 and (ii) multiplying the result thereof by 110,551;

     5. Nominal Value shall mean $174,000,000 plus cash liabilities of Mercantile minus the cash assets of Mercantile as shown on Mercantile's statement of shareholders equity as of the month end immediately preceding the closing date.

In connection with our opinion, Sheshunoff has: (i.) reviewed a draft copy of the Agreement; (ii.) reviewed certain publicly available financial statements and other information of Mercantile, the Bank and Norwest, respectively; (iii.) discussed with Mercantile's and the Bank's management the results of regulatory examinations of Mercantile and the Bank; (iv.) reviewed certain estimates of cost savings prepared by Mercantile and Bank management arising from the transaction; (v.) reviewed certain internal financial statements and other financial and operating data concerning Mercantile and the Bank; (vi.) analyzed certain budget and financial projections of Mercantile and the Bank prepared by the management of Mercantile and the Bank; (vii.) analyzed the pro forma impact of the Merger on the combined company's earnings, book value and tangible book value per share, respectively; (viii.) reviewed the reported prices and trading activity for Norwest; (ix.) discussed the past and current operations and financial condition, and the prospects of Mercantile and the Bank with executive management; (x) compared Mercantile, the Bank and Norwest from a financial point of view with certain other companies which Sheshunoff deemed to be relevant; (xi.) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions, and (xii.) performed such other analyses and examinations as Sheshunoff has deemed appropriate.

Sheshunoff has assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by Mercantile, the Bank and Norwest for the purposes of this opinion. Sheshunoff has not made an independent evaluation of the assets or liabilities of Mercantile, the Bank nor Norwest, nor has Sheshunoff been furnished with any such appraisals. With respect to Mercantile's and the Bank's budgets and financial forecasts, Sheshunoff has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of Mercantile and the Bank, as to the future financial performance of Mercantile and the Bank, and Sheshunoff has assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff has assumed that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on Mercantile, the Bank, Norwest or the combined company pursuant to the Agreement. Sheshunoff is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. In addition, Sheshunoff has not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of Mercantile, the Bank or Norwest, nor has Sheshunoff been furnished with any such evaluations or appraisals.

Sheshunoff discussed with Mercantile and the Bank's management its recent operating performance, future prospects, shareholder base and the lack of an active trading market for its common stock, and its strategic plan. We assumed that Mercantile's and the Bank's budget and financial forecasts were reasonably prepared and reflect the best currently available estimates and judgments of management of Mercantile and the Bank, as to the future financial performance of Mercantile and the Bank, and we assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby.

Sheshunoff further assumed that in the course of obtaining the necessary regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby, and that the Merger will be consummated in accordance with the terms of the Agreement, without any amendments to, and without any waiver by Mercantile or the Bank of any of the material conditions to its obligations thereunder.

Sheshunoff is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. In addition, Sheshunoff did not review any individual credit files or make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Mercantile, the Bank or Norwest, nor were we furnished with any such evaluations or appraisals.

Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Sheshunoff has also assumed that there are no material changes in Mercantile's, the Bank's or Norwest's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by it, and that off-balance sheet activities of Mercantile, the Bank and Norwest will not materially and adversely impact the future financial position or results of operation of Mercantile, the Bank and Norwest. Sheshunoff has also assumed the Merger will be completed as set forth in the Agreement and that no material changes will be made or restrictions imposed by regulatory or other parties on the terms of the Agreement.

Sheshunoff's opinion is limited to the fairness, from a financial point of view, to the holders of Bank Common Stock of the Exchange Ratio and does not address the Mercantile's and Bank's underlying business decision to undertake the Merger. Sheshunoff expresses no opinion as to the financial fairness of the Merger or Exchange Ratio to shareholders of Mercantile. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any stockholder as to any approval of the Merger or the Agreement. It is understood that this letter is for the information of the Board of Directors of the Bank and may not be used for any other purpose without Sheshunoff's prior written consent, except that this opinion may be included in its entirety in any filing made by Mercantile and the Bank or Norwest with the Securities and Exchange Commission with respect to the Merger.

Mercantile retained Sheshunoff to assist it in soliciting offers for the possible acquisition of Mercantile from potential acquirers. Sheshunoff will receive a fee for providing investment banking services to Mercantile and the Bank including the preparation of this opinion.

Based upon and subject to the foregoing, Sheshunoff is of the opinion that, as of the date hereof, the Exchange Ratio to be received by the Bank's Common stockholders is fair from a financial point of view to the holders of such shares.

                                 Very truly yours,


                                 /s/Alex Sheshunoff & Co. Investment Banking

                                 ALEX SHESHUNOFF & CO.
                                 INVESTMENT BANKING

                                   APPENDIX D

         UNITED STATES CODE TITLE 12, SECTION 215, PARAGRAPHS (b) - (d)

 (S)  215.  Consolidation of national banks or State banks with national banks

                             **********************

(b) Liability of consolidated association; capital stock; dissenting shareholders

          The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(c)  Valuation of shares

          The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Appraisal by the Comptroller; expenses of consolidated association; sale and resale of shares; State appraisal and consolidation law

          If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the rights to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholder the excess in such sale price shall be paid to such shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                   APPENDIX E

                          OCC- BANKING CIRCULAR BC-259

                                STOCK APPRAISALS

OCC-BC-259 Stock Appraisals

Comptroller of the Currency                     BC 259
Administrator of National Banks

Type:  Banking Circular          Subject:  Stock Appraisals

TO:  Chief Executive Officers of National Banks, Deputy
     Comptrollers (District), Department and Division Heads, and Examining Personnel

PURPOSE

This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 30, 1991 are summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C.
Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this Banking Circular or disclose the information in the Banking Circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS

                           OCC                                                    Average Price/
     Appraisal          Appraisal             Price                Book           Earnings Ratio
       Date               Value              Offered              Value           of Peer Group
------------------  ------------------  ------------------  ------------------  ------------------

          1/1/85                107.05              110.00              178.29                 5.3
          1/2/85                 73.16                  NA               66.35                 6.8
         1/15/85                 53.41               60.00               83.95                 4.8
         1/31/85                 22.72               20.00               38.49                 5.4
          2/1/85                 30.63               24.00               34.08                 5.7
         2/25/85                 27.74               27.55               41.62                 5.9
         4/30/85                 25.98               35.00               42.21                 4.5
         7/30/85              3,153.10            2,640.00            6,063.66                  NC
          9/1/85                 17.23               21.00               21.84                 4.7
        11/22/85                316.74              338.75              519.89                 5.0
        11/22/85                 30.28                  NA               34.42                 5.9
        12/16/85                 66.29               77.00               89.64                 5.6
        12/27/85                 60.85               57.00              119.36                 5.3
        12/31/85                 61.77                  NA               73.56                 5.9
        12/31/85                 75.79               40.00               58.74                12.1
         1/12/86                 19.93                  NA               26.37                 7.0
         3/14/86                 59.02              200.00              132.20                 3.1
         4/21/86                 40.44               35.00               43.54                 6.4
          5/2/86                 15.50               16.50               23.69                 5.0



          7/3/86                405.74                  NA              612.82                 3.9
         7/31/86                297.34              600.00              650.63                 4.4
         8/22/86                103.53              106.67              136.23                  NC
        12/26/86                 16.66                  NA               43.57                 4.0
        12/31/86                 53.39               95.58               69.66                 7.1
          5/1/87                186.42                  NA              360.05                 5.1
         6/11/87                 50.46               70.00               92.35                 4.5
         6/11/87                 38.53               55.00               77.75                 4.5
         7/31/87                 13.10                  NA               20.04                 6.7
         8/26/87                 55.92               57.52               70.88                  NC
         8/31/87                 19.55               23.75               30.64                 5.0
         8/31/87                 10.98                  NA               17.01                 4.2
         10/6/87                 56.48               60.00               73.11                 5.6
         3/15/88                297.63                  NA              414.95                 6.1
          6/2/88                 27.26                  NA               28.45                 5.4
         6/30/88                137.78                  NA              215.36                 6.0
         8/30/88                768.62              677.00            1,090.55                10.7
         3/31/89                773.62                  NA              557.30                 7.9
         5/26/89                136.47              180.00              250.42                 4.5
         5/29/90                  9.87                  NA               11.04                 9.9


* - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.
NA - Not Available           NC - Not Computed

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, Bank Organization and Structure.


Frank Maguire
Acting Senior Deputy Comptroller
Corporate Policy and Economic Analysis

Date:  March 10, 1992